     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2001

                                                      REGISTRATION NO. 333-60886
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        STANDARD MANAGEMENT CORPORATION
                              SMAN CAPITAL TRUST I
  (Exact name of registrant and co-registrant as specified in their charters)

        STATE OF INDIANA                35-1773567               STATE OF DELAWARE               35-6717860
(State or other jurisdiction of       (IRS Employer       (State or other jurisdiction of       (IRS Employer
 incorporation or organization)   Identification Number)  incorporation or organization)   Identification Number)

          10689 NORTH PENNSYLVANIA AVENUE                      10689 NORTH PENNSYLVANIA AVENUE
            INDIANAPOLIS, INDIANA 46280                          INDIANAPOLIS, INDIANA 46280

(Addresses, including zip codes, and telephone numbers, including area codes, of registrant's and co-registrant's principal executive offices)
                             ---------------------
                                RONALD D. HUNTER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        STANDARD MANAGEMENT CORPORATION
                        10689 NORTH PENNSYLVANIA AVENUE
                          INDIANAPOLIS, INDIANA 46280
                                 (317) 574-6200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                              COPIES REQUESTED TO:

                   JON H. KLAPPER, ESQ.                                        PAUL D. FRESHOUR, ESQ.
              SMITH, GAMBRELL & RUSSELL, LLP                                       ARNOLD & PORTER
                        SUITE 3100                                                    SUITE 900
                1230 PEACHTREE STREET, N.E.                                     1600 TYSONS BOULEVARD
                  ATLANTA, GEORGIA 30309                                     MCLEAN, VIRGINIA 22102-4865
                  (404) 815-3500 (PHONE)                                       (703) 720-7008 (PHONE)
                   (404) 685-7022 (FAX)                                         (703) 720-7411 (FAX)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
                                                       AMOUNT             MAXIMUM              MAXIMUM             AMOUNT OF
       TITLE OF EACH CLASS OF SECURITIES               TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
                TO BE REGISTERED                   REGISTERED(1)        PER UNIT(1)       OFFERING PRICE(1)         FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
  % Preferred Securities of SMAN Capital Trust
  I.............................................    $17,250,000             $10              $17,250,000         $4,312.50(4)
  % Debentures of Standard Management
  Corporation(2)(3).............................    $17,250,000             $10                  N/A                  N/A
Guarantee of Standard Management Corporation
  with respect to   % Preferred Securities(3)...        N/A                 N/A                  N/A                  N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee which is calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(2) The debentures will be purchased by SMAN Capital Trust I with the proceeds of the sale of the preferred securities. The debentures may later be distributed for no additional consideration to holders of the preferred securities upon the dissolution of SMAN Capital Trust I and the distribution of its assets.
(3) This Registration Statement is deemed to cover the debentures of Standard Management Corporation, the rights of holders of the debentures under the indenture, the rights of holders of the preferred securities of SMAN Capital Trust I under the trust agreement and the rights of holders of the preferred securities under the guarantee of Standard Management Corporation, which taken together, fully, irrevocably and unconditionally guarantee all of the obligations of SMAN Capital Trust I under the preferred securities. No separate consideration will be received for the guarantee. Pursuant to Rule 457, no separate fee is payable with respect to the guarantee and the debentures.
(4) Previously paid.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 19, 2001


PROSPECTUS

                                  $15,000,000

                           (STANDARD MANAGEMENT LOGO)

                              SMAN CAPITAL TRUST I
                                % PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)
                                 GUARANTEED BY

                        STANDARD MANAGEMENT CORPORATION
                             ---------------------

THE OFFERING:

- SMAN Capital Trust I is a Delaware business trust which will sell 1,500,000 preferred securities to the public and all of its common securities to Standard Management Corporation.

- The preferred securities will represent beneficial ownership interests in the
  Trust. The sole assets of the Trust will be the   % debentures issued by
  Standard Management Corporation which mature on        , 2031.

- We have filed an application to list the preferred securities on the Nasdaq National Market under the symbol "SMANP."

DISTRIBUTIONS ON THE PREFERRED SECURITIES:

- For each preferred security that you own, you may receive a quarterly cash
  distribution accumulating from                     , 2001 at an annual rate of
       % of the liquidation amount of $10 per preferred security on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2001.


- We may defer interest payments on the debentures for up to 20 quarters. If we defer interest payments on the debentures, the Trust would defer payments of distributions on the preferred securities you own. Although you would not be receiving cash distributions during a deferral period, you will incur an income tax obligation as if you were receiving these payments.


- The Trust may redeem the preferred securities at any time on or after        ,
  2006 at a redemption price of $10 plus accumulated and unpaid distributions. If the Trust redeems the preferred securities or is liquidated and we do not redeem the debentures, you will receive debentures for each preferred security that you own rather than cash.

- Standard Management Corporation will guarantee the payments on the preferred securities to the extent the Trust has available funds.
                             ---------------------


     YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 IN CONNECTION WITH THIS OFFERING AND AN INVESTMENT IN THE PREFERRED SECURITIES.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                    PER SECURITY                 TOTAL
----------------------------------------------------------------------------------------------------------------
Public offering price.......................................            $10                   $15,000,000
----------------------------------------------------------------------------------------------------------------
Underwriting commissions (paid by Standard Management
  Corporation)..............................................           $0.40                    $600,000
----------------------------------------------------------------------------------------------------------------
Proceeds to the Trust.......................................            $10                   $15,000,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

     The underwriters may also purchase up to an additional 225,000 preferred securities at the public offering price within 30 days after the date of this prospectus to cover any over-allotments. See "Underwriting."
                             ---------------------
                       ADVEST, INC.  FERRIS, BAKER WATTS
                                                           Incorporated

            THE DATE OF THIS PROSPECTUS IS                   , 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    9
Special Note Regarding Forward-Looking Information..........   16
Use of Proceeds.............................................   17
Accounting Treatment........................................   17
Ratio of Earnings to Fixed Charges..........................   17
Capitalization..............................................   19
Standard Management Corporation Selected Consolidated
  Financial Data............................................   20
Business....................................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   41
Management..................................................   58
Certain Transactions........................................   64
Principal Shareholders......................................   65
Description of Preferred Securities.........................   67
Description of Debentures...................................   79
Description of Guarantee....................................   88
Relationship Among the Preferred Securities, the Debentures
  and the Guarantee.........................................   90
Material United States Federal Income Tax Consequences......   91
Certain ERISA Considerations................................   96
Underwriting................................................   96
Transfer Agent..............................................   98
Legal Matters...............................................   98
Experts.....................................................   98
Where You Can Find More Information.........................   98
Index to Consolidated Financial Statements and Financial
  Statement Schedules.......................................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information from this prospectus that we believe is the most important regarding this offering. You should read the entire prospectus carefully before investing in the preferred securities.

     The term "Trust" refers to SMAN Capital Trust I, a Delaware business trust organized to purchase our junior subordinated debentures and issue the preferred securities. The terms "we," "our," "us," and "Standard Management" refer to Standard Management Corporation and, unless the context requires otherwise, will include the Trust and our subsidiaries.

STANDARD MANAGEMENT CORPORATION
10689 NORTH PENNSYLVANIA AVENUE
INDIANAPOLIS, INDIANA 46280
(317) 574-6200

OVERVIEW


     Standard Management is an international financial services company that develops, markets and administers annuity and life insurance products domestically and unit-linked assurance products, which are investment products with a nominal death benefit, internationally. We operate primarily through our domestic operating subsidiaries, Standard Life Insurance Company of Indiana and Dixie National Life Insurance Company, and our international subsidiaries, Standard Management International, S.A. and its subsidiaries, Premier Life (Luxembourg), S.A. and Premier Life (Bermuda) Limited. Standard Life, our principal domestic insurance subsidiary, recently had its A.M. Best Company, Inc. rating upgraded to B++ (Very Good). Dixie Life has a rating of B (Fair) by A.M. Best Company. A.M. Best Company assigns ratings labeled A++ through F ("Superior," "Excellent," "Very Good," "Fair," "Marginal," "Weak," "Poor," "Under Regulatory Supervision," and "In Liquidation"). There is no applicable A.M. Best Company rating for our international subsidiaries. Our largest annuity reinsurer, SCOR Life U.S. Insurance Company is currently rated A+ (Superior) by A.M. Best Company. A.M. Best Company's ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.



     Our net income for the first quarter of 2001 was $2.0 million, or $0.24 per diluted share, which were increases of 47% and 41%, respectively, from the same period in 2000. Our net income for 2000 and 1999 was $5.3 million for each period, or $0.66 and $0.65 per diluted share, respectively. Our total revenues for the first quarter of 2001 and for the year ended December 31, 2000 were $19.1 million and $76.1 million, respectively. As of March 31, 2001, we had total assets of $1.5 billion, total liabilities of $1.4 billion and shareholder's equity of $71.0 million, which were increases of 21%, 21% and 28%, respectively, compared to March 31, 2000.


     Our growth in recent periods is primarily attributable to our individual annuity business and unit-linked assurance products which are described below in "Products." The American Council of Life Insurers indicates that sales in the individual annuity market have increased from $49 billion in 1989 to more than $115 billion in 1999. Our sales of individual annuity products were $189.3 million, $161.2 million and $79.5 million in 2000, 1999 and 1998, respectively, and comprise virtually all of our domestic sales. The research company Datamonitor indicates that the unit-linked assurance market in Europe has grown at least 25% per year in each of the last three years. Our sales of unit-linked assurance products were $170.5 million, $55.2 million and $42.5 million in 2000, 1999 and 1998, respectively, and comprise virtually all of our international sales.

     We believe our domestic business has the potential to increase as the "baby boomer" generation grows older and retirees seek to become less dependent on the government for their retirement. We also believe our international business has the potential to increase as some countries in Europe will likely experience a population decline over the next several decades while at the same time experiencing an increase in average age, resulting in a need to supplement future pension benefits with personal investment income.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SMAN." Our web site is www.smancorp.com. The information on our web site is not incorporated into this prospectus.

STRATEGY

     Our operating strategy is to develop profitable products, enhance our marketing distribution channels and consolidate and streamline the management and administrative functions of our subsidiaries. We are primarily focused on increasing new business through internal growth. Our new business sales increased $146.1 million, or 66%, to $367.0 million in 2000. However, from time to time we may pursue acquisition opportunities in the industry which complement or are otherwise consistent with our existing business. We seek to limit our exposure to large losses by implementing underwriting standards and reinsurance programs tailored to the needs of our business lines.

PRODUCTS

     Standard Life is licensed to write new business or service existing business in the District of Columbia and all states except New York and New Jersey. Standard Life offers a full portfolio of life insurance and fixed benefit annuity products. Some of the annuity products we offer are:

     - flexible premium deferred annuities, which allow the policyholder to adjust the amount of premiums paid and also allows premiums to accrue interest before any payment is made to the policyholder,

     - equity-indexed annuities, in which the return on the invested premium is tied and calculated in reference to the performance of an equity-based index such as the S&P 500, and

     - single premium immediate annuities, which require the payment of a single upfront premium and allow for an immediate return to the policyholder.

     We also offer universal life insurance products and traditional life insurance products, which include both term and whole life products. Dixie Life, through which we no longer write new business, is licensed in 22 states and administers blocks of life insurance products, primarily "burial expense" policies.

     Our international subsidiaries primarily offer unit-linked assurance products, which combine the flexibility of self-directed investment choices with the nominal death benefits provided by a life insurance policy. These products generally represent funds held in accounts to meet specific investment objectives of policyholders who bear the investment risk. Our international subsidiaries write policies in over 80 countries, primarily in Belgium and Sweden.

MARKETING

     Our domestic sales force, which is comprised of approximately 4,000 independent general agents, has been organized to provide a lower cost alternative to the traditional captive agency force. These agents offer and sell, on a non-exclusive basis, our full line of life insurance and annuity products. We (1) assist these agents in submitting and processing policy applications and licensing applications, (2) provide marketing support, and (3) introduce agents to lead services. As of December 31, 2000, approximately 66% of these independent agents were located in Indiana, California, Florida, Ohio, Hawaii and North Carolina, with the balance distributed across the rest of the U.S. We continue to attempt to increase the number and geographic diversity of our agents.

     Our international subsidiaries target individuals who typically have in excess of $100,000 to invest in a single premium policy and medium to high net worth individuals who have in excess of $3,000 per year to invest in a regular premium savings product. These products are distributed through independent agents and stock brokers who have established relationships with these clients. Management believes that marketing to numerous countries may provide diversification that helps to minimize large fluctuations in sales that can occur due to various country-specific economic, political and competitive pressures that may occur from one country to another.

RECENT DEVELOPMENTS



     For the quarter ended June 30, 2001, our unaudited net income was $1.9 million, an increase of $0.9 million, or 92%, from the comparable period in 2000. For the six months ended June 30, 2001, our unaudited net income was $3.9 million, an increase of $1.6 million, or 66%, compared to the same period in 2000. Net income per diluted share increased to $0.23 compared to $0.13 for the second quarter of 2000, and to $0.47 for the six months ended June 30, 2001 from $0.30 for the same period in 2000. Net income for the three months ended June 30, 2001 included realized investment losses of $0.2 million, or $0.02 per diluted share, compared to realized investment losses of $0.5 million, or $0.07 per diluted share, for the three months ended June 30, 2000. For the six months ended June 30, 2001, net income included realized investment losses of $0.1 million, or $0.02 per diluted share, compared to $0.8 million, or $0.10 per diluted share, for the comparable period in 2000. The increase in net income for the quarter and six months ended June 30, 2001 resulted primarily from a decrease in the payments of life insurance claims, reduced rate of surrenders and by a lower marginal effective tax rate due to the utilization of net operating loss carryforwards.



     At June 30, 2001, we had total assets of $1.5 billion and total liabilities of $1.4 billion. Domestic and international premium deposits were $72.8 million and $25.2 million, respectively, for the second quarter of 2001 and $136.7 million and $53.8 million, respectively, for the six month period ended June 30, 2001. Shareholders' equity was $69.9 million at June 30, 2001.


SMAN CAPITAL TRUST I
10689 NORTH PENNSYLVANIA AVENUE
INDIANAPOLIS, INDIANA 46280
(317) 574-6200

     The Trust was formed for the purpose of issuing common securities to Standard Management and issuing the preferred securities to the public. Together, the preferred securities and the common securities are referred to as the "trust securities." The Trust will use the proceeds from the sale of the trust securities to purchase an equal principal amount of debentures. The Trust will also engage in other limited activities that are necessary, convenient and incidental to those purposes. Bankers Trust Company, will serve as the trustee under the indenture, the property trustee under the trust agreement, and the trustee under the guarantee. Ronald D. Hunter and Stephen M. Coons, both officers of Standard Management, will serve as the administrators of the Trust. Bankers Trust (Delaware) will serve as the Delaware trustee under the trust agreement. The administrators, the property trustee and the Delaware trustee are sometimes collectively referred to herein as the "trustees."

                                  THE OFFERING


What are the preferred
securities?...................   The preferred securities represent an undivided
                                 beneficial interest in the assets of the Trust.
                                 The assets of the Trust will consist solely of the debentures which will be purchased by the Trust with the proceeds of this offering. As a result, you will hold, through the trust, an interest in the debentures, although the property trustee will hold legal title over the debentures. Because you will have an "undivided" beneficial interest in the Trust's assets, you will have a proportional interest in the collective assets of the Trust, rather than in any specific debentures.



What are the intended uses of
  proceeds?...................   The Trust will use the proceeds from the sale
                                 of the preferred securities to purchase the debentures. We plan to use the net proceeds of approximately $14.0 million from the sale of the debentures:


                                 - to repay indebtedness of $7.3 million;

                                 - to redeem $6.5 million of our series A
                                   preferred stock; and

                                 - for general corporate purposes.


                                 See "Use of Proceeds."



What payments will be made to
the holders of the preferred
  securities?.................   You are entitled to receive cash payments on
                                 the preferred securities payable at an annual
                                 amount of $          per preferred security.
                                 These payments will accumulate from the date of issuance of the preferred securities and will be paid quarterly in arrears on March 31, June
                                 30, September 30 and December 31 of each year, beginning on September 30, 2001. For a more detailed explanation of how the cash payments will be calculated, see "Description of Preferred Securities -- Distributions."



Can distribution payments be
deferred?.....................   Yes. We have the right, at any time, so long as
                                 we are not in default with respect to the
                                 debentures, to defer paying interest to the
                                 Trust on the debentures for up to 20
                                 consecutive quarters. During any deferral
                                 period, the Trust will defer quarterly
                                 distributions to you on the preferred
                                 securities. During any deferral period, you
                                 will accumulate distributions at an annual rate
                                 of      %, plus you will earn additional
                                 interest at the same rate, compounded quarterly on the deferred distributions.



What are the consequences of a
  deferral to Standard
  Management?.................   During any deferral period, we will be
                                 prohibited, with certain exceptions, from declaring or paying a dividend or making any other payment or distribution on our common stock or debt securities that rank equal with or junior to the debentures. After we terminate any deferral period and have paid all amounts then due, we may commence a new deferral period, subject to the preceding requirements.


What are the tax consequences
of a deferral?................   If we defer distributions, you will be required
                                 to include deferred interest income in your gross income for United States federal income tax purposes before you receive the cash distributions with respect to these deferred interest payments. For further informa-tion on deferrals and their tax consequences, see "Material United States Federal Income Tax
                                 Consequences -- Interest Income and Original
                                 Issue Discount."



What is the ranking of the
preferred securities and the
  debentures relative to the
  common securities and other
  indebtedness of Standard
  Management?.................   The preferred securities will rank equal to the
                                 common securities with regard to right of payment upon liquidation or dissolution of the Trust and payments on the preferred securities will generally be made pro rata with the common securities of the Trust. Upon completion of the offering the Trust will have 1,500,000 preferred securities and 46,392 common securities outstanding. Standard Management will own all of the common securities.


                                 The debentures will be unsecured and
                                 subordinate and junior in right of payment to all other senior indebtedness of Standard Management. In addition, because Standard Management is a holding company, the debentures and the guarantee will be subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2001, we and our subsidiaries had total liabilities, excluding intracompany liabilities, of approximately $1.4 billion, all of which will rank senior to the debentures.

When can we redeem the
preferred securities?.........   We may redeem the debentures prior to maturity:

                                 - in whole or in part, at any time, on or after
                                             , 2006, at the redemption price; or

                                 - in whole but not in part, prior to
                                             , 2006, at the redemption price,
                                   within 180 days following the occurrence of any of the following:

                                   - any change in tax laws or regulations that
                                     poses a substantial risk that the preferred securities might lose their special tax treatment; or

                                   - any change in laws or regulations that
                                     would render the Trust an "investment
                                     company" that would be required to be
                                     registered under the Investment Company Act of 1940.


What is the redemption
price?........................   Upon any redemption of the debentures, we will
                                 redeem your preferred securities at the
                                 liquidation amount of $10 per security plus any accrued and unpaid distributions as of the redemption date.



Will the preferred securities
be rated?.....................   No. The preferred securities will not be rated
                                 by any rating service.



When may Standard Management
  dissolve the Trust?.........   We have the right at any time to dissolve or
                                 liquidate the Trust and distribute the
                                 debentures to you in exchange for your
                                 preferred securities. If that happens, you will receive debentures with the same liquidation amount as your holdings of preferred securities. Prior to dissolving the Trust, we will be required to pay the creditors of the Trust, if any, and the Trust's expenses.

What are the voting rights of
the preferred securities?.....   Holders of preferred securities will have very
                                 limited voting rights. Standard Management, as holder of all of the common securities, will have sole voting power on most matters. The holders of a majority of the preferred securities will, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust power conferred upon the property trustee. Also, amendments to the trust agreement that would adversely affect the rights or privileges of the holders of the preferred securities require the affirmative vote of the holders of a majority of the outstanding preferred securities.



In what form will the
preferred securities be
  issued?.....................   The preferred securities will be represented by
                                 a global security that will be deposited with The Depository Trust Company or its custodian and registered in the name of The Depository
                                 Trust Company or its nominee. You will not have a certificate for your preferred securities.

                        STANDARD MANAGEMENT CORPORATION
                     SUMMARY CONSOLIDATED FINANCIAL DATA(A)


                           THREE MONTHS ENDED
                                MARCH 31,                               YEAR ENDED DECEMBER 31,
                        -------------------------   ---------------------------------------------------------------
                           2001          2000          2000         1999         1998          1997         1996
                        -----------   -----------   ----------   ----------   ----------    ----------   ----------
                        (UNAUDITED)   (UNAUDITED)
                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 STATEMENT OF
   OPERATIONS DATA:
   Premium income.....  $    2,770    $    3,178    $   15,470   $   13,090   $   14,479(d) $    7,100   $   10,468(e)
   Investment
      activity:
   Net investment
      income,
      excluding call
      options.........      13,714        11,995        50,776       43,612       33,589        29,197       20,871
   Call option income
      (loss)..........      (2,577)         (108)       (7,603)       1,209          632            --           --
   Net realized
      investment gains
      (losses)........          72          (336)       (4,492)          78          353           396        1,302
   Total revenues.....      19,072        19,201        76,063       72,963       63,275        46,855       40,205
   Interest expense
      and financing
      costs...........         816           864         3,417        3,385        2,955         2,381          805
   Total benefits and
      expenses........      16,483        17,324        69,659       65,565       56,964        43,593       36,670(e)
   Income before
      income taxes and
      extraordinary
      gain............       2,589         1,877         6,404        7,398        6,311         3,262        3,535
   Net income.........       2,000         1,365         5,267        5,272        4,681         2,645        4,767
 PER SHARE DATA:
   Net income.........  $      .27    $      .18    $      .68   $      .69   $      .68    $      .54   $      .98
   Net income,
      assuming
      dilution........         .24           .17           .66          .65          .62           .48          .91
   Weighted average
      common shares
      outstanding,
      assuming
      dilution........   8,356,028     9,549,557     9,183,949    9,553,731    9,363,763     5,591,217    5,549,057
   Book value per
      common share....        9.41          7.12          8.34         6.85         8.64          8.88         7.95
   Common shares
      outstanding.....   7,545,156     7,785,156     7,545,156    7,785,156    7,641,454      4,876,90    5,024,270
 COVERAGE RATIOS(B):
   Earnings to fixed
      charges.........         1.4x          1.2x          1.2x         1.2x         1.3x          1.2x         1.3x
   Earnings to fixed
      charges,
      excluding
      policyholder
      interest........         3.6x          2.8x          2.5x         2.8x         3.0x          2.4x         5.4x
 PRO FORMA COVERAGE
   RATIOS(B)(C):
   Earnings to fixed
      charges.........         1.4x           --           1.2x          --           --            --           --

                           THREE MONTHS ENDED
                                MARCH 31,                               YEAR ENDED DECEMBER 31,
                        -------------------------   ---------------------------------------------------------------
                           2001          2000          2000         1999         1998          1997         1996
                        -----------   -----------   ----------   ----------   ----------    ----------   ----------
                        (UNAUDITED)   (UNAUDITED)
                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
   Earnings to fixed
      charges,
      excluding
      policyholder
      interest........         3.4x           --           2.3x          --           --            --           --
 BALANCE SHEET DATA
   (AT PERIOD END):
   Invested assets....  $  805,573    $  669,794    $  760,444   $  648,503   $  592,123    $  398,782   $  370,138
   Assets held in
      separate
      accounts........     496,025       379,973       520,439      319,973      190,246       148,064      128,546
   Total assets.......   1,494,946     1,232,944     1,470,457    1,150,977      956,150       668,992      628,413
   Long-term debt,
      notes payable
      and capital
      lease
      obligations.....      28,300        31,600        31,500       34,500       35,000        26,141       20,637
   Total
      liabilities.....   1,417,436     1,170,990     1,401,028    1,091,087      883,578       625,679      586,737
   Preferred stock....       6,530         6,530         6,530        6,530        6,530            --        1,757
   Shareholders'
      equity..........      70,980        55,425        62,899       53,360       66,042        43,313       39,919
 OTHER DATA:
   Operating
      income(f).......       1,986         1,628         7,333        5,221        4,448         2,384        1,174
   Operating cash
      flows...........         396         2,048           935        2,853          207         7,696        1,726


---------------

(a) Comparison of consolidated financial information is significantly affected by the acquisitions of Dixie National Life Insurance Company on October 2, 1995, Shelby Life Insurance Company on November 8, 1996, Savers Life Insurance Company on March 12, 1998, Midwestern Life Insurance Company of Ohio on October 30, 1998 and the disposal of First International Life Insurance Company on March 18, 1996. Refer to the notes to the consolidated financial statements in this prospectus for a description of business combinations.

(b)The ratio of earnings to fixed charges is calculated by dividing earnings (income before federal income taxes, extraordinary loss and preferred stock dividends plus interest expense and policyholder interest) by fixed charges (interest expense on notes payable, dividends on preferred stock and policyholder interest). The "Earnings to fixed charges, excluding policyholder interest" ratios do not include interest credited to policyholder accounts of $5.5 million and $6.3 million for the quarters ended March 31, 2001 and 2000, respectively, and $21.1 million, $25.7 million, $19.8 million, $16.3 million, and $11.1 million for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. "Earnings to fixed charges, excluding policyholder interest" may not be comparable to similarly titled measures used by other companies.


(c) Our pro forma ratios include the impact of redeeming $6.5 million of our preferred stock, repaying $7.3 million of our long-term debt and issuing $15.0 million of preferred securities. Refer to "Capitalization" on page 19.


(d) Includes Medicare supplement premiums of $6.0 million related to the Savers Life acquisition. This business was sold effective July 1, 1998.


(e) Includes recapture of premiums ceded and an increase in benefits due to an increase in reserves of $4.2 million due to the termination and recapture of a reinsurance agreement with National Mutual Life Insurance Company.


(f)Operating income is commonly used as a meaningful measure of reporting results as a supplemental disclosure to net income. Operating income is not a GAAP measure of performance and may not be comparable to similarly titled measures used by other companies. Operating income represents income before extraordinary gains (losses), excluding net realized investment gains (losses) (less income taxes (benefits) and amortization relating to such gains (losses)). Operating income should be reviewed in conjunction with net income and cash flow information included elsewhere in this prospectus.

                                  RISK FACTORS

     An investment in the preferred securities involves a number of risks, some of which relate to the terms of the preferred securities or the debentures and others of which relate to Standard Management and our business. You should carefully review the following information about these risks together with other information contained in this prospectus before purchasing any preferred securities.

                       PREFERRED SECURITIES RISK FACTORS

OUR OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES ARE SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE INDEBTEDNESS AND THE INDEBTEDNESS OF OUR SUBSIDIARIES, THEREFORE THESE LIABILITIES MUST BE SATISFIED BEFORE PAYMENTS WILL BE MADE TO THE TRUST.

     Our obligations under the guarantee and under the debentures are unsecured, and rank junior in right of payment to all of our indebtedness. Our senior indebtedness, which includes long-term debt, notes payable, policyholder liabilities, separate account liabilities, and general payables, aggregated $1.4 billion as of March 31, 2001. In addition, neither the trust agreement, the indenture governing the debentures, nor the guarantee relating to the preferred securities, place any limitation on our ability to incur additional indebtedness in the future, which may further affect our ability to make timely payments to the Trust.

     In addition, because we are a holding company, the creditors of our subsidiaries will also have priority over you in any distribution of our subsidiaries' assets in a liquidation, reorganization or otherwise. Therefore, the debentures will be subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the debentures.

PAYMENTS ON THE PREFERRED SECURITIES ARE DEPENDENT ON OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE DEBENTURES WHICH DEPENDS UPON OUR RECEIPT OF CASH DIVIDENDS AND FEES FROM OUR SUBSIDIARIES.

     The Trust's ability to pay timely distributions on the preferred securities and to pay the liquidation amount depends upon our making timely payments on the debentures. In turn, our ability as a holding company to make payments on the debentures depends primarily upon our receipt of cash dividends and fees from our subsidiaries, including management fees, rental income, dividends from our subsidiaries and interest payments on our surplus debentures, as described below. Subject to the restrictions described below, we may receive dividends from our subsidiaries, Standard Life, Standard Management International and Savers Marketing. Dixie National Life is a subsidiary of Standard Life. Accordingly, any dividends paid by Dixie National Life to Standard Life may be paid to Standard Management only if Standard Life is entitled to pay dividends to Standard Management.


     Two of the major sources of our income as a holding company are the receipt of management fees and interest payments on our surplus debentures from our subsidiaries. Because Standard Life is an insurance company domiciled in Indiana, Indiana law will govern the payments of management fees and surplus debenture interest to be made to us by Standard Life. Under Indiana insurance law, Standard Life may not enter into certain transactions, including management agreements and service contracts, with members of its insurance holding company system, including Standard Management, unless Standard Life has notified the Indiana Department of Insurance of its intention to enter into these transactions and the Indiana Department of Insurance does not disapprove of them. For the year ended December 31, 2000, we received $3.6 million in management fee income from Standard Life and our subsidiaries. We also received $2.9 million from our subsidiaries as interest payments on our surplus debentures.


     Dividends by Standard Life are also limited by laws applicable to insurance companies. As an Indiana domiciled insurance company, Standard Life may pay a dividend or distribution from its surplus profits, without the prior approval of the Indiana Department of Insurance, if the dividend or distribution, together with all other dividends and distributions paid within the preceding 12 months, does not exceed the greater of (1) net gain from operations or (2) 10% of surplus, in each case as shown in its preceding annual statutory financial statements. Also, regulatory approval is required when dividends to be paid exceed unassigned surplus. As of December 31, 2000, the total amount of dividends available to us from our subsidiaries was $4.4 million.


IF WE INCUR ADDITIONAL DEBT OR PAYMENTS ON OUR EXISTING LIABILITIES SIGNIFICANTLY EXCEED OUR CURRENT PROJECTIONS, WE MAY BE UNABLE TO MAKE PAYMENTS TO THE TRUST ON THE DEBENTURES AND THEREFORE YOU MAY NOT RECEIVE PAYMENTS ON YOUR PREFERRED SECURITIES.



     We project total principal, interest and dividend payments, including payments on the debentures, of approximately $2.5 million for the remainder of fiscal 2001, $5.7 million in 2002, $5.5 million in 2003 and 2004, $5.1 million in 2005 and $2.6 million in 2006. These projected payments are based upon our assumptions for interest rates of 8% for our senior line of credit with Fleet National Bank, and 10% for both our senior subordinated debt with Zurich Capital Markets, Inc. and the debentures, both of which have fixed interest rates. Because we are a financial services holding company, our liquidity requirements are met through payments received from our subsidiaries through dividends, management fees, interest on surplus debentures and rental income. We believe these payments will be sufficient to meet our obligations on the debentures and our other indebtedness and that the likelihood of our deferring interest payments is remote. However, if we incur significant additional debt, or if we experience a significant drop in operating income, we may not be able to make the projected payments which would affect our ability to make payments on the debentures and the Trust's ability to make payments on the preferred securities.



IF WE DEFAULT ON OUR OUTSTANDING INDEBTEDNESS UNDER OUR AGREEMENTS WITH FLEET NATIONAL BANK OR ZURICH CAPITAL MARKETS, IT WILL TRIGGER CROSS-DEFAULT PROVISIONS UNDER BOTH AGREEMENTS, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE DEBENTURES.



     Both our line of credit agreement with Fleet National Bank and our subordinated debt agreement with Zurich Capital Markets contain cross-default provisions, which means that a default under one agreement will constitute a default under the other. Upon the occurrence of a default under either of these agreements, the maturity of the indebtedness borrowed pursuant to these agreements would be accelerated. If the indebtedness under these agreements is accelerated and we are unable to obtain sufficient financing to meet these obligations, it would negatively affect our ability to make timely payments on the debenture because the indebtedness under both of these agreements ranks senior to the debentures you hold. This would affect the Trust's ability to make timely payments on the preferred securities.



IF WE ELECT TO DEFER INTEREST PAYMENTS, YOU WILL NOT RECEIVE TIMELY DISTRIBUTIONS BUT WILL BE REQUIRED TO INCLUDE INTEREST INCOME IN YOUR TAXABLE INCOME.


     We may defer the payment of interest on the debentures at any time for up to 20 consecutive quarters, provided that (1) no deferral period may extend beyond the maturity date of the debentures and (2) we are not in default under the indenture governing the debentures. If we elect to defer interest payments on the debentures, the Trust also will defer distributions on the preferred securities. During any deferral period, your distributions will continue to accrue, and interest on the unpaid distributions will compound quarterly.

     Although you will not be receiving cash distributions during a deferral period, you will be required to continue to accrue interest income for U.S. federal income tax purposes on your proportionate share of the debentures held by the Trust, even if you are a cash basis taxpayer. As a result, you will need to include this income in your gross income for U.S. federal income tax purposes in advance of the receipt of cash. You also will not receive the cash related to any accrued and unpaid interest income from the Trust if you dispose of the preferred securities prior to the record date for the payment of distributions. For further information regarding the tax consequences during a deferral period, see "Material United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

IF YOU SELL YOUR PREFERRED SECURITIES DURING A DEFERRAL PERIOD OR IN BETWEEN PAYMENT DATES, THE PRICE OF THE PREFERRED SECURITIES MAY NOT REFLECT UNPAID INTEREST AND YOU WILL HAVE TO INCLUDE ACCRUED INTEREST INCOME IN YOUR TAXABLE INCOME THROUGH THE DATE OF THE SALE EVEN THOUGH YOU RECEIVED NO CASH DISTRIBUTIONS.

     If we exercise our right to defer interest payments on the debentures, the price at which you could sell the preferred securities may decline. Accordingly, the preferred securities or the debentures that you may receive on dissolution of the Trust may sell at a discount to the price that you paid. In addition, as a result of our right to defer interest payments, the market price of the preferred securities may be more volatile than the market price of other securities on which interest accrues that is not subject to deferrals.

     The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying debentures. If you use the accrual method of accounting for tax purposes, or if you use the cash method and the preferred securities are deemed to have been issued with original issue discount, and you dispose of your preferred securities between record dates for any distribution payments, you will have to include as ordinary income for United States federal income tax purposes an amount equal to the accrued but unpaid interest on your proportionate share of the interest on the debentures through the date of your disposition. You will recognize a capital loss on the amount that the selling price is less than your adjusted tax basis.

IF WE REDEEM THE DEBENTURES, IT WILL CAUSE A REDEMPTION OF THE PREFERRED SECURITIES AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR HIGHER RATE OF RETURN.


     On or after           , 2006, we may redeem the debentures at any time in
whole or in part. In addition, we may redeem the debentures in whole, prior to
            , 2006, at any time within 180 days following the occurrence of specified tax or regulatory events, including:


     - any change in tax laws or regulations that poses a substantial risk that the preferred securities might lose their special tax treatment, or

     - any change in laws or regulations that would render the Trust an "investment company" that would be required to be registered under the Investment Company Act of 1940.

     If we redeem the debentures, the Trust will be required to redeem the preferred securities at a redemption price equal to the liquidation amount of $10 per preferred security together with accumulated but unpaid distributions. If your preferred securities are redeemed, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you receive on the preferred securities.

IN THE EVENT OF A DEFAULT UNDER THE INDENTURE, YOU MAY NOT BE ABLE TO SUE US DIRECTLY AND MAY BE REQUIRED TO RELY ON THE PROPERTY TRUSTEE OF THE TRUST TO ENFORCE YOUR RIGHTS.

     You may not be able to directly enforce rights against us if we default with respect to the debentures. If we default under the debentures and the default is continuing, this event will also be an event of default under the preferred securities. In that case, generally you would first have to rely on the property trustee's enforcement of its rights as holder of the debentures against us. If the property trustee fails to exercise its rights under the debentures, you will then be able to exercise any other remedies available under the debentures. However, if the default arises because we fail to pay interest or principal, except during any deferral period on the debentures, you may proceed directly against us without first relying on the property trustee. You will not be able to exercise directly any other remedies available to a holder of the debentures unless the property trustee fails to do so.

OUR GUARANTEE ONLY ENSURES YOUR PAYMENT ON THE PREFERRED SECURITIES IF THE TRUST HAS FUNDS AVAILABLE.

     If we default on our obligations under the debentures, the Trust will not have sufficient funds to pay distributions or the liquidation amount. As a result, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if we make a payment of principal or interest on the debentures. Instead, if we fail to pay interest or principal on the debentures, the property trustee, or you, if the property trustee fails to act, will have to sue us to enforce the rights of the Trust as the holder of the debentures.

THE COVENANTS RELATING TO THE PREFERRED SECURITIES AND THE DEBENTURES MAY NOT PROTECT YOU FROM ADVERSE CHANGES IN OUR FINANCIAL CONDITION.

     The governing documents of the Trust impose only limited obligations on us with respect to the preferred securities and the debentures. As a result, the governing documents of the Trust will not necessarily protect you in the event of an adverse change in our financial condition or results of operations, which may hinder our ability to make timely payments to the Trust. For example, the governing documents of the Trust do not limit the ability of us or our subsidiaries to incur additional debt which would rank senior to the preferred securities and/or the debentures. In addition, neither the indenture nor the trust agreement requires us to maintain any financial ratios or specified levels of net worth, income, cash flow or liquidity. Therefore, you should consider the general lack of covenants contained in the governing documents of the Trust to be a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.


IF AN ACTIVE OR LIQUID TRADING MARKET FOR THE PREFERRED SECURITIES DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR PREFERRED SECURITIES AT A PRICE HIGHER THAN YOU PAID FOR THEM, IF AT ALL.


     We plan to have the preferred securities listed on the Nasdaq National Market. We cannot predict whether an active and liquid trading market for the preferred securities will develop or whether a continued quotation of the preferred securities will be available on the Nasdaq National Market. The underwriters are not obligated to make a market in the preferred securities and to the extent they do undertake any market-making activity, these activities may be terminated at any time without notice. Future trading prices of the preferred securities will depend on many factors including, among other things, prevailing interest rates, our operating results and financial condition, and the market for similar securities. If an active trading market does not develop, the market price of the preferred securities could be more volatile and decline below the offering price. Further, if an active trading market does not develop, you may not be able to sell your preferred securities at a price that is favorable to you, if at all.

  RISK FACTORS RELATING TO STANDARD MANAGEMENT AND THE LIFE INSURANCE INDUSTRY

WE OPERATE IN A HIGHLY COMPETITIVE MARKET WHICH MAY ADVERSELY AFFECT OUR MARKET SHARE AND PROFITABILITY.

     We are in direct competition with a large number of insurance companies, many of which offer a greater number of products through a greater number of agents and have greater resources than we do. In addition, we may be subject, from time to time, to new competition resulting from additional private insurance carriers introducing products similar to those offered by us. Moreover, as a result of recent federal legislation, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied, and we expect to encounter increased competition from these providers of financial services. This competitive environment could result in a loss of our market share, lower premiums, and reduced profitability. In addition, if we are unable to develop new competitive products that are also profitable, we may also lose a portion of our market share to our competition.

WE MAY BE UNABLE TO ATTRACT AND RETAIN INDEPENDENT AGENTS AND MARKETING ORGANIZATIONS TO MARKET AND SELL OUR PRODUCTS.

     Our management believes that our ability to compete is dependent upon, among other things, our ability to retain and attract independent general agents and marketing organizations to market our products. Virtually all of our products were sold through independent general agents and marketing organizations. Although management believes that we have good relationships with our independent general agents and these organizations, competition for those agents and organizations among insurance companies is intense. Our independent general agents typically represent other insurance companies and may sell products that compete with our products. Sales of our annuity, life insurance and unit-linked assurance products and therefore, our business, results of operations and financial condition may be adversely affected if we are unsuccessful in attracting and retaining independent agents and marketing organizations.

OUR FINANCIAL RESULTS COULD SUFFER IF OUR A.M. BEST COMPANY RATINGS ARE DOWNGRADED.

     Insurers compete with other insurance companies, financial intermediaries and other institutions on the basis of a number of factors, including the ratings assigned by A.M. Best Company, Inc. A.M. Best Company assigns ratings labeled A++ through F ("Superior," "Excellent," "Very Good," "Fair," "Marginal," "Weak," "Poor," "Under Regulatory Supervision," and "In Liquidation"). Standard Life and Dixie Life have a rating of "B++" (Very Good) and "B" (Fair), respectively, by A.M. Best Company. A.M. Best Company's ratings represent their opinion based on a comprehensive quantitative and qualitative review of our financial strength, operating performance and market profile. A rating of B++ is assigned by A.M. Best Company to companies that, in their opinion, have achieved very good overall performance when compared to the standards established by A.M. Best Company, and have a good ability to meet their obligations to policyholders over a long period of time. A rating of B is assigned by A.M. Best Company to companies that, in their opinion, have achieved good overall performance when compared to the standards established by A.M. Best Company. According to A.M. Best Company, these companies generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions. If our A.M. Best Company ratings were downgraded, consumer confidence in our products may decrease. Our sales of annuity products and life insurance policies could be significantly impacted by negatively affecting our relationship with our independent general agents who sell competing products from companies who may have higher ratings, therefore affecting our ability to compete. As a result, our business, results of operation and financial condition could be materially adversely affected.

OUR INTERNATIONAL OPERATIONS ARE CONCENTRATED IN BELGIUM AND SWEDEN AND ARE SUBJECT TO COUNTRY-SPECIFIC ECONOMIC AND POLITICAL FACTORS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     At December 31, 2000, our international operations, which are primarily concentrated in Belgium and Sweden, accounted for approximately 39% of our net income. Further, approximately 80% of our international sales are currently concentrated in Belgium and Sweden. Our international operations may be adversely affected by instability in the economic and political climate in Europe, particularly in Belgium and Sweden. In addition, currency instability connected with the conversion of European Union member countries currency to the Euro may materially affect our consolidated net income. Current European law lacks common rules relating to insurance companies and direct taxation. Some commentators have suggested that non-resident insurance companies should be held to the same tax rules and regulations as domestic companies. This issue is receiving attention from legislators in some European jurisdictions and could result in new tax regulations. While it is not possible to predict the resolution of these issues, a change in the tax regulations of the European countries in which we do business, particularly Belgium and Sweden, could have a material adverse effect on our international operations.

OUR FINANCIAL RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED IF OUR ASSUMPTIONS REGARDING THE VALUE OF INTANGIBLE ASSETS PROVE TO BE INCORRECT.

     Included in our financial statements are certain assets that are primarily valued, for financial statement purposes, on the basis of management's assumptions. These assets include items such as:

     - deferred acquisition costs;

     - present value of future profits;

     - costs in excess of net assets acquired; and

     - organization and deferred debt issuance costs.

     The assumptions are based upon, among others, interest rate spread and rates of mortality, surrender and lapse. If, for instance, future mortality rates were higher than expected, projected margins would be lower and deferred acquisition cost amortization would increase. The value of these assets reflected in our March 31, 2001 balance sheet totaled $128 million, or 8.5% of our assets. Although we have established procedures to periodically review the assumptions used to value these assets and determine the need to make adjustments, if our assumptions are incorrect and adjustments need to be made, our financial results could be materially adversely affected.

OUR POLICY CLAIMS FLUCTUATE FROM YEAR TO YEAR, AND FUTURE BENEFIT PAYMENTS MAY EXCEED OUR ESTABLISHED RESERVES, WHICH WOULD CAUSE OUR EARNINGS TO SUFFER.

     Our earnings are significantly dependent upon the extent to which the actual claims received by our subsidiaries is consistent with the actuarial practices and assumptions we use in establishing reserves for the payment of benefit claims. To the extent that the actual claims experience of our subsidiaries exceeds our established reserves, our operating income would be negatively affected, resulting in an adverse affect on our earnings.

     Volatility in benefit claims is common in the life insurance industry. Our benefits and claims were $20.0 million and $14.5 million for the years 2000 and 1999 respectively. While our reserves have been sufficient to cover policy claims in the past and we attempt to limit the risk by carefully underwriting new policies and sharing risks with reinsurance companies, we may still experience a period of higher than anticipated benefit claims that exceeds our established reserves. If this were to happen, it could result in increased operating losses.

A CHANGE IN INTEREST RATES COULD NEGATIVELY AFFECT OUR PROFITABILITY.

     As of March 31, 2001, approximately 91.4% or $617.1 million of our annuity contracts in force (measured by statutory reserves) were surrenderable. Approximately 8.6% of those contracts or approximately $57.8 million of our annuity contracts in force (measured by reserves) are surrenderable without charge. In periods of increasing interest rates, surrenders tend to increase as policyholders seek investments with higher perceived returns. A significant increase in the level of surrenders of existing annuity contracts would cause additional amortization of deferred acquisition costs and reductions in invested assets upon which investment income in excess of interest credited could be earned. An increase in surrenders may also result in a higher than anticipated need for cash to satisfy surrenders, requiring that we sell invested assets at a time when the prices for those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Conversely, during periods of declining interest rates, life insurance and annuity products may be perceived as a more attractive investment, resulting in increased premium payments on our products with flexible premium features and an increase in the overall number of policies remaining in force (measured by premiums) at a time when our new investments carry lower returns. This would result in a decrease in the returns on our investment portfolio, which could have an adverse affect on our financial condition.

     In addition, significant changes in interest rates would expose us to the risk of not earning our anticipated spreads between the interest rate earned on our investments and the credited interest rates paid on our outstanding policies. Both rising and declining interest rates can negatively affect our spread income. While we develop and maintain asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, changes in interest rates could adversely affect these spreads which would have a material negative effect on our income.

CHANGES IN GOVERNMENTAL REGULATION AND LEGISLATION COULD HAVE A SUBSTANTIAL ADVERSE IMPACT ON OUR PROFITABILITY.

     Our insurance subsidiaries are subject to substantial governmental regulation in each of the jurisdictions in which they conduct business. Changes in these regulations could have a significant impact on our profitability. The primary purpose of these regulations is to protect policyholders, not investors. These regulations are vested in governmental agencies having broad administrative power with respect to all aspects of our insurance business, including premium rates, policy forms and applications, marketing illustrations, dividend payments, capital adequacy and the amount and type of investments we may have.

     The National Association of Insurance Commissioners, or NAIC, and state insurance regulators continually reexamine existing laws and regulations and their application to insurance companies. Changes in the NAIC or state regulations, including, for example, changes in the risk-based capital requirements which are determined by the NAIC and state regulators, could affect the ability of our subsidiaries to pay dividends to us which could affect our ability to make payments to you.

     In addition, the federal government has become increasingly involved with insurance regulation in recent years, including the passage of the Gramm-Leach-Bliley Act, and more comprehensive federal legislation in this area is still being actively considered by Congress. Federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation and federal taxation, affect us specifically and the insurance business in general. New state or federal laws or regulations, as well as a more strict interpretation of existing laws or regulations, may adversely affect our current claims exposure, adversely affect the profitability of our current and future products, and materially affect our future operations by increasing the costs of regulatory compliance. We cannot predict the impact of future state or federal laws or regulations on our business. See "Business -- Regulatory Factors."

OUR FINANCIAL RESULTS ARE HIGHLY DEPENDENT ON THE FINANCIAL CONDITION OF THE COMPANIES IN WHICH WE MAKE INVESTMENTS AND COULD SUFFER IF THE VALUE OF OUR INVESTMENTS DECREASES DUE TO FACTORS BEYOND OUR CONTROL.

     Our invested assets, approximately $805 million, represented approximately 54% of our total assets at December 31, 2000. These investments are subject to customary risks of credit defaults and changes in market values. In addition, the value of our investment portfolio depends in part on the financial condition of the companies in which we have made investments. Factors beyond our control, including interest rate levels, financial market performance, and general economic conditions may have a significant negative impact on our investment income and the value of our investment assets, which would have a material adverse affect on our financial condition.

OUR SUBSTANTIAL RELIANCE ON REINSURERS COULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.

     We are able to assume insurance risks beyond the level which our capital and surplus would support by transferring substantial portions of risks to other, larger insurers through reinsurance contracts. Approximately 45% of our life insurance in force and 5% of our annuity policy liabilities have risks that we have reinsured through reinsurance contracts. However, these reinsurance arrangements leave us exposed to credit risk, which exists because reinsurance does not fully relieve us of our liability to our insureds for the portion of the risks ceded to reinsurers. This liability may exceed our established reserves which would have a significant negative affect on our net income. In addition, reinsurance may not continue to be available to us at commercially reasonable rates. If reinsurance is not available to us in the future, the amounts we reserve as liabilities for payment of claims would significantly increase and the amount and value of policies we sell would significantly decrease, which would have a material adverse effect on our business and operating results.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Except for "forward-looking statements" made by the Trust, this prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives or other variations or similar terminology. We have made these statements based on our plans and current analyses of our company, our business and the insurance industry as a whole.

     Some of the risks and uncertainties identified by these forward-looking statements, include, but are not limited to:

     - general economic conditions and other factors, including prevailing interest rate levels, stock market performance and health care inflation, which may affect our ability to sell our products, the market value of our investments and the lapse rate and profitability of our policies;

     - our ability to achieve anticipated levels of operational efficiencies with acquired companies, as well as through other cost-saving initiatives;

     - customer response to new products, distribution channels and marketing initiatives;

     - mortality, morbidity, usage of health care services and other factors which may affect the profitability of our insurance products;

     - changes in the Federal income tax laws and regulation which may affect the relative tax advantages of some of our products;

     - increasing competition in the sale of our products;

     - regulatory changes or actions, including those relating to regulation of financial services affecting bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products; and

     - the availability and terms of future acquisitions.

The above factors, in some cases, have affected, and in the future could affect, our financial performance and could cause actual results for fiscal 2001 and beyond to differ materially from those expressed or implied in the forward-looking statements. These and other material risk factors relating to us and the preferred securities are more fully described under the caption "Risk Factors" beginning on page 9.
                             ---------------------

     You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of the preferred securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the preferred securities in any circumstances under which the offer or solicitation is unlawful.

                                USE OF PROCEEDS


     The Trust will use the proceeds from the sale of the trust securities to purchase the debentures from us. The net proceeds from the sale of the debentures are expected to be approximately $14.0 million after deducting underwriting commissions and offering expenses payable by us.


     We intend to use approximately $7.3 million of the net proceeds from the junior subordinated debentures to repay outstanding indebtedness under our revolving line of credit with Fleet National Bank and approximately $6.5 million of the net proceeds to redeem all of our outstanding series A preferred stock. A portion of the proceeds used to repurchase our series A preferred stock will be paid to certain of our executive officers and directors who hold outstanding shares of series A preferred stock. A total of nine officers and directors of Standard Management and our subsidiaries purchased shares of the series A preferred stock. Of the $6.5 million which will be used to redeem the series A preferred stock, approximately $2.6 million will be paid to some of our officers and directors in the following amounts: Ronald D. Hunter, $500,000; Raymond J. Ohlson, $500,000; Pete Pheffer, $100,000; Stephen M. Coons, $200,000; Edward T. Stahl, $100,000; Robert A. Borns, $500,000; Jerry E. Francis, $100,000; Martial
R. Knieser, M.D., $500,000; and Patrick Whicher, $100,000. For more information regarding the redemption of the series A preferred stock, see "Certain Transactions." Our indebtedness with Fleet National Bank carries an interest rate equal to, at our option, the corporate base rate announced by Fleet, plus 1%, or at the London Inter-Bank Offered Rate ("LIBOR"), plus 3.25%. At March 31, 2001, our interest rate with Fleet was 9.71%. Our revolving line of credit with Fleet terminates on March 10, 2005.

     We intend to use the balance of the net proceeds for general corporate purposes, including capital investments to finance the continued implementation of our growth strategy. The precise amounts and timing of expenditures of the net proceeds will depend on our funding requirements and the availability of other capital resources. Pending application of the net proceeds as described above, we intend to invest the proceeds from the offering in short-term and intermediate-term interest-bearing securities.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, we will treat the Trust as our subsidiary. Accordingly, we will include the accounts of the Trust in our consolidated financial statements. The preferred securities will be presented in the consolidated balance sheet of Standard Management under a separate line item and appropriate disclosure about the preferred securities, the guarantee and the debentures will be included in the notes to the consolidated financial statements. Standard Management will record distributions on the preferred securities as interest expense in its consolidated statements of income.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, earnings represent pre-tax income before extraordinary items and includes realized investment gains and losses.


                                                     THREE MONTHS
                                                   ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                                                   ----------------   --------------------------------
                                                   2001       2000    2000   1999   1998   1997   1996
                                                   -----      -----   ----   ----   ----   ----   ----
Earnings to fixed charges(1).....................  1.4x       1.2x    1.2x   1.2x   1.3x   1.2x   1.3x
Earnings to fixed charges, excluding policyholder
  interest(1)....................................  3.6x       2.8x    2.5x   2.8x   3.0x   2.4x   5.4x

     The following table sets forth our consolidated ratios of earnings to fixed charges on a pro forma basis for the periods indicated. Our pro forma ratios include the impact of redeeming $6.5 million of our series A preferred stock, repaying $7.3 million of our long-term debt and issuing $15.0 million of preferred securities. Refer to "Capitalization" on page 19.


                                                              THREE MONTHS ENDED      YEAR ENDED
                                                                MARCH 31, 2001     DECEMBER 31, 2000
                                                              ------------------   -----------------
Earnings to fixed charges(1)................................         1.4x                1.2x
Earnings to fixed charges, excluding policyholder
  interest(1)...............................................         3.4x                2.3x


---------------


(1)The ratio of earnings to fixed charges is calculated by dividing earnings (income before federal income taxes, extraordinary loss and preferred stock dividends plus interest expense and policyholder interest) by fixed charges (interest expense on notes payable, dividends on preferred stock and policyholder interest). The "Earnings to fixed charges, excluding policyholder interest" ratios do not include interest credited to policyholder accounts of $5.5 million and $6.3 million for the quarters ended March 31, 2001 and 2000, respectively, and $21.1 million, $25.7 million, $19.8 million, $16.3 million, and $11.1 million for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. "Earnings to fixed charges, excluding policyholder interest" may not be comparable to similarly titled measures used by other companies.

                                 CAPITALIZATION

     The following table shows the consolidated capitalization of Standard Management at March 31, 2001, and as adjusted to give effect to the receipt and application of the estimated net proceeds from the sale of the debentures to the Trust assuming the sale of the preferred securities.


                                                                       MARCH 31, 2001
                                                              --------------------------------
                                                                           AS ADJUSTED FOR THE
                                                              HISTORICAL        OFFERING
                                                              ----------   -------------------
                                                                   (DOLLARS IN THOUSANDS)
Long-term debt..............................................   $ 28,300         $ 21,000
Guaranteed preferred beneficial interest in the
  debentures................................................         --           15,000
Series A convertible redeemable preferred stock.............      6,530               --
Shareholders' equity:
  Preferred stock, no par value.............................         --               --
  Common stock, no par value per share; 20,000,000 shares
     authorized; 9,038,134 shares issued and outstanding....     55,524           55,524
  Accumulated other comprehensive loss......................     (5,894)          (5,894)
  Retained earnings.........................................     21,350           21,350
                                                               --------         --------
          Total shareholders' equity........................   $ 70,980         $ 70,980
                                                               --------         --------
          Total capitalization..............................   $105,810         $106,980
                                                               ========         ========


     For additional information regarding Standard Management's capital resources, see "Management's Discussion and Analysis of Financial Condition as Results of Operations -- Liquidity and Capital Resources."

                    STANDARD MANAGEMENT CORPORATION SELECTED
                         CONSOLIDATED FINANCIAL DATA(A)

     The following table presents our selected consolidated financial data at March 31, 2001 and 2000 and at December 31, 2000 and 1999, and for the three months ended March 31, 2001 and 2000 and for each of the three years ended December 31, 2000, which, except for the data for the three months ended March 31, 2001 and 2000, are derived from our consolidated financial statements and the notes thereto audited by Ernst & Young LLP which appear elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1998, 1997 and 1996 and for each of the two years ended December 31, 1997, have been derived from the audited consolidated financial statements of Standard Management Corporation, which do not appear in this prospectus. The selected consolidated data for the three months ended March 31, 2001 and 2000 contain, in our opinion, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of our financial position and results of operations at these dates and for these periods. The following data should be read in conjunction with "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.


                          THREE MONTHS ENDED
                               MARCH 31,                            YEAR ENDED DECEMBER 31,
                       -------------------------   ----------------------------------------------------------
                          2001          2000         2000        1999        1998         1997        1996
                       -----------   -----------   ---------   ---------   ---------    ---------   ---------
                       (UNAUDITED)   (UNAUDITED)
                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
  Premium income.....   $   2,770     $   3,178    $  15,470   $  13,090   $  14,479(d) $   7,100   $  10,468(e)
  Investment
     activity:
  Net investment
     income,
     excluding call
     options.........      13,714        11,995       50,776      43,612      33,589       29,197      20,871
  Call option income
     (loss)..........      (2,577)         (108)      (7,603)      1,209         632           --          --
  Net realized
     investment gains
     (losses)........          72          (336)      (4,492)         78         353          396       1,302
  Total revenues.....      19,072        19,201       76,063      72,963      63,275       46,855      40,205
  Interest expense
     and financing
     costs...........         816           864        3,417       3,385       2,955        2,381         805
  Total benefits and
     expenses........      16,483        17,324       69,659      65,565      56,964       43,593      36,670(e)
  Income before
     income taxes and
     extraordinary
     gain............       2,589         1,877        6,404       7,398       6,311        3,262       3,535
  Net income.........       2,000         1,365        5,267       5,272       4,681        2,645       4,767
PER SHARE DATA:
  Net income.........   $     .27     $     .18    $     .68   $     .69   $     .68    $     .54   $     .98
  Net income,
     assuming
     dilution........         .24           .17          .66         .65         .62          .48         .91
  Weighted average
     common shares
     outstanding,
     assuming
     dilution........   8,356,028     9,549,557    9,183,949   9,553,731   9,363,763    5,591,217   5,549,057
  Book value per
     common share....        9.41          7.12         8.34        6.85        8.64         8.88        7.95
  Common shares
     outstanding.....   7,545,156     7,785,156    7,545,156   7,785,156   7,641,454    4,876,490   5,024,270

                          THREE MONTHS ENDED
                               MARCH 31,                            YEAR ENDED DECEMBER 31,
                       -------------------------   ----------------------------------------------------------
                          2001          2000         2000        1999        1998         1997        1996
                       -----------   -----------   ---------   ---------   ---------    ---------   ---------
                       (UNAUDITED)   (UNAUDITED)
                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
COVERAGE RATIOS(B):
  Earnings to fixed
     charges.........         1.4x          1.2x         1.2x        1.2x        1.3x         1.2x        1.3x
  Earnings to fixed
     charges,
     excluding
     policyholder
     interest........         3.6x          2.8x         2.5x        2.8x        3.0x         2.4x        5.4x
PRO FORMA COVERAGE
  RATIOS(B)(C):
  Earnings to fixed
     charges.........         1.4x           --          1.2x         --          --           --          --
  Earnings to fixed
     charges,
     excluding
     policyholder
     interest........         3.4x           --          2.3x         --          --           --          --
BALANCE SHEET DATA
  (AT PERIOD END):
  Invested assets....   $ 805,573     $ 669,794    $ 760,444   $ 648,503   $ 592,123    $ 398,782   $ 370,138
  Assets held in
     separate
     accounts........     496,025       379,973      520,439     319,973     190,246      148,064     128,546
  Total assets.......   1,494,946     1,232,944    1,470,457   1,150,977     956,150      668,992     628,413
  Long-term debt,
     notes payable
     and capital
     lease
     obligations.....      28,300        31,600       31,500      34,500      35,000       26,141      20,637
  Total
     liabilities.....   1,417,436     1,170,990    1,401,028   1,091,087     883,578      625,679     586,737
  Preferred stock....       6,530         6,530        6,530       6,530       6,530           --       1,757
  Shareholders'
     equity..........      70,980        55,425       62,899      53,360      66,042       43,313      39,919
OTHER DATA:
  Operating
     income(f).......       1,986         1,628        7,333       5,221       4,448        2,384       1,174
  Operating cash
     flows...........         396         2,048          935       2,853         207        7,696       1,726


---------------

(a) Comparison of consolidated financial information is significantly affected by the acquisitions of Dixie National Life Insurance Company on October 2, 1995, Shelby Life Insurance Company on November 8, 1996, Savers Life Insurance Company on March 12, 1998, Midwestern Life Insurance Company of Ohio on October 30, 1998 and the disposal of First International Life Insurance Company on March 18, 1996. Refer to the notes to the consolidated financial statements in this prospectus for a description of business combinations.

(b) The ratio of earnings to fixed charges is calculated by dividing earnings (income before federal income taxes, extraordinary loss and preferred stock dividends plus interest expense and policyholder interest) by fixed charges (interest expense on notes payable, dividends on preferred stock and policyholder interest). The "Earnings to fixed charges, excluding policyholder interest" ratios do not include interest credited to policyholder accounts of $5.5 million and $6.3 million for the quarters ended March 31, 2001 and 2000, respectively, and $21.1 million, $25.7 million, $19.8 million, $16.3 million, and $11.1 million for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. "Earnings to fixed charges, excluding policyholder interest" may not be comparable to similarly titled measures used by other companies.


(c) Our pro forma ratios includes the impact of redeeming $6.5 million of our preferred stock, repaying $7.3 million of our long-term debt and issuing $15.0 million of preferred securities. Refer to "Capitalization" on page 19.

(d) Includes Medicare supplement premiums of $6.0 million related to the Savers Life acquisition. This business was sold effective July 1, 1998.


(e) Includes recapture of premiums ceded and an increase in benefits due to an increase in reserves of $4.2 million due to the termination and recapture of a reinsurance agreement with National Mutual Life Insurance Company.


(f) Operating income is commonly used as a meaningful measure of reporting results as a supplemental disclosure to net income. Operating income is not a GAAP measure of performance and may not be comparable to similarly titled measures used by other companies. Operating income represents income before extraordinary gains (losses), excluding net realized investment gains (losses) (less income taxes (benefits) and amortization relating to such gains (losses)). Operating income should be reviewed in conjunction with net income and cash flow information included elsewhere in this prospectus.

                                    BUSINESS

OVERVIEW

     Standard Management is an international financial services company that develops, markets and administers annuity and life insurance products domestically and unit-linked assurance products, which are investment products with a nominal death benefit, internationally. We operate primarily through our domestic operating subsidiaries, Standard Life Insurance Company of Indiana, which we acquired in December 1989, and Dixie National Life Insurance Company, which we acquired in October 1995, and our international subsidiaries, Standard Management International, S.A., which we acquired in December 1993 and its subsidiaries, Premier Life (Luxembourg), S.A. and Premier Life (Bermuda) Limited.


     Our net income for the first quarter of 2001 was $2.0 million, or $0.24 per diluted share, which were increases of 47% and 41%, respectively, from the same period in 2000. Our net income for 2000 and 1999 was $5.3 million for each period, or $0.66 and $0.65 per diluted share, respectively. Our total revenues for the first quarter of 2001 and for the year ended December 31, 2000 were $19.1 million and $76.1 million, respectively. As of March 31, 2001, we had total assets of $1.5 billion, total liabilities of $1.4 billion and shareholder's equity of $71.0 million, which were increases of 21%, 21% and 28%, respectively, compared to March 31, 2000.


     Our growth in recent periods is primarily attributable to our individual annuity business and unit-linked assurance products. The American Council of Life Insurers indicates that the individual annuity market has increased sales from $49 billion in 1989 to more than $115 billion in 1999. Our sales of individual annuity products were $189.3 million, $161.2 million and $79.5 million in 2000, 1999 and 1998, respectively, and comprise virtually all of our domestic sales. The research company Datamonitor indicates that the unit-linked assurance market in Europe has grown at least 25% per year in each of the last three years. Our sales of unit-linked assurance products were $170.5 million, $55.2 million and $42.5 million in 2000, 1999 and 1998, respectively, and comprise virtually all of our international sales.

     We believe our domestic business has the potential to increase as the "baby boomer" generation grows older and retirees seek to become less dependent on the government of their retirement. We also believe our international business has the potential to increase as some countries in Europe will likely experience a population decline over the next several decades while at the same time experiencing an increase in average age, resulting in a need to supplement future pension benefits with personal investment income.

OPERATING SEGMENTS

     We conduct and manage our business through the following operating segments reflecting the geographical locations of our principal insurance subsidiaries:

     DOMESTIC OPERATIONS include the following insurance subsidiaries at March 31, 2001:

     - Standard Life Insurance Company of Indiana, our principal insurance subsidiary, was organized in 1934 as an Indiana domiciled life insurer. It is licensed to write new business or service existing business in the District of Columbia and all states except New York and New Jersey. Standard Life offers flexible premium deferred annuities, equity-indexed annuities, single premium immediate annuities, and traditional and universal life insurance products. Standard Life also generates cash flow and income from closed blocks of in force life insurance and annuities. Standard Life has a rating of B++ (Very Good) by the rating agency A.M. Best Company, Inc.

     - Dixie National Life Insurance Company, a 99.4% owned subsidiary of Standard Life, was organized in 1965 as a Mississippi domiciled life insurer. Dixie Life is licensed in 22 states and administers life insurance products, primarily "burial expense" policies. Effective January 1, 1999, the Company ceased selling new business through Dixie Life. Dixie Life has a rating of "B" (Fair) by A.M. Best Company.

     - Savers Marketing Corporation is the prior marketing distributor of Savers Life Insurance Company. Savers Marketing markets Standard Life's products through financial institutions and independent agents. Savers Marketing also receives administrative, marketing and commission fees for services provided to unaffiliated companies.

     INTERNATIONAL OPERATIONS include the following holding company and its two wholly owned insurance subsidiaries at March 31, 2001:

     - Standard Management International S.A., a wholly owned subsidiary of Standard Management, is a holding company organized under Luxembourg law with its registered office in Luxembourg. At March 31, 2001, Standard Management International, S.A. and its subsidiaries had policies in force in over 80 countries, primarily in Belgium and Sweden. The majority of its business is unit-linked assurance products with a range of policyholder directed investment choices coupled with a small death benefit, sold through its subsidiaries.

     - Premier Life (Luxembourg) S.A. primarily offers unit-linked assurance products throughout the European Union.

     - Premier Life (Bermuda) Limited primarily offers unit-linked assurance products in niche markets throughout the world.


MARKETING AND DISTRIBUTION


  DOMESTIC MARKETING AND DISTRIBUTION

     Our agency force, which is comprised of approximately 4,000 independent general agents, is organized to provide a lower cost alternative to the traditional captive agency force. These agents distribute a full line of life insurance and annuity products issued by Standard Life. We selectively recruit new agents from those formerly associated with companies acquired by Standard Management.

     Standard Management believes that both agents and policy owners value the service provided by Standard Management. We

     - assist our agents in submitting and processing policy applications,

     - assist our agents with licensing applications,

     - provide marketing support for our agents, and

     - introduce agents to lead services.

     Standard Life offers a full portfolio of life insurance and annuity products selected on the basis of their competitive position, company profitability and likely consumer acceptance. This portfolio includes flexible premium deferred annuities, equity-indexed annuities, and whole and universal life insurance products.

     Each general agent operates his own agency and is responsible for all expenses of the agency. The general agents are compensated directly by Standard Life, which performs all policy issuance, underwriting and accounting functions. Standard Life is not dependent on any one agent or agency for any substantial amount of its business. No single agent accounted for more than 5% of Standard Life's annual sales in 2000 or the first quarter of 2001, and the top 20 individual agents accounted for approximately 37% and 34% of Standard Life's sales volume in 2000 and the first quarter of 2001, respectively. At December 31, 2000, approximately 66% of Standard Life's independent agents were located in Indiana, California, Florida, Ohio, Hawaii and North Carolina with the balance distributed across the country. Standard Life is attempting to increase the number and geographic diversity of its agents.

     Standard Life does not have exclusive agency agreements with its agents. Therefore, our management believes most of these agents sell similar products for other insurance companies. This could result in a sales decline if Standard Life's products were to become relatively less competitive. Standard Life's 2000 flexible premium deferred annuities and equity indexed annuity sales increased partially due to an aggressive marketing campaign targeted to high volume sales agents and marketing companies. Also contributing to the increase in premiums was the continued development of Standard Life's distribution system through an aggressive program aimed at retention of key producers and expanded geographical concentration.

     Savers Marketing distributes life and annuity products through financial institutions and independent general agents. Savers Marketing has approximately 2,000 active brokers and is not dependent on any one broker or agency for any substantial amount of its business. Each broker operates independently and is responsible for all of his expenses. Savers Marketing employs three regional managers, who are responsible for personally initiating and maintaining direct communications with brokers and are responsible for the recruitment and training of all new brokers.

     Savers Marketing also entered into a three-year marketing and administrative contract with QualChoice of North Carolina, Inc. effective October 1, 1998 whereby Savers Marketing is a distribution system for the small group product offered by QualChoice. QualChoice is an HMO in a 20-county area in northwestern North Carolina offering HMO insurance coverage. Savers Marketing is compensated for this effort with a marketing fee, administrative fee and commission reimbursement for the use of its brokers.

  INTERNATIONAL MARKETING AND DISTRIBUTION

     Standard Management International has designed and launched new single and regular premium products in recent years. It is also in discussions with a number of distribution companies to form alliances to produce tailored products for their markets. Premier Life (Luxembourg) primarily writes business within the European Union, and Premier Life (Bermuda) writes international business throughout the world. The primary market for Standard Management International's products is considered to be medium to high net worth individuals who typically have in excess of $100,000 to invest in a single premium policy and medium to high earners who have in excess of $3,000 per year to invest in a regular premium savings product. The above individuals would come from a combination of expatriates, residents of European Union countries and from other targeted areas. The expatriate and European insurance markets are well established and highly competitive with a large number of domestic and international groups operating in, or going into, the same markets as Standard Management International.

     Standard Management International's products are distributed via independent agents and stock brokers who have established connections with these targeted individuals. Standard Management International is striving to develop into an entrepreneurial-intermediary oriented organization committed to building long term relationships with high quality distributors, thereby creating a niche position. Standard Management International places the same emphasis as Standard Management's United States insurance companies on a high level of service to intermediaries and policyholders while striving to achieve low overhead costs. No single agent or broker accounted for more than 12% of Standard Management International's annual sales for 2000 or the first quarter of 2001, and the top ten agents and/or brokers accounted for approximately 47.6% and 56.4% of annual sales for 2000 and the first quarter of 2001, respectively.

CURRENTLY MARKETED PRODUCTS

     Standard Management primarily markets unit-linked assurance products, flexible premium deferred annuities, equity-indexed annuities, single premium immediate annuities, traditional life, and universal and interest-sensitive life insurance policies. The following table sets forth the amounts and percentages of net premiums received by Standard Management from currently marketed products for the quarter ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively (in thousands):

                                                      THREE MONTHS
                                                          ENDED                       YEAR ENDED DECEMBER 31,
                                                        MARCH 31,      ------------------------------------------------------
                                                          2001               2000               1999               1998
                                                     ---------------   ----------------   ----------------   ----------------
                                                     AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                                                     -------   -----   --------   -----   --------   -----   --------   -----
CURRENTLY MARKETED PRODUCTS:
  Unit-linked assurance products...................  $28,670    31.7   $170,514    47.2   $ 55,192    25.1   $ 42,536    32.5
  Flexible premium deferred annuities..............   33,862    37.5     94,699    26.2     98,679    44.9     60,086    45.8
  Equity-indexed annuities.........................   18,189    20.1     73,122    20.2     59,348    27.0     16,858    12.9
  Single premium immediate annuities...............    9,361    10.4     21,506     5.9      3,162     1.4      2,545     1.9
  Universal and interest-sensitive life............      168     0.2        963     0.3      2,303     1.0      5,816     4.4
  Traditional life.................................      127     0.1        734     0.2      1,023     0.6      3,282     2.5
                                                     -------   -----   --------   -----   --------   -----   --------   -----
                                                     $90,377   100.0   $361,538   100.0   $219,707   100.0   $131,123   100.0
                                                     =======   =====   ========   =====   ========   =====   ========   =====

     The increase in deposits from unit-linked assurance products in 2000 is primarily due to: (1) a strengthening of Standard Management International's distribution system by engaging more highly productive agents, (2) a continuation of marketing efforts in certain European countries, particularly in Sweden, Belgium and Italy, and (3) favorable demand, in general, for investment-based products.

     Annuity sales increased in 2000 primarily due to the introduction of new products and an increase in the agency base achieved through the recruitment of high volume agents. Also attributable to the annuity sales increase were larger managing general agencies and continued expansion of geographical marketing efforts.

     The individual annuity business is a growing segment of the savings and retirement industry, which, according to the American Council of Life Insurers, increased in sales from $49 billion in 1989 to more than $115 billion in 1999. The individual annuity market, which is one of Standard Management's primary targets, comprises virtually all of its domestic sales and 52% of its total sales. As the 76 million "baby boomers" born from 1946 through 1964 grow older, demand for insurance products is expected to grow. Standard Management believes that those seeking adequate retirement incomes will become less dependent on Social Security and their employers' retirement programs and more dependent upon their own financial resources. Annuities currently enjoy an advantage over certain other saving mechanisms because the annuity buyer receives a tax-deferred accrual of interest on the investment during the accumulation period.

     Standard Management's gross domestic sale percentages by U.S. geographical region are summarized as follows:

STATE                                                         2000    1999    1998
-----                                                         ----    ----    ----
Indiana.....................................................   19%     15%     17%
California..................................................   15      11       5
Ohio........................................................    9      14      15
Florida.....................................................    9       8       8
Arizona.....................................................    6       8      10
Hawaii......................................................    6       5       7
Wisconsin...................................................    4       2       2
Michigan....................................................    4       1       2
All other states (1)........................................   28      36      34
                                                              ---     ---     ---
          Total.............................................  100%    100%    100%
                                                              ===     ===     ===

---------------

(1) No other state had gross sales greater than 4% in 2000.

DOMESTIC PRODUCTS

     FLEXIBLE PREMIUM DEFERRED ANNUITIES. Flexible premium deferred annuities provide for an initial deposit and optional additional deposits, the time and amount of which are at the discretion of the owner. Standard Life credits the account of the owner with earnings at interest rates that are revised periodically until the maturity date. This accumulated value is tax deferred. Revisions to interest rates on flexible premium deferred annuities are restricted by an initial crediting rate guaranteed for a specific period of time, usually one year, and a minimum crediting rate guaranteed for the term of the flexible premium deferred annuities, which is typically 3%. At maturity, the annuitant can elect a lump sum cash payment of the accumulated value or one of the various payout options available. Standard Life's flexible premium deferred annuities also typically provide for penalty-free partial withdrawals of up to 10% annually of the accumulation value after the owner has held the flexible premium deferred annuity for more than 12 months. In addition, the owner may surrender the flexible premium deferred annuity at any time before the maturity date and receive the accumulated value, less any surrender charge then in effect for that contract. To protect holders of flexible premium deferred annuities from a sharp reduction in the credited interest rate after a flexible premium deferred annuity is issued, Standard Life permits the holder of certain annuities to surrender the annuity during a specified period without incurring a surrender charge if the renewal-crediting rate is below a stated level. This stated level of interest is referred to as the "bail-out rate" and is typically below the original crediting rate, but above the minimum guaranteed crediting rate.

     As of April 1, 2001, the crediting rates available on Standard Life's currently marketed flexible premium deferred annuities ranged from 5.25% to 8.0%, with most new issues having an interest rate with a one-year guarantee period. A series of annuity products introduced in 2000 have their interest rate guaranteed for an initial period of 5-10 years. After the initial period, the crediting rate may be changed periodically, subject to a minimum guaranteed rate of 3.0%. As of April 1, 2001, interest crediting rates after the initial guarantee period ranged from 4% to 5.75%. The surrender charge is initially 7% to 20% of the contract value depending on the product and decreases over the applicable surrender charge period of five to eighteen years. As of April 1, 2001, the bail-out rate for certain of Standard Life's flexible premium deferred annuities was 4.5%; certain currently marketed products carry a bail out rate for the first two to five years after issuance. As of March 31, 2001, Standard Life had 7,000 currently marketed flexible premium deferred annuity contracts in force.

     EQUITY-INDEXED ANNUITIES. In response to consumers' desire for alternative investment products with returns linked to common stocks, Standard Life introduced a line of equity-indexed annuity products in May 1998. The annuity's contract value is equal to the premium paid increased for returns based upon a percentage (the "participation rate") of the change in the Standard & Poor's 500 Index and/or the Dow Jones Industrial Average Index during each year of its term, subject to a minimum guaranteed value.

Standard Life has the discretionary ability to annually change the participation rate (which currently is 70% plus a first-year "bonus"). The minimum guaranteed values are equal to between 75% and 85% of first year premiums and between 87.5% and 90% of renewal premiums collected for equity indexed annuities, plus interest credited at an annual rate of 3%. The annuities provide for penalty-free withdrawals of up to 10% in each year after the first year of the annuity's term. Other withdrawals from the product are subject to a surrender charge. Standard Life purchases S&P's 500 Index or Dow Jones Index Call Options to hedge potential increases to policyholder benefits resulting from increases in the Index to which the product's return is linked. As of March 31, 2001, Standard Life had 4,362 currently marketed equity-indexed contracts.

     SINGLE PREMIUM IMMEDIATE ANNUITIES. Standard Life offers two single premium immediate annuities whereby an annuitant purchases an immediate annuity with a one-time premium deposit at the time of issuance. Standard Life begins a payout stream shortly after the time of issuance consisting of principal plus accumulated interest credited to the annuity. A new single premium immediate annuity product was introduced in the first quarter of 2000, which resulted in a 500% increase in sales over 1999 for this line of business. As of March 31, 2001, Standard Life had 1,056 single premium immediate annuity contracts in force. Payout is guaranteed until the termination of the contract.

     UNIVERSAL LIFE. Flexible premium universal life policies provide for periodic deposits, credit interest to account values and charges to the account values for mortality and administrative costs. As of April 1, 2001, the current interest rate on new sales of flexible premium universal life policies was 5% to 6% with a guaranteed interest rate of 4%. As of March 31, 2001, Standard Life had 670 currently marketed flexible premium universal life policies in force.

     TRADITIONAL LIFE. Standard Life offers several types of non-participating traditional life policies, whole life policies with face amounts up to $50,000. Traditional life insurance products involve fixed premium payments made over time, with the stated death benefit paid in full upon the death of the insured. The whole life policy combines the death benefit with a forced savings plan. Premiums remain level over the life of the policy, with the policyholder prefunding during the early years of coverage when risk of death is low. Over time, whole life policies begin to accrue a cash value, which can be made available to the policyholder net of taxes and withdrawal penalties. The term policy provides benefits only as long as premiums are paid. As of March 31, 2001, Standard Life had 3,960 currently marketed traditional life policies in force.

INTERNATIONAL PRODUCTS

     UNIT-LINKED ASSURANCE PRODUCTS. Standard Management International currently writes unit-linked assurance products, which are similar to U.S. produced variable life products. Separate account assets and liabilities are maintained primarily for the exclusive benefit of universal life contracts and investment contracts of which the majority represents unit-linked business, where benefits on surrender and maturity are not guaranteed. They generally represent funds held in accounts to meet specific investment objectives of policyholders who bear the investment risk. Investment income and investment gains and losses within the separate accounts accrue directly to the policyholders. The fees received by Standard Management International for administrative and contract holder maintenance services performed for these separate accounts are included in Standard Management's statements of income.

     In the past Standard Management International also sold investment contracts, universal life policies, and to a lesser extent, traditional life policies. The investment contracts are mainly short-term single premium endowments or temporary annuities under which fixed benefits are paid to the policyholder. The terms of these contracts are such that Standard Management International has a relatively small morbidity or mortality risk. The universal life contracts are mainly regular premium and single premium endowment. The benefits payable to the policyholders are directly linked to the investment performance of the underlying assets.

FORMER PRODUCTS ("CLOSED BLOCKS")

     Standard Life also generates cash flow and income from its closed blocks of in force life insurance and annuities. Closed blocks consist of in force life insurance and annuities that are not currently being marketed by Standard Management. The closed block designation does not have legal or regulatory significance and there are no restrictions on their assets or future profits. The premiums received on the closed blocks are primarily from the ordinary and universal life business. Closed block premiums typically decline over extended periods of time as a result of policy lapses, surrenders and expires.

     ANNUITIES. Standard Management's closed blocks of deferred annuities consist primarily of flexible premium deferred annuities and a small amount of single premium deferred annuities, which, unlike flexible premium deferred annuities, do not provide for additional deposits. As of April 1, 2001, these deferred annuities had crediting rates ranging from 3.0% to 5.50% and guaranteed minimum crediting rates ranging from 3.0% to 5.50%. The crediting rate may be changed periodically. The contract owner is permitted to withdraw all or part of the accumulation value. Standard Management's closed blocks of annuities include payout annuities. Payout annuities consist of those annuities in which benefits are being paid out over a specified time period. Payout annuities cannot be terminated by surrender or withdrawal. Standard Management's crediting rates on payout annuities range from 3.0% to 7.0% and cannot be changed. At March 31, 2001, Standard Management had 11,703 annuity contracts in force for closed blocks.

     TRADITIONAL LIFE. The traditional life policies included in Standard Management's closed blocks are composed primarily of fixed premium, cash value whole life products. In addition, they include annually renewable term policies as well as five, ten and fifteen year level premium term policies. At March 31, 2001, Standard Management had 38,503 traditional life policies in force for closed blocks.

     UNIVERSAL LIFE. Certain closed blocks include universal life business. For this business, Standard Management credits deposits and interest to account values and charges the account values for mortality and administrative costs. At March 31, 2001, Standard Management had 11,664 universal life policies in force for the closed block of business.

OPERATIONS

     Standard Management emphasizes a high level of service to agents and policyholders and strives to achieve low overhead costs. Standard Management's principal administrative departments are its financial, policyholder services and management information services departments. The financial department provides accounting, budgeting, tax, investment, financial reporting and actuarial services and establishes cost control systems for Standard Management. The policyholder services department reviews policy applications, issues and administers policies and authorizes disbursements related to claims and surrenders. The management information services department oversees and administers Standard Management's information processing systems.

     Standard Management's administrative departments in the United States use a common integrated system that improves efficiency and cost control. Our management information services system serviced approximately 87,000 active policies at March 31, 2001 and is continually being improved to provide for growth from potential acquisitions and sales.

     Standard Management International's administrative and management information services departments in Luxembourg are an autonomous unit from the systems in the U.S. In 2000, Standard Management International integrated an operating system consistent with that used for domestic operations in an effort to enhance efficiency and effectiveness. Additional system enhancements are in process and are expected to be completed in 2001.

UNDERWRITING

     Premiums charged on insurance products are based in part on assumptions about the incidence and timing of insurance claims. Standard Management has adopted and follows underwriting procedures for traditional life and universal life insurance policies. To implement these procedures, Standard Management employs a professional underwriting staff. All underwriting decisions are made in Standard Management's home office. To the extent that an applicant does not meet Standard Management's underwriting standards for issuance of a policy at the standard risk classifications, Standard Management may rate or decline the application. Underwriting with respect to annuities is minimal.

     Traditional underwriting procedures are not applied to policies acquired in blocks. In these cases, Standard Management reviews the mortality experience for recent years and compares actual experience to that assumed in the actuarial projections for the acquired policies.

INVESTMENTS

     Investment activities are an integral part of Standard Management's business as the investment income of our insurance subsidiaries is an important part of Standard Management's total revenues. Profitability is significantly affected by spreads between interest earned on invested assets and rates credited on insurance liabilities. Substantially all credited rates on flexible premium deferred annuities may be changed at least annually. For the three months ended March 31, 2001 and the year ended December 31, 2000, the weighted average net yield of Standard Management's investment portfolio was 7.24% and 7.26%, respectively. The weighted average interest rate credited to our interest-sensitive liabilities for the same period, excluding liabilities related to separate accounts and equity indexed annuities, were approximately 4.93% and 4.90% per annum, respectively. Therefore, the interest spread for the three months ended March 31, 2001 and the year ended December 31, 2000, were 231 basis points and 236 basis points, respectively, compared to 224 basis points for the year ended December 31, 1999. The increase in the average interest spread includes lower crediting rates on new and existing flexible premium deferred annuities business in order to meet targeted pricing spreads. Increases or decreases in interest rates could increase or decrease the average interest rate spread between investment yields and interest rates credited on insurance liabilities, which in turn could have a beneficial or adverse effect on the future profitability of Standard Management. Sales of fixed maturity securities that result in investment gains may also tend to decrease future average interest rate spreads. State insurance laws and regulations prescribe the types of permitted investments and limit their concentration in certain classes of investments.

     Standard Management balances the duration of its invested assets with the expected duration of benefit payments arising from insurance liabilities. The "duration" of a security is a measure of a security's price sensitivity to changes in market interest rates. The option-adjusted duration of fixed maturities and short-term investments for our U.S. insurance subsidiaries was
4.4 and 5.3 at December 31, 2000 and 1999, respectively.

     Our investment strategy is guided by strategic objectives established by the Investment Committee of the board of directors. Our major investment objectives are to: (1) ensure adequate safety of investments and protect and enhance capital, (2) maximize after-tax return on investments, (3) match the anticipated duration of investments with the anticipated duration of policy liabilities, and (4) provide sufficient liquidity to meet cash requirements with minimum sacrifice of investment yield. Consistent with its strategy, Standard Management invests primarily in securities of the U.S. government and its agencies, investment grade utilities and corporate debt securities and collateralized mortgage obligations. When opportunities arise, below investment grade securities may be purchased; however, protection against default risk is a primary consideration. Standard Management has determined it will not invest more than 7% of its bond portfolio in below investment grade securities.

     NAIC assigns quality ratings and uniform book values to securities called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns ratings to publicly traded and privately-placed securities. The ratings assigned range from Class 1 to Class 6, with a rating in Class 1 being of the highest quality. The following table sets forth the quality of Standard Management's fixed maturity securities as of March 31, 2001, classified in accordance with the ratings assigned by the NAIC:

                                                            PERCENT OF FIXED
NAIC RATING                                                MATURITY SECURITIES
-----------                                                -------------------
1........................................................           59%
2........................................................           37
                                                                   ---
          Total Investment Grade.........................           96
3-4......................................................            3
5-6......................................................            1
                                                                   ---
          Total fixed maturity securities................          100%
                                                                   ===

     Effective December 1, 2000, Zurich-Scudder Investments, Inc. (formerly known as Scudder Kemper Investments, Inc.) began managing our domestic fixed maturity securities, subject to the direction of our Investment Committee. Prior to December 1, 2000 our domestic invested assets were managed by Conseco Capital Management, Inc.

     Approximately 25% of our fixed maturity securities at March 31, 2001 were comprised of mortgage-backed securities that included collateralized mortgage obligations and mortgage-backed pass-through securities. Approximately 5% of the book value of mortgage-backed securities in Standard Management's portfolio is backed by the full faith and credit of the U.S. government as to the full amount of both principal and interest and 61% are backed by an agency of the U.S. government (although not by the full faith and credit of the U.S. government). Standard Management closely monitors the market value of all investments within its mortgage-backed portfolio.

     The following table summarizes Standard Management's mortgage-backed securities at March 31, 2001 (in thousands):

                                                                                                ESTIMATED       AVG.
                                                           PERCENT OF              PERCENT OF   AVG. LIFE       TERM
                                               AMORTIZED     FIXED        FAIR       FIXED          OF        TO FINAL
                                                 COST      MATURITIES    VALUE     MATURITIES   INVESTMENT    MATURITY
                                               ---------   ----------   --------   ----------   ----------   ----------
                                                                                                (IN YEARS)   (IN YEARS)
Agency collateralized mortgage obligations:
  Planned and target amortization classes....  $ 14,711        1.9%     $ 15,100       2.0%        7.1          23.1
  Sequential and support classes.............     5,057        0.6         5,322       0.7         5.3          19.5
                                               --------       ----      --------      ----         ---          ----
         Total...............................    19,768        2.5        20,422       2.7         6.6          22.2
Non-agency collateralized mortgage
  obligations:
  Sequential classes.........................    17,052        2.2        16,874       2.2         4.4          27.4
  Other......................................    36,869        4.7        37,057       4.8         7.5          26.8
                                               --------       ----      --------      ----         ---          ----
         Total...............................    53,921        6.9        53,931       7.0         7.0          27.0
Non agency collateralized mortgage-backed
  securities.................................     8,850        1.1         9,124       1.2         4.5          22.0
Agency mortgage-backed pass-through
  securities.................................   102,567       13.1       104,595      13.6         4.4          27.8
                                               --------       ----      --------      ----         ---          ----
         Total mortgage-backed securities....  $185,106       23.6      $188,072      24.5         5.2          26.7
                                               ========       ====      ========      ====         ===          ====

     The market values for Standard Management's mortgage-backed securities were determined from broker-dealer markets, internally developed methods and nationally recognized statistical rating organizations.

     Certain mortgage-backed securities are subject to significant prepayment risk, since, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as individuals refinance higher rate mortgages to take advantage of the lower current rates. As a result, holders of mortgage-backed securities may receive large prepayments on their investment, which cannot be reinvested at an interest rate comparable to the rate on the prepaying mortgages. Standard Management has addressed this prepayment risk by investing 8% of its mortgage-backed investment portfolio in planned and target amortization classes. These investments are designed to amortize in a more predictable manner by shifting the primary risk of prepayment of the underlying collateral to investors in other tranches ("support classes"). Mortgage-backed pass-through securities, "sequential" and support class collateralized mortgage obligations, which comprised the remaining 92% of the book value of Standard Management's mortgage-backed securities at March 31, 2001, are more sensitive to this prepayment risk.

SEPARATE ACCOUNTS

     Separate account assets and liabilities are maintained primarily for universal life contracts of which the majority represents unit-linked assurance business where benefits on surrender and maturity are not guaranteed. They generally represent funds held in accounts to meet specific investment objectives of policyholders who bear the investment risk. Investment income and investment gains and losses accrue directly to such policyholders.

RESERVES


     Our insurance subsidiaries have established and carry as liabilities in their financial statements actuarially determined liabilities to satisfy their respective annuity contract and life insurance policy obligations.



     Insurance policy liabilities for deferred annuities and universal life policies are equal to the full account value that accrues to the policyholder (cumulative premiums less certain charges, plus interest credited) with rates ranging from 3.0% to 12.5% in 2001 and 3.0% to 12.5% in 2000.



     Standard Management performs periodic studies to compare current experience for mortality, interest and lapse rates with projected experience used in calculating the deferred annuity and universal life insurance policy liabilities. Differences are reflected currently in earnings for each period. Standard Management historically has not experienced significant adverse deviations from its assumptions.



     Insurance policy liabilities for traditional life insurance contracts are computed using the net level premium method on the basis of assumed investment yields, mortality and withdrawals, which were appropriate at the time the policies were issued. Assumed investment yields are based on interest rates ranging from 6.2% to 7.5%. Mortality is based upon various actuarial tables, principally the 1965-1970 or the 1975-1980 Select and Ultimate Table. Withdrawals are based upon Standard Management's experience and vary by issue age, type of coverage, and duration.


REINSURANCE

     Consistent with the general practice of the life insurance industry, Standard Management has reinsured portions of the coverage provided by its insurance products with other insurance companies under agreements of indemnity reinsurance. Standard Management's policy risk retention limit on the life of any one individual does not exceed $150,000.

     Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a particular risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the primary liability of the original insurer to the insured, but it is the practice of insurers for statutory accounting purposes (subject to certain limitations of state insurance statutes) to account for risks which have been reinsured with other approved companies, to the extent of the reinsurance, as though they are not risks for which the original insurer is liable. However, under Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," these amounts are added back to policy reserves and recorded as amounts due from reinsurers.

     Reinsurance ceded on life insurance policies to unaffiliated companies by Standard Management in 2000, 1999 and 1998, excluding financial reinsurance agreements, represented 45.3%, 40.3% and 46.8%, respectively, of gross combined individual life insurance in force at the end of these years. Reinsurance assumed in the normal course from unaffiliated companies by Standard Management in 2000, 1999, 1998 represented 8.71%, 9.15% and 9.42%, respectively, of net combined individual life insurance in force.

     The following is reinsurance ceded information for in force life insurance policies at December 31, 2000 (in thousands):

                                                                  PERCENT OF TOTAL
                                                  FACE VALUE OF     REINSURANCE      REINSURANCE
INSURANCE COMPANY                                 LIFE POLICIES        CEDED         RECOVERABLE
-----------------                                 -------------   ----------------   -----------
Lincoln National Life Insurance Company.........    $184,483           15.21%          $1,374
Employers Reinsurance Corporation...............     119,815            9.88%             341
Business Men's Assurance Company of America.....     114,824            9.47%             413

     Reinsured life insurance in force at December 31, 2000 is ceded to insurers rated "A" (Excellent) or better by A.M. Best Company. Standard Management historically has not experienced any material losses in collection of reinsurance receivables.


     Standard Management's largest annuity reinsurer at December 31, 2000, SCOR Life U.S. Insurance Company, formerly known as Winterthur Life Re Insurance Company, represented $22.7 million, or 56.6%, of total reinsurance recoverable and is rated "A+" (Superior) by A.M. Best Company. SCOR Life limits dividends and other transfers by Standard Life to Standard Management or affiliated companies if adjusted surplus is less than 5.5% of admitted assets or $41.9 million at December 31, 2000.



     Standard Life's adjusted surplus was greater than 5.5% of its admitted assets at December 31, 2000. "Admitted assets" are defined by the NAIC as those assets which may be included in an insurance company's balance sheet. Some assets or portions of assets may be considered "nonadmitted" because they do not conform to the laws and regulations of various states. Therefore, certain assets which normally would be accorded value in noninsurance corporations are accorded no value and thus reduce the reported surplus of the insurance company.



     Effective October 1, 1998, Standard Life no longer ceded its new annuity business as the growth of its liabilities, which can erode surplus during periods of increasing sales, was not as great as originally anticipated. The annuity reinsurance remained in effect for policies reinsured prior to October 1, 1998. As a result of discontinuing ceding its new annuity business, Standard Life has been able to retain more profitable business.


     Savers Life issued and marketed Medicare supplement policies in 1998 including the time period from March 12, 1998, the acquisition date of Savers Life, through July 1, 1998, when the Medicare supplement business was sold. In connection with the sale of the Medicare supplement business, Savers Life received an initial statutory ceding allowance of $4.2 million, which was offset by a reserve reduction of $1.6 million and write off of present value of future profits of $2.6 million and resulted in no gain or loss for GAAP. Under the terms of the reinsurance agreement, Standard Life administered the Medicare supplement business through October 1, 1999 in exchange for administrative fee income. The consummation of this transaction resulted in our exit from the Medicare supplement business we acquired with the Savers Life acquisition.

ACQUISITION STRATEGY AND RECENT ACQUISITIONS

     Standard Management regularly investigates acquisition opportunities in the life insurance industry that complement or are otherwise strategically consistent with its existing business. Any decision to acquire a block of business or an insurance company will depend on a favorable evaluation of various factors. Standard Management believes that availability of blocks of business in the marketplace will continue in response to ongoing industry consolidation, risk-based capital requirements and other regulatory and rating agency concerns. Standard Management currently has no plans or commitments to acquire any specific insurance business or other material assets.

     Standard Management has the information systems and administrative capabilities necessary to add additional blocks of business without a proportional increase in operating expenses. In addition, Standard Management has developed management techniques for reducing or eliminating the expenses of the companies it acquires through the consolidation of their operations with those of Standard Management. Such techniques include reduction or elimination of overhead, including the acquired company's management, staff and home office, elimination of marketing expenses and, where appropriate, the substitution of Standard Life's distribution network for the acquired company's current distribution system, and the conversion of the acquired company's data processing operations to Standard Management's system.

     Standard Management typically acquires companies or blocks of business through the purchase or exchange of shares. This method is also used for assumption reinsurance transactions. Standard Management's future acquisitions may be subject to certain regulatory approvals, policyholder consents and stockholder approval.

     The following is a list of Standard Management's most recent acquisitions and the terms under which they were purchased (in millions):

                                                                 PURCHASE PRICE
                                                     ---------------------------------------
                                                      STANDARD
                                                     MANAGEMENT          ACQUISITION
COMPANY                                                STOCK      CASH      COSTS      TOTAL
-------                                              ----------   ----   -----------   -----
Savers Life Insurance Company (March 1998).........    $14.9      $2.2      $1.5       $18.6
Midwestern Life Insurance Company of Ohio (October
  1998)............................................      4.6       8.9       0.6        14.1

     The acquisitions of Savers Life and Midwestern Life were accounted for using the purchase method of accounting and accordingly Standard Management's consolidated financial statements include the results of operations of the acquired companies from the effective dates of their respective acquisitions. Savers Life and Midwestern Life were merged into Standard Life effective December 31, 1998. As a result of these mergers, Standard Life remained as the surviving entity. Under purchase accounting, Standard Management allocated the total purchase price of the assets and liabilities acquired, based on a determination of their fair values and recorded the excess of acquisition cost over net assets acquired as goodwill, which is being amortized on a straight-line basis over 20-30 years.

COMPETITION

     The life insurance industry is highly competitive and consists of a large number of both stock and mutual insurance companies, many of which have substantially greater financial resources, broader and more diversified product lines and larger staffs than those possessed by Standard Management. According to the American Council of Life Insurers, at the end of 1999 there were approximately 1,500 life insurance companies in the United States, which may offer insurance products similar to those marketed by Standard Management. Competition within the life insurance industry occurs on the basis of, among other things, (1) product features such as price and interest rates, (2) perceived financial stability of the insurer, (3) policyholder service, (4) name recognition, and (5) ratings assigned by insurance rating organizations. Additionally, when Standard Management bids on companies it wishes to acquire, it typically is in competition with other entities.

     Standard Management must also compete with other insurers to attract and retain the allegiance of agents. Standard Management believes it has been successful in attracting and retaining agents because it has been able to offer a competitive package of innovative products, competitive commission structures, prompt policy issuance and responsive policyholder service. Because most annuity business written by life companies is through agents, management believes that competition centers more on the strength of the agent relationship rather than on the identity of the insurer.

     Competition also is encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries which are marketing insurance products and which offer competing products such as savings accounts and securities. We began distributing annuities through financial institutions as a result of the acquisition of Savers Marketing in March 1998. The recent passage, by Congress, of the Gramm-Leach-Bliley Financial Services Modernization Act has expanded competitive opportunities for non-insurance financial services companies. The full effects of the Act on our competition cannot be predicted with certainty at this time.

     The unit-linked life insurance market in Europe is highly competitive and consists of many companies domiciled in the United Kingdom and its offshore centers, as well as many companies in Luxembourg and Ireland, which sell products similar to those of Standard Management International. Standard Management International is able to develop its share of a competitive market by developing strong relationships with investment advisors, bankers, accountants and tax attorneys.

     Financial institutions, school districts, marketing companies, agents who market insurance products and policyholders use the ratings of an insurer as one factor in determining which insurer's annuity to market or purchase. Standard Life and Dixie Life have a rating of "B++" and "B", respectively, by A.M. Best Company. A rating of "B++" is assigned by A.M. Best Company to companies that, in their opinion, have achieved very good overall performance when compared to the standards established by A.M. Best Company, and have a good ability to meet their obligations to policyholders over a long period of time. A rating of "B" is assigned by A.M. Best Company to companies that, in their opinion, have achieved good overall performance when compared to the standards established by A.M. Best Company. According to A.M. Best Company, these companies generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions. In evaluating a company's financial and operating performance, A.M. Best Company reviews the company's profitability, leverage and liquidity as well as the company's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its reserves and the experience and competence of its management. A.M. Best Company's ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors. Generally, rating agencies base their ratings on information furnished to them by the issuer and on their own investigations, studies and assumptions by the rating agencies. There is no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in the judgment of the rating agency, circumstances so warrant. Although a higher rating by A.M. Best Company or another insurance rating organization could have a favorable effect on Standard Life's business, management believes that it is able to compete on the basis of competitive crediting rates, asset quality, strong relations with its independent agents and the quality of service to its policyholders.

FEDERAL INCOME TAXATION

     The life insurance and annuity products marketed and issued by Standard Life generally provide the policyholder with an income tax advantage, as compared to other saving investments such as certificates of deposit and bonds, in that income taxation on the increase in value of the product is deferred until receipt by the policyholder. With other savings investments, the increase in value is taxed as earned. Life insurance benefits that accrue prior to the death of the policyholder, and annuity benefits, are generally not taxable until paid, and life insurance death benefits are generally exempt from income tax. The tax advantage for life insurance and annuity products is provided in the Internal Revenue Code of 1986, as amended, and is generally followed in all states and other U.S. taxing jurisdictions. Accordingly, it is subject to change by Congress and the legislatures of the respective taxing jurisdictions.

     Standard Management and its U.S. non-insurance subsidiaries file a consolidated return for federal income tax purposes and, as of December 31, 2000, have net operating loss carryforwards of approximately $6.3 million, which expire from 2007 to 2018.

     In addition, Standard Life and Dixie Life file a consolidated return for federal income tax purposes and at December 31, 2000, have a net operating loss carryforward of approximately $2.2 million, which expires in 2010, 2012 and 2019. This carryforward will be available to reduce future taxable income of Standard Life.

     Standard Management International is a Luxembourg 1929 holding company and has a preferential tax status. Standard Management International is completely exempt from corporate income tax, municipal business tax and net capital tax, but is subject to "taxe d'abonnement," levied annually at a rate of 0.2% of the paid up capital. Premier Life (Bermuda) is exempt from income tax until March 2016 pursuant to a decree from the Bermuda Minister of Finance. Premier Life (Luxembourg) is subject to Luxembourg income taxation (statutory corporate rate of 37.45%) and a capital tax of approximately 0.5% of its net equity. At December 31, 2000, Premier Life (Luxembourg) had accumulated corporate income tax loss carryforwards of approximately $0.4 million, all of which may be carried forward indefinitely. To the extent that such income is taxable under U.S. law, it will be included in Standard Management's consolidated return.

     Effective January 1, 2000, Standard Management entered into a tax sharing agreement with Savers Marketing and Standard Management International that allocates the consolidated federal income tax liability. In the first quarter of 2001 and for the year 2000, Savers Marketing paid Standard Management $0.1 million and $0.3 million, respectively, in accordance with this agreement and Standard Management International paid Standard Management $0.2 million and $1.0 million, respectively.

INFLATION

     The primary direct effect of inflation on Standard Management is the increase in operating expenses. A large portion of Standard Management's operating expenses consists of salaries, which are subject to wage increases at least partly affected by the rate of inflation.

     The rate of inflation also has an indirect effect on Standard Management. To the extent that the government's economic policy to control the level of inflation results in changes in interest rates, Standard Management's new sales of insurance products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

FOREIGN OPERATIONS AND CURRENCY RISK

     Standard Management International policyholders invest in assets denominated in a broad range of currencies. Policyholders effectively bear the currency risk, if any, as these investments are matched by policyholder separate account liabilities. Therefore, their investment and currency risk is limited to premiums they have paid. Policyholders are not permitted to invest directly in options, futures and derivatives.

     Standard Management International could be exposed to currency fluctuations if currencies within the conventional investment portfolio or certain actuarial reserves are mismatched. The assets and liabilities of this portfolio and the reserves are continually matched by the company and at regular intervals by an independent actuary. In addition, Premier Life (Luxembourg's) stockholder's equity is denominated in Luxembourg francs. Premier Life (Luxembourg) does not hedge its translation risk because its stockholder's equity will remain in Luxembourg francs for the foreseeable future and no significant realized foreign exchange gains or losses are anticipated. At March 31, 2001, there was a $1.3 million unrealized loss from foreign currency translation.

     Due to the nature of unit-linked assurance products issued by Standard Management International, which represent virtually all of the Standard Management International portfolio, the investment risk rests with the policyholder. Investment risk for Standard Management International exists where investment decisions are made with respect to the remaining traditional business and for the assets backing certain actuarial and regulatory reserves. The investments underlying these liabilities mostly represent short term investments and fixed maturity securities which are normally bought and/or disposed of only on the advice of independent consulting actuaries who perform an annual exercise comparing anticipated cash flows on the insurance portfolio with the cash flows from the fixed maturity securities. Any resulting material foreign currency mismatches are then covered by buying and/or selling the securities as appropriate.

REGULATORY FACTORS

     Our insurance subsidiaries are subject to significant regulation by the insurance regulatory authorities in the jurisdictions in which they are domiciled and the insurance regulatory bodies in the other jurisdictions in which they are licensed to sell insurance. The purpose of such regulation is primarily to ensure the financial stability of insurance companies and to provide safeguards for policyholders rather than to protect the interest of stockholders or debtholders. The insurance laws of various jurisdictions establish regulatory agencies with broad administrative powers relating to (1) the licensing of insurers and their agents, (2) the regulation of trade practices, (3) management agreements, (4) the types of permitted investments and maximum concentration, (5) deposits of securities, (6) the form and content of financial statements, (7) premiums charged by insurance companies, (8) sales literature and insurance policies, (9) accounting practices and the maintenance of specified reserves, and (10) capital and surplus. Our insurance subsidiaries are required to file detailed periodic financial reports with supervisory agencies in certain jurisdictions.

     Most states have also enacted legislation regulating insurance holding company activities including acquisitions, extraordinary dividends, terms of surplus debentures, terms of affiliate transactions and other related matters. The insurance holding company laws and regulations vary by state, but generally require an insurance holding company and its insurance company subsidiaries licensed to do business in the state to register and file certain reports with the regulatory authorities, including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. State holding company laws also require prior notice or regulatory agency approval of certain material intercompany transfers of assets within the holding company structure. Recently a number of state regulators have considered or have enacted legislation proposing to change, and in many cases increase, the authority of state agencies to regulate insurance companies and holding companies.

     Under Indiana insurance law, Standard Life may not enter into certain transactions, including management agreements and service contracts, with members of its insurance holding company system, including Standard Management, unless Standard Life has notified the Indiana Department of Insurance of its intention to enter into these transactions and the Indiana Department of Insurance has not disapproved of them within the period specified by Indiana law. Among other things, these transactions are subject to the requirement that their terms and charges or fees for services performed be fair and reasonable.

     The Indiana insurance laws and regulations require that the statutory surplus of Standard Life following any dividend or distribution be reasonable in relation to its outstanding liabilities and adequate to its financial needs. The Indiana Department of Insurance may bring an action to enjoin or rescind the payment of a dividend or distribution by Standard Life that would cause its statutory surplus to be unreasonable or inadequate under this requirement.

     Most states, including Indiana, require administrative approval of the acquisition of 10% or more of the outstanding shares of an insurance company incorporated in the state or the acquisition of 10% or more of the outstanding shares of an insurance holding company whose insurance subsidiary is incorporated in the state. The request for approval must be accompanied by detailed information concerning the acquiring parties and the plan of acquisition. The acquisition of 10% of these shares is generally deemed to be the acquisition of "control" for the purpose of the holding company statutes. However, in many states the insurance authorities may find that "control" in fact does or does not exist in circumstances in which a person owns or controls either a lesser or a greater amount of securities.

     In some instances state regulatory authorities require deposits of assets for the protection of either policyholders in those states or for all policyholders. At March 31, 2001, securities of $8.4 million or approximately 1% of the book value of Standard Management's U.S. insurance subsidiaries' invested assets were on deposit with various state treasurers or custodians. These deposits must consist of securities that comply with the standards that the particular state has established. Standard Management International's account assets plus $5.6 million at March 31, 2001 were held by a custodian bank approved by the Luxembourg regulatory authorities to comply with local insurance laws.

     In recent years, the NAIC and state insurance regulators have reexamined existing laws and regulations and their application to insurance companies. This reexamination has focused on (1) insurance company investment and solvency issues, (2) risk-based capital guidelines, (3) assumption reinsurance, (4) interpretations of existing laws, (5) the development of new laws, (6) the interpretation of nonstatutory guidelines, (7) the standardization of statutory accounting rules and (8) the circumstances under which dividends may be paid. The NAIC has encouraged states to adopt model NAIC laws on specific topics such as holding company regulations and the definition of extraordinary dividends. We are unable to predict the future impact of changing state regulation on the operations of Standard Management.

     The NAIC, as well as Indiana and Mississippi, have each adopted risk-based capital requirements for life and health insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. State insurance regulators use the risk-based capital requirements as regulatory tools only, which aid in the identification of insurance companies that could potentially lack sufficient capital. Regulatory compliance is determined by a ratio (the "RBC Ratio") of the company's regulatory total adjusted capital to its authorized control level risk-based capital. The two components of the RBC Ratio are defined by the NAIC. The risk-based capital ratios that require corrective action are as follows:

LEVEL                                       RBC RATIO           CORRECTIVE ACTION
-----                                     -------------  --------------------------------
Company Action..........................     1.5 - 2     Company is required to submit a
                                                         plan to improve its RBC Ratio
Regulatory Action.......................     1 - 1.5     Regulators will order corrective
                                                         actions
Authorized Control......................     0.7 - 1     Regulators are authorized to
                                                         take control of the company
Mandatory Control.......................  less than 0.7  Regulators must take over the company

     At December 31, 2000, the RBC Ratios of Standard Life and Dixie Life were
4.2 and 9.7, respectively, which indicate that both companies are at least two times greater than the levels at which company action is required. If these RBC Ratios should decline in the future, these subsidiaries might be subject to increased regulatory supervision and decreased ability to pay dividends, management fees and surplus debenture interest to Standard Management.

     On the basis of annual statutory statements filed with state regulators, the NAIC calculates twelve financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. In the past, variances in certain ratios of our insurance subsidiaries have resulted in inquiries from insurance departments to which we have responded. These inquiries did not lead to any restrictions affecting our operations.

     Standard Management attempts to manage its assets and liabilities so that income and principal payments received from investments are adequate to meet the cash flow requirements of its policyholder liabilities. The cash flows of Standard Management's liabilities are affected by actual maturities, surrender experience and credited interest rates. Standard Management periodically performs cash flow studies under various interest rate scenarios to evaluate the adequacy of expected cash flows from its assets to meet the expected cash requirements of its liabilities. Standard Management utilizes these studies to determine if it is necessary to lengthen or shorten the average life and duration of its investment portfolio. Because of the significant uncertainties involved in the estimation of asset and liability cash flows, there can be no assurance that Standard Management will be able to effectively manage the relationship between its asset and liability cash flows.

     The statutory filings of Standard Management's insurance subsidiaries require classifications of investments and the establishment of an Asset Valuation Reserve designed to stabilize a company's statutory surplus against fluctuations in the market value of stocks and bonds, according to regulations prescribed by the NAIC. The Asset Valuation Reserve consists of two main components: a "default component" to provide for future credit-related losses on fixed income investments and an "equity component" to provide for losses on all types of equity investments, including real estate. The NAIC requires an additional reserve, called the Investment Maintenance Reserve, which consists of the portion of realized capital gains and losses from the sale of fixed income securities attributable to changes in interest rates. The Investment Maintenance Reserve is required to be amortized against earnings on a basis reflecting the remaining period to maturity of the fixed income securities sold. These regulations affect the ability of Standard Management's insurance subsidiaries to reflect future investment gains and losses in current period statutory earnings and surplus.

     The amounts related to the Asset Valuation Reserve and the Investment Maintenance Reserve for the insurance subsidiaries at March 31, 2001 are summarized as follows (in thousands):

                                                                      MAXIMUM
                                                              AVR       AVR       IMR
                                                             ------   -------   -------
Standard Life..............................................  $3,348   $8,159    $11,792
Dixie Life.................................................     254      472        173

     The annual addition to the Asset Valuation Reserve for 2000 is 20% of the maximum reserve over the accumulated balance. If the calculated reserve with current year additions exceeds the maximum reserve amount, the reserve is reduced to the maximum amount. For the year ended March 31, 2001, Standard Management's U.S. subsidiaries each made the required contribution to the Asset Valuation Reserve.

     Most jurisdictions require insurance companies to participate in guaranty funds designed to cover claims against insolvent insurers. Insurers authorized to transact business in these jurisdictions are generally subject to assessments based on annual direct premiums written in that jurisdiction to pay such claims, if any. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future state premium taxes. The incurrence and amount of such assessments have increased in recent years and may increase further in future years. The likelihood and amount of all future assessments cannot be reasonably estimated and are beyond the control of Standard Management.

     As part of their routine regulatory oversight process, approximately once every three to five years, state insurance departments conduct periodic detailed examinations ("Examinations") of the books, records and accounts of insurance companies domiciled in their states. Standard Life had an Examination during 1996 for the five-year period ended December 31, 1995 and Dixie Life had an Examination during 1998 for the three-year period ended December 31, 1997. The final examination reports issued by the Indiana and Mississippi Departments of Insurance did not raise significant issues.

     The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation and federal taxation, do affect the insurance business. In addition, legislation has been introduced from time to time in recent years, which, if enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry. The recently passed Gramm-Leach-Bliley Act has left the currently existing regime of state insurance regulation largely intact; however, more comprehensive federal legislation in this area is still being actively considered by Congress.

EMPLOYEES

     As of March 31, 2001, we had 153 employees which were comprised of the following: Standard Life -- 94 employees, Savers Marketing -- 23 employees, Standard Management International -- 26 employees (19 of whom are covered by a collective bargaining agreement), and Standard Management -- 10 employees. Standard Management believes that its future success will depend, in part, on its ability to continue to attract and retain highly-skilled technical, marketing, support and management personnel. Management believes that it has excellent relations with its employees.

PROPERTIES

     DOMESTIC OPERATIONS. Standard Management recently completed the construction of a new domestic home office of 58,000 square feet at 10689 North Pennsylvania Avenue, Indianapolis, Indiana. Standard Management owns this new building. Standard Management entered into a lease on March 31, 1997, for approximately 16,000 square feet in a warehouse located at 2525 North Shadeland, Indianapolis, Indiana which expires on September 30, 2001.

     Savers Marketing leases approximately 6,000 square feet in an office building located at 8064 North Point Boulevard, Winston-Salem, North Carolina, under the terms of a lease that expires on September 30, 2001.

     INTERNATIONAL OPERATIONS. Standard Management International entered into a lease on November 17, 1997 for approximately 4,500 square feet in an office building located at 13A, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg which expires on November 16, 2003.

LEGAL PROCEEDINGS

     An officer and director of Standard Management resigned effective April 15, 1997. On June 19, 1997, this former officer commenced an action in the Superior Court of Marion County, Indiana against Standard Management claiming that his employment agreement contained a provision that would entitle him to receive certain benefits following a termination of his employment with Standard Management under certain circumstances. This former officer has asserted to Standard Management that he is entitled to a lump sum termination payment of $1.7 million and liquidated damages not exceeding $3.3 million by virtue of his voluntarily leaving Standard Management's employment. Standard Management disputes those claims. Standard Management filed its answer and a counterclaim, based on its allegations of the former officer's breach of fiduciary duty, on September 11, 1997. Standard Management's investigation since the action was filed revealed a basis for the termination of employment of the former officer for cause relative to after-acquired evidence. On October 14, 1997, the board of directors of Standard Management terminated the former officer for cause effective March 15, 1997. This termination was argued by Standard Management as a complete defense to all claims asserted by the former officer.

     On January 12, 2001, the trial court ruled on motions for summary judgment filed by both Standard Management and the former officer. The court ruled that the former officer was entitled to a severance benefit in the amount of $0.4 million plus interest thereon calculated as of July 15, 1997. The court dismissed all of the former officer's other claims, including his request for additional damages up to $3.3 million. On February 12, 2001, the former officer filed a notice of appeal of the trial court's ruling as to the dismissal of all additional damages, and the former officer is in the process of perfecting the appeal. Currently, Standard Management plans to cross-appeal the $0.4 million in damages awarded, as well as aggressively pursue its counterclaim which is still pending in the trial court. Management believes that the conclusion of this litigation will not have a material adverse effect on Standard Management's consolidated financial position.

     In addition, Standard Management is involved in various legal proceedings in the normal course of business. In most cases, such proceedings involve claims under insurance policies or other contracts of Standard Management. The outcomes of these legal proceedings are not expected to have a material adverse effect on the consolidated financial position, liquidity, or future results of operations of Standard Management based on Standard Management's current understanding of the relevant facts and law.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Details regarding Standard Management's financial performance are presented in the following discussion, which should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus.

OVERVIEW OF OPERATING RESULTS

     The following tables and narratives summarize the results of our operations by business segment for the three-month periods ended March 31, 2001 and 2000 and for the three years ended December 31, 2000:

                                                     THREE MONTHS ENDED
                                                          MARCH 31,            YEAR ENDED DECEMBER 31,
                                                  -------------------------   -------------------------
                                                     2001          2000        2000      1999     1998
                                                  -----------   -----------   -------   ------   ------
                                                  (UNAUDITED)   (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
Operating income before income taxes:
  Domestic operations...........................    $1,807        $1,768      $ 5,440   $6,054   $3,700
  International operations......................       709           445        3,128    1,266    2,258
                                                    ------        ------      -------   ------   ------
  Consolidated operating income before income
     taxes......................................     2,516         2,213        8,568    7,320    5,958
  Applicable income taxes related to operating
     income.....................................       530           585        1,235    2,099    1,510
                                                    ------        ------      -------   ------   ------
          Consolidated operating income after
            taxes...............................     1,986         1,628        7,333    5,221    4,448
                                                    ------        ------      -------   ------   ------
  Consolidated realized investment gains
     (losses) before income taxes (benefits)....        72          (336)      (2,164)      78      353
  Applicable income taxes (benefits) related to
     realized investment gains (losses).........        58           (73)        (457)      27      120
                                                    ------        ------      -------   ------   ------
          Consolidated realized investment gains
            (losses) after taxes (benefits).....        14          (263)      (1,707)      51      233
                                                    ------        ------      -------   ------   ------
Income before extraordinary loss................     2,000         1,365        5,626    5,272    4,681
                                                    ------        ------      -------   ------   ------
Extraordinary loss, net of $185 tax benefit.....        --            --          359       --       --
                                                    ------        ------      -------   ------   ------
Net income......................................    $2,000        $1,365      $ 5,267   $5,272   $4,681
                                                    ======        ======      =======   ======   ======

CONSOLIDATED RESULTS AND ANALYSIS

     Our net income for the three month period ended March 31, 2001 was $2.0 million, or $0.24 per diluted share, up 47% and 41%, respectively over the comparable 2000 period. This increase resulted from (1) separate account fees of $1.5 million compared to $1.2 million, (2) paid life insurance claims, or mortality experience, of $1.7 million compared to $1.9 million, (3) a lower marginal tax rate due to the utilization of our net operating loss carryforwards, and (4) realized investment losses of $0.3 million in the 2000 period. Our operating income, as defined in footnote (b) to the summary consolidated financial data, for 2001 was $2.0 million, an increase of 22% over the comparable 2000 period.

     Our net income for 2000 was $5.3 million, or $0.66 per diluted share, up 2% on a diluted per share basis over the comparable 1999 period. The results for 2000 include increases due to (1) net spread revenue, the difference between the investment income earned on our investments less the interest we credit to our policyholders, of $22.1 million compared to $19.1 million, (2) fees from separate accounts of $7.7 million compared to $3.9 million, and (3) a lower marginal tax rate due to the utilization of our net operating loss carryforwards. These increases were offset by (1) paid life insurance claims of $7.1 million compared to $5.7 million, (2) amortization of $9.4 million compared to $7.5 million, (3) net realized investment losses of $4.5 million, and (4) an extraordinary loss of $0.4 million in the 2000 period. Operating income for 2000 was $7.3 million, an increase of 40% over 1999.

     Our net income for 1999 was $5.3 million, or $0.65 per diluted share, up 13% and 5%, respectively, over the comparable 1998 period. The results for 1999 include increases due to (1) net spread revenue of $19.1 million compared to $14.4 million, (2) fees from separate accounts of $3.9 million compared to $2.9 million, and (3) economies of scale achieved through the acquisitions of Savers Life and Midwestern Life, including the elimination of certain Medicare supplement expenses in connection with the sale of that business. These increases were somewhat offset by (1) the completion of negative goodwill amortization, a nonrecurring item, which contributed $1.4 million or $0.15 per diluted share in 1998, (2) paid life insurance claims of $5.7 million compared to $5.1 million, and (3) amortization of $7.5 million compared to $5.4 million. Operating income for 1999 was $5.2 million, an increase of 17% over 1998.

  DOMESTIC OPERATIONS:

                                           THREE MONTHS ENDED
                                                MARCH 31,                 YEAR ENDED DECEMBER 31,
                                        -------------------------   ------------------------------------
                                           2001          2000          2000         1999         1998
                                        -----------   -----------   ----------   ----------   ----------
                                        (UNAUDITED)   (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)
Premiums and deposits collected:
  Traditional life....................   $  2,756     $    3,167    $   15,429   $   12,990   $    8,392
  Medicare supplement.................         --             --            --           --        5,992
                                         --------     ----------    ----------   ----------   ----------
          Subtotal -- traditional and
            Medicare supplement
            premiums..................      2,756          3,167        15,429       12,990       14,384
                                         --------     ----------    ----------   ----------   ----------
  Flexible premium deferred
     annuities........................     33,862         20,744        94,699       98,678       58,072
  Equity-indexed annuities............     18,189         17,150        73,122       59,348       16,858
  Single premium immediate annuities
     and other deposits...............     11,690          2,599        27,802        5,872        3,537
  Universal and interest-sensitive
     life.............................        168            321           866        1,778        3,391
                                         --------     ----------    ----------   ----------   ----------
        Subtotal -- interest-sensitive
            and other financial
            products..................     63,909         40,814       196,489      165,676       81,858
                                         --------     ----------    ----------   ----------   ----------
          Total premiums and deposits
            collected.................   $ 66,665     $   43,981    $  211,918   $  178,666   $   96,242
                                         ========     ==========    ==========   ==========   ==========
--------------------------------------------------------------------------------------------------------
Premium income........................   $  2,756     $    3,167    $   15,429   $   12,990   $   14,384
Policy income.........................      1,908          1,907         8,204        6,826        6,529
                                         --------     ----------    ----------   ----------   ----------
          Total policy related
            income....................      4,664          5,074        23,633       19,816       20,913
Net investment income.................     13,581         11,869        50,278       43,167       33,089
Call option gains (losses)............     (2,577)          (108)       (7,603)       1,209          632
Fee and other income..................      1,684          1,338         5,980        4,207        3,068
                                         --------     ----------    ----------   ----------   ----------
          Total revenues (a)..........     17,352         18,173        72,288       68,399       57,702
                                         --------     ----------    ----------   ----------   ----------
Benefits and claims...................      2,402          4,081        20,045       14,516       13,310
Interest credited to interest
  sensitive annuities and other
  financial products..................      5,502          6,333        21,080       25,728       19,775
Amortization..........................      2,025          1,833         9,703        6,313        4,755
Commission expenses...................      1,765            422         1,918          735          895
Other operating expenses..............      3,035          2,872        10,685       11,668       12,312
Interest expense and financing
  costs...............................        816            864         3,417        3,385        2,955
                                         --------     ----------    ----------   ----------   ----------
          Total benefits and costs....     15,545         16,405        66,848       62,345       54,002
                                         --------     ----------    ----------   ----------   ----------
          Operating income before
            income taxes..............      1,807          1,768         5,440        6,054        3,700
Net realized investment gains
  (losses), net of related
  amortization........................         72           (336)       (2,164)          78          353
                                         --------     ----------    ----------   ----------   ----------
          Income before income
            taxes.....................   $  1,879     $    1,432    $    3,276   $    6,132   $    4,053
                                         ========     ==========    ==========   ==========   ==========
--------------------------------------------------------------------------------------------------------

                                           THREE MONTHS ENDED
                                                MARCH 31,                 YEAR ENDED DECEMBER 31,
                                        -------------------------   ------------------------------------
                                           2001          2000          2000         1999         1998
                                        -----------   -----------   ----------   ----------   ----------
                                        (UNAUDITED)   (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)
Number of annuity contracts in
  force...............................     24,121         22,535        23,361       22,177       20,121
                                         ========     ==========    ==========   ==========   ==========
Interest-sensitive annuity and other
  financial products reserves, net of
  reinsurance ceded...................   $740,688     $  615,755    $  699,854   $  588,915   $  485,774
                                         ========     ==========    ==========   ==========   ==========
Number of life policies in force......     54,797         58,093        55,533       61,573       66,412
                                         ========     ==========    ==========   ==========   ==========
Life insurance in force, net of
  reinsurance ceded...................   $996,943     $1,199,189    $1,042,566   $1,367,533   $1,403,164
                                         ========     ==========    ==========   ==========   ==========

---------------

(a) Total revenues exclude net realized investment gains (losses), net of related amortization.

     The domestic operations segment consists of revenues earned and expenses incurred from U.S. operations which includes deposits and/or income from annuity products (primarily flexible premium deferred annuities), equity-indexed products, single premium immediate annuities, universal life products and traditional life products. This segment has been significantly impacted by the acquisitions of Savers Life, effective March 12, 1998, and Midwestern Life, effective October 30, 1998. The profitability for this segment is primarily a function of its investment spread earned (i.e. the excess of investment earnings over interest credited on annuity and universal life deposits), persistency of the in force business, mortality experience and management of operating expenses.

     PREMIUM DEPOSITS consist of flexible premium deferred annuities, equity-indexed annuities, single premium immediate annuities, interest-sensitive annuities and other financial products that do not incorporate significant mortality features. For GAAP these premium deposits are not shown as premium income in the income statement. Furthermore, a change in premium deposits in a single period does not directly cause operating income to change, although continued increases or decreases in premiums may affect the growth rate of total assets on which investment spreads are earned.

     - Premium deposits for the three month period ending March 31, 2001 increased $23.1 million, or 57%, to $63.9 million, compared to the three month period ending March 31, 2000. This increase relates to (1) a continued increase in the agency base achieved through the recruitment of high volume agents and larger managing general agencies, (2) favorable agent retention, (3) enhanced presence in the single premium immediate annuities market and (4) the development of an interactive agent website.

     - Premium deposits for 2000 increased $30.8 million or 19%, to $196.5 million. The increase relates to (1) a continued increase in the agency base achieved through the recruitment of high volume agents and larger managing general agencies, (2) the introduction of a single premium immediate annuity product that contributed $18.3 million of deposits for the period, and (3) continued momentum of our equity-indexed products which contributed an additional $13.8 million for the period.

     - Premium deposits for 1999 increased $83.8 million or 102%, to $165.7 million. The increase relates to (1) an increase in the agency base achieved through the recruitment of high volume agents and larger managing general agencies, (2) expansion of geographical concentration,
       (3) the full year impact of an equity-indexed product introduced in 1998, and (4) the introduction of three equity-indexed annuity products in 1999.

     PREMIUM INCOME consists of premiums earned from (1) traditional life products, (2) annuity business that incorporates significant mortality features, and (3) Medicare supplement premiums for the 1998 period.

     - Premium income for the three month period ending March 31, 2001 decreased by $0.4 million or 13%, to $2.8 million compared to the same period in 2000. The decrease consists of a decline in renewal premiums due to a reduction in the in-force policies that incorporate significant mortality features.

     - Life premiums increased by $2.4 million, or 19%, in 2000, to $15.4 million, which is primarily the result of increased traditional life premiums and other deposits that incorporate mortality features.

     - Life premiums increased by $4.6 million, or 55%, in 1999, to $13.0 million. The increase was primarily the result of renewal premiums from Midwestern Life's traditional life block and first year premiums of existing traditional life products.

     - Health premiums for 1998 include $6.0 million of Medicare supplement premiums that were earned from March 12, 1998, the acquisition date of Savers Life, through July 1, 1998, the effective sale date of the Medicare supplement block of business.

     POLICY INCOME represents (1) mortality charges and administrative fees earned on universal life products, and (2) surrender income earned as a result of terminated universal life and annuity policies.

     - Policy income was unchanged at $1.9 million for the three month period ending March 31, 2001 compared to the three month period ending March 31, 2000. This is largely due to the stability of withdrawals by policyholders for both periods.

     - During 2000, policy income increased $1.4 million, or 20%, to $8.2 million. The increase primarily relates to $1.6 million of surrender income received as a result of (1) reducing crediting rates on certain flexible premium deferred annuity products, and (2) general market conditions, offset by lower cost of insurance income.

     - During 1999, policy income increased $0.3 million, or 5%, to $6.8 million. The increase is due to (1) mortality charges of a new universal life product, and (2) surrender charges on certain flexible premium deferred annuity products which is primarily the result of lowering credited rates on those products.

     NET INVESTMENT INCOME includes interest earned on invested assets and fluctuates with changes in (1) the amount of average invested assets supporting insurance liabilities, and (2) the average yield earned on those invested assets.

     - Net investment income for the three month period ended March 31, 2001 increased by $1.7 million, or 14%, to $13.6 million compared to the period ending March 31, 2000. Net investment income increased as a result of a $103.2 million or 15% increase in the book value of the weighted average invested assets for the period.

     - During 2000, net investment income increased $7.1 million, or 16%, to $50.3 million. Average invested assets, at book value, increased by $95.7 million, or 15%, due to the growth in insurance liabilities from premium sales of recent periods.


     - During 1999, net investment income increased $10.1 million, or 31%, to $43.2 million. Average invested assets, at book value, increased by $166.7 million, or 35%, due to the growth in insurance liabilities from premium sales of recent periods and from the acquisitions of Savers Life and Midwestern Life.


     - The net investment yield earned on average invested assets was 7.24%, 7.19%, 7.26%, 7.13% and 7.27% for the three months ended March 31, 2001 and 2000 and the years ended 2000, 1999 and 1998, respectively. Investment yields fluctuate from period to period primarily due to changes in the general interest rate environment.

     CALL OPTION GAINS (LOSSES) relate to equity-indexed products which are hedged with call options to limit risk against unusually high crediting rates from favorable returns in the equity market. The market value of these options fluctuate from period to period and are substantially offset by amounts credited to policyholder account balances.

     - Call option losses for the three-month period ending March 31, 2001 increased by $2.5 million to ($2.6) million compared to the period ending March 31, 2000. This increase was due to the continued unfavorable impact from changes in the market value of our call options. Also refer to "Interest credited to interest sensitive annuities and other financial products" below.

     - During 2000, call option losses increased $8.8 million to ($7.6) million compared to call option gains of $1.2 million in 1999. The increased losses were due to the unfavorable impact of changes in the market value of our call options.

     - During 1999, call option gains increased $0.6 million to $1.2 million compared to call option gains of $0.6 million in 1998. This increase was due to the favorable impact of changes in the market value of our call options.

     FEE AND OTHER INCOME consist of fee income related to servicing blocks of business for unaffiliated companies, experience refunds, and commission income.

     - For the three-month period ended March 31, 2001, fee and other income increased $0.3 million, or 26%, to $1.7 million compared to the three-month period ended March 31, 2000 and includes commission income from the Savers Marketing administrative agreement.

     - During 2000, fee and other income increased $1.8 million, or 42%, to $6.0 million. This increase includes (1) $1.5 million of commission income from administrative agreements, including the Savers Marketing administrative agreement, and (2) $0.3 million of other income related to a recovery under a keyman insurance policy.

     - During 1999, fee and other income increased $1.1 million, or 37%, to $4.2 million. This increase was due to commission income that related to the Savers Marketing administrative agreement and the marketing efforts associated with the management of that business.

     BENEFITS AND CLAIMS include (1) paid life insurance claims, (2) benefits from other policies that incorporate significant mortality features, and (3) changes in future policy reserves. Throughout our history, we have experienced both periods of higher and lower benefit claims. This volatility is not uncommon in the life insurance industry and, over extended periods of time, periods of higher claim experience tend to offset periods of lower claim experience.

     - Benefits and claims for the three month period ended March 31, 2001 decreased $1.7 million to $2.4 million, a decrease of 41% compared to the same period for 2000. This decrease includes $0.9 million from the single premium immediate annuity reserves, which is offset by a comparable increase in commission expenses. In addition, we experienced favorable mortality of $0.2 million compared to the period ending March 31, 2000.

     - Benefits and claims in 2000 increased $5.5 million, or 38%, to $20.0 million. This increase includes (1) additional reserves needed as a result of increased traditional life premiums and other deposits that incorporate mortality features and (2) additional mortality benefits of $1.3 million compared to the 1999 period.

     - Benefits and claims in 1999 increased $1.2 million, to $14.5 million. This is due to $6.1 million of claims and benefits resulting from an increase in the average in force life business for the period due to the acquisition of Savers Life and Midwestern Life. This was somewhat offset by the inclusion of $4.9 million of benefits and claims in 1998 results related to the Medicare supplement business that was sold in July 1998.

     INTEREST CREDITED TO INTEREST-SENSITIVE ANNUITIES AND OTHER FINANCIAL PRODUCTS represents interest credited to insurance liabilities of the flexible premium deferred annuities, equity-indexed annuities, single premium immediate annuities, interest sensitive and other financial products. This expense fluctuates with changes in (1) the average interest-sensitive insurance liabilities, (2) the average credited rate on those liabilities, (3) the impact of adapting Financial Accounting Standard Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FASB No. 133"), and (4) the market value fluctuations of call options. See also "-- Net investment income."

     - During the first quarter of 2001, interest credited decreased $0.8 million to $5.5 million, a decrease of 13% compared to the first quarter of 2000. This decrease includes a $2.5 million decline in the market value of liabilities supporting equity-indexed products. These decreases were offset by increased interest credited due to a 16% increase in average interest sensitive liabilities of $92.5 million, a higher average credited rate for the period and a $.4 million increase due to the adoption of FASB No. 133.

     - In 2000, interest credited decreased $4.6 million, or 18%, to $21.1 million. This decrease consists of a $7.6 million decline in the market value of liabilities supporting equity-indexed products. This decrease was offset by increased interest credited due to larger average interest sensitive liabilities of $98.9 million, or 20%, for the period, including a $61.4 million increase from equity-indexed products.

     - In 1999, interest credited increased $6.0 million, or 30%, to $25.7 million. This increase was due to larger average interest-sensitive insurance liabilities of approximately $125.3 million, or 34%, for the period, which includes increases from the acquisitions of Savers Life and Midwestern Life, and from equity indexed products. The remaining increase primarily relates to flexible premium deferred annuity products. These increases were somewhat offset by a decrease in the average credited rate for the period.

     - The weighted average credited rates were 4.93%, 4.82%, 4.90%, 4.89% and 5.16% for the three months ended March 31, 2001 and 2000 and the years ended 2000, 1999 and 1998, respectively.

     AMORTIZATION includes (1) amortization related to the present value of polices purchased from acquired insurance business, (2) amortization of deferred acquisition costs related to capitalized costs of insurance business sold, (3) amortization of goodwill and organizational costs and (4) the impact of adopting FASB No. 133.

     - Amortization for the three month period ending March 31, 2001 was $2.0 million, an increase of $0.2 million compared to the three month period ending March 31, 2000. This increase includes the recognition of additional profits from increased sales of annuity products during recent periods. Amortization was reduced, however, by $0.3 million as a result of adopting FASB No. 133.

     - Amortization in 2000 increased $3.4 million, or 54%, to $9.7 million. This increase relates to (1) additional amortization of deferred acquisition costs, (2) increased business in force, and (3) the recognition of additional profits for the period. Additional profits were recognized from (1) the realization of profits from increased sales of annuity products in recent periods and (2) the realization of profits from surrender income of deferred annuities.

     - Amortization in 1999 increased $1.6 million, or 33%, to $6.3 million. This increase relates to additional amortization of deferred acquisition costs, due to increased business in force, and the recognition of additional profits for the period. Additional profits were recognized from (1) the realization of profits from increased sales of annuity products in recent periods, and (2) the realization of profits from the purchased insurance business of Savers Life and Midwestern Life.

     COMMISSION EXPENSES represent commission expenses, net of deferrable amounts.

     - During the three-month period ended March 31, 2001, commission expenses increased $1.3 million to $1.8 million primarily due to nondeferrable commissions related to single premium immediate annuity sales in the first quarter of 2001, which is offset by a comparable decrease in benefits and claims.

     - During 2000, commission expenses increased $1.2 million to $1.9 million primarily due to nondeferrable commissions related to single premium immediate annuity sales during the year. We enhanced our presence in this market beginning in 2000.

     - During 1999, commission expenses declined $0.2 million to $0.7 million due to slight variations in product mix and sales for the period.

     OTHER OPERATING EXPENSES consist of general operating expenses, including salaries, net of deferrable amounts.

     - Other operating expenses for the first quarter of 2001 increased $0.2 million, or 6%, to $3.0 million compared to the first quarter of 2000. The increase included additional premium tax expense due to changing product mix.

     - In 2000, other operating expenses decreased $1.0 million, or 8%, to $10.7 million. The decrease is due to continued efficiencies achieved through the assimilation of recent acquisitions.

     - In 1999, other operating expenses declined $0.6 million, or 5%, to $11.7 million. The majority of this decrease relates to efficiencies achieved through the assimilation of the former insurance operations of Savers Life, Savers Marketing and Midwestern Life, including the elimination of certain Medicare supplement expenses in connection with the sale of that business.

     INTEREST EXPENSE AND FINANCING COSTS represent interest expense incurred and the amortization of related debt issuance costs.

     - Interest expense and financing costs remained at $0.8 million for the three month period ending March 31, 2001 and 2000, respectively. Average borrowings declined $3.2 million in the first quarter of 2001 but were offset by an increased interest rate for the same period.

     - In 2000, interest expense and financing costs remained at $3.4 million. Average borrowings for the period declined $3.2 million, however, they were offset by an increased interest rate for the period.

     - In 1999, interest expense and financing costs increased $0.4 million, or 15%, to $3.4 million primarily due to increased average borrowings for the period of approximately $5.6 million and an increase in the average interest rate for the period on the revolving line of credit.

     NET REALIZED INVESTMENT GAINS (LOSSES), NET OF RELATED AMORTIZATION fluctuate from period to period and generally arise when securities are sold in response to changes in the investment environment. Realized investment gains (losses) can affect the timing of the amortization of deferred acquisition costs and the amortization of the present value of future profits.


     - Net realized investment gains, net of related costs increased $0.3 million in the first quarter of 2001. The increased gain is a function of generally favorable trading activity for the period.


     - Net realized investment losses, net of related costs and amortization, for 2000 were $2.2 million, which is reduced by $2.3 million of deferred acquisition cost amortization. Approximately 64% of gross losses for 2000 are related to fixed maturity securities that have a decline in fair value that is considered other than temporary. These securities are considered to be in substantive default (i.e. default as to interest and principal).

     - In 1999, net realized investment gains were $0.1 million.

     - Approximately 96% of our fixed maturity securities are classified as investment grade at March 31, 2001.

     INTERNATIONAL OPERATIONS:

                                                 THREE MONTHS ENDED
                                                      MARCH 31,              YEAR ENDED DECEMBER 31,
                                              -------------------------   ------------------------------
                                                 2001          2000         2000       1999       1998
                                              -----------   -----------   --------   --------   --------
                                              (UNAUDITED)   (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Premiums and deposits collected:
  Traditional life..........................   $     14      $     11     $     41   $    100   $     95
  Separate account deposits.................     28,670        29,966      170,514     55,192     42,536
                                               --------      --------     --------   --------   --------
          Total premiums and deposits
            collected.......................   $ 28,684      $ 29,977     $170,555   $ 55,292   $ 42,631
                                               ========      ========     ========   ========   ========
--------------------------------------------------------------------------------------------------------
Premium income..............................   $     14      $     11     $     41   $    100   $     95
Net investment income.......................        133           126          498        445        500
Separate account fees.......................      1,500         1,227        7,728      3,941      2,884
Amortization of negative goodwill...........         --            --           --         --      1,388
Other income................................         --            --           --         --        353
                                               --------      --------     --------   --------   --------
          Total revenues....................      1,647         1,364        8,267      4,486      5,220
                                               --------      --------     --------   --------   --------
Benefits and claims.........................   $    (22)     $    (26)    $     35   $   (140)  $    (40)
Amortization................................       (130)          377        2,061      1,158        658
Commission expenses.........................         12            49           12         10         22
Other operating expenses....................      1,078           519        3,031      2,192      2,322
                                               --------      --------     --------   --------   --------
          Total benefits and expenses.......        938           919        5,139      3,220      2,962
                                               --------      --------     --------   --------   --------
          Income before income taxes........   $    709      $    445     $  3,128   $  1,266   $  2,258
                                               ========      ========     ========   ========   ========
--------------------------------------------------------------------------------------------------------
Separate account contracts(1)...............      4,934         3,577        4,989      3,380      3,070
                                               ========      ========     ========   ========   ========
Separate account liabilities(1).............   $496,025      $399,879     $520,439   $319,973   $190,246
                                               ========      ========     ========   ========   ========

---------------

(1) Primarily unit-linked assurance products.

     International operations include revenues earned and expenses incurred from abroad, primarily Europe, and include fees collected on deposits from unit-linked assurance products. The profitability for this segment primarily depends on the amount of separate account assets under management, the management fee charged on those assets and management of operating expenses.

     NET INVESTMENT INCOME represents income earned on corporate assets such as cash and short-term investments. Standard Management International is required to hold a certain level of cash and short-term investments in order to comply with local insurance laws.

     - Net investment income remained at $0.1 million for each of the three-month periods ending March 31, 2001 and 2000, respectively. Corporate assets averaged $12.9 million and $11.1 million for the first quarter of 2001 and 2000, respectively.

     - Net investment income was $0.5 million and $0.4 million in 2000 and 1999, respectively, on average invested assets of approximately $11.0 million for each period.

     - The net investment yields earned on average invested assets were 4.13%, 4.53%, 4.54%, 4.06% and 4.74% for the three months ended March 31, 2001 and 2000 and the years ended 2000, 1999 and 1998, respectively.

     FEES FROM SEPARATE ACCOUNTS represents the net fees earned on the various unit-linked products sold. The fees fluctuate in relationship to total separate account assets and the fees earned on these assets. Fees include initial set-up fees on certain products and annual recurring fees on almost all products.

     - Fees from separate accounts for the first quarter of 2001 increased $0.3 million, or 22%, to $1.5 million compared to the first quarter of 2000. This increase is primarily due to an increase of 41% in the average value of assets held in separate accounts for the 2001 period. Actual separate account assets increased $96.1 million, or 24%, to $496.0 million. Fees were unfavorably impacted by $0.4 million due to changes in the value of foreign currencies relative to the U.S. dollar. Excluding the impact of foreign currencies, fees increased $0.7 million or 58%, to $1.9 million.

     - During 2000, fees from separate accounts increased $3.8 million, or 96%, to $7.7 million. This increase is primarily due to an increase of 82% in the average value of assets held in separate accounts for the period. Actual separate account assets increased $200.5 million, or 63%, to $520.4 million. Net deposits from Standard Management International's sales of unit-linked products increased $115.3 million, or 209%, to $170.5 million for the period. This increase is primarily due to (1) strengthening of our distribution system by engaging more, highly productive agents, (2) concentrated marketing efforts in certain European countries, primarily Sweden, Belgium and Italy, and (3) favorable demand, in general, for investment-based products.

     - During 1999, fees from separate accounts increased $1.1 million, or 37%, to $3.9 million. This increase is primarily due to an increase of 36% in the average value of assets held in separate accounts for the period. Actual separate account assets increased $129.7 million, or 68%, to $320.0 million. Net deposits from Standard Management International's sales of unit-linked assurance products increased $12.7 million, or 30%, to $55.2 million for the period. This increase is due to expanded marketing efforts abroad, which generated additional sales in Sweden and Belgium for the period.

     AMORTIZATION OF NEGATIVE GOODWILL, which is the amortization of the excess cost of assets acquired over the purchase price paid for Standard Management International in December 1993, of $6.9 million, has been amortized over 5 years at $1.4 million per year and was fully amortized at December 31, 1998.

     AMORTIZATION includes the amortization of deferred acquisition costs, such as sales commissions and other costs, directly related to selling new business.

     - Amortization for the three month period ending March 31, 2001 decreased $0.5 million to ($0.1) million compared to the same three month period ending March 31, 2000. This decrease is primarily related to the favorable impact of $0.5 million from changes in the value of foreign currencies relative to the U.S. dollar. Excluding the impact of foreign currencies, amortization was $0.4 million for each of the two reporting periods.

     - Amortization increased $0.9 million in 2000 to $2.1 million and increased $0.5 million in 1999 to $1.2 million. These increases are due to amortizing deferred acquisition costs associated with increased sales of recent periods.

     COMMISSION EXPENSES represent commission expenses, net of deferrable amounts.

     - Commission expenses remained unchanged at less than $0.1 million for both periods ending March 31, 2001 and 2000, respectively.

     - Commission expenses remained at less than $0.1 million for the years ended December 31, 2000 and 1999. Due to the nature of SMI's business, virtually 100% of incurred commissions are deferred.

     OTHER OPERATING EXPENSES consist of recurring general operating expenses, net of deferred amounts.

     - Other operating expenses for the three month period ending March 31, 2001 increased $0.6 million to $1.1 million when compared to the three month period ending March 31, 2000. This increase relates primarily to increased (1) management fees charged by Standard Management and (2) professional fees.

     - Other operating expenses increased $1.1 million, or 56%, in 2000 to $3.0 million primarily as a result of fixed costs associated with international business growth. The number of separate account contracts administered increased 48% to 4,989 in 2000 and 10% to 3,380 in 1999.

     - Other operating expenses declined $0.1 million, or 6%, in 1999 to $2.2 million.

     FOREIGN CURRENCY TRANSLATION. Comparisons for all periods presented are impacted by the strengthening and weakening of the U.S. dollar relative to foreign currencies, primarily the Luxembourg franc. The impact of these translations has been quantified on the individual income statement components of fees from separate accounts and amortization solely for the three months ended March 31, 2001.

GENERAL

     PRODUCT PROFITABILITY. Margins on life insurance and annuity products are affected by interest rate fluctuations. Rising interest rates would result in a decline in the market value of assets. However, as there are positive cash flows from renewal premiums, investment income and maturities of existing assets, the need for early disposition of investment assets to meet operating cash flow requirements would be unlikely. Rising interest rates would also increase investment income as available cash flows from maturities are invested at higher interest rates. Finally, rising interest rates may help support a gradual increase in new business and renewal interest rates on interest-sensitive products. A sharp, sudden rise in the interest rate environment without a concurrent increase in crediting rates could result in higher surrenders, particularly for annuities. The effect of these surrenders would be to reduce earnings over the long term. Earnings in the period of the surrender could increase or decrease depending on whether surrender charges were applicable and whether such charges differed from the write-off of related deferred acquisition costs or present value of future profits.

     When interest rates fall, Standard Management generally attempts to adjust the credited interest rates subject to competitive pressures. Although Standard Management believes that such strategies will continue to permit it to achieve a positive spread, a significant decline in the yield on Standard Management's investments could adversely affect the results of operations and financial condition of Standard Management.

     The long-term profitability of insurance products depends on the accuracy of the actuarial assumptions that underlie the pricing of such products. Actuarial calculations for such insurance products, and the ultimate profitability of such products, are based on four major factors:

     - persistency,

     - mortality,

     - return on cash invested by the insurer during the life of the policy, and

     - expenses of acquiring and administering the policies.

     The average expected remaining life of Standard Life's traditional life and annuity business in force at December 31, 2000 was 6.9 years. This calculation was determined based upon Standard Management's actuarial models and assumptions as to expected persistency and mortality. Persistency is the extent to which insurance policies sold are maintained by the insured. The persistency of life insurance and annuity products is a critical element of their profitability. However, a surrender charge often applies in the early contract years and declines to zero over time.

     Policyholders sometimes do not pay premiums, thus causing their policies to lapse. For the years 2000, 1999 and 1998, Standard Life experienced total policy lapses, excluding surrenders, of 5.7%, 3.6% and 5.0% of total policies in force at December 31 of each year, respectively.

     PRESENT VALUE OF FUTURE PROFITS. In accordance with industry practice, when Standard Management purchases an additional insurance business, it assigns a portion of the purchase price, called the present value of future profits, to the right to receive future cash flows arising from existing insurance policies. This asset is recorded when the business is purchased at the value of projected future cash flows on existing policies, less a discount to present value. As future cash flows emerge, they are treated as a recovery of this asset. Therefore, if cash flows emerging from the purchased or recaptured business during a period exactly equal the projections, they are offset by that period's amortization of the cost of the policies purchased. In that event, the only income statement effect from the purchased business is the realization of the discount that was initially deducted from the asset to reflect its present value. Changes in the future annual amortization of this asset are not expected to have a significant effect on the results of operations, because the amount of amortization is expected to be equal to the profits emerging from the purchased policies, net of interest on the unrecovered present value of future profits balance. This asset is amortized over the expected life of the related policies purchased. Present value of future profits is increased for the estimated effect of realizing unrealized investment losses and decreased for the estimated effect of realizing unrealized investment gains.

     In selecting the interest rate to calculate the discounted present value of the projected future profits, Standard Management uses the risk rate of return it needs to earn in order to invest in the business being acquired or recaptured.

     In determining this required risk rate of return, Standard Management considers the following factors:

     - the magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows (as described above).

     - the cost of the capital required to fund the acquisition or recapture.

     - the likelihood of changes in projected future cash flows that might occur if there are changes in insurance regulations and tax laws.

     - the acquired company's compatibility with other Standard Management activities that may favorably affect future cash flows.

     - the complexity of the acquired company or recaptured business.

     - recent prices (i.e., discount rates used in determining valuations) paid by others to acquire or recapture similar blocks of business.

     The discount rate selected may affect subsequent earnings in those instances where the purchase price of the policies exceeds the value of net assets acquired, including the value of future profits discounted at the selected interest rate. Selection of a lower (or higher) discount rate will increase (or decrease) the portion of the purchase price assigned to the present value of future cash flows and will result in an offsetting decrease (or increase) in the amount of the purchase price assigned to goodwill. The effect on subsequent earnings caused by this variation in purchase price allocation will depend on the characteristics of the policies purchased. Use of a lower rate may result in an increase in reported earnings in the early years after an acquisition followed by a decrease in earnings in later years.

     The percentage of future expected net amortization of the beginning balance of the present value of future profits before the effect of net unrealized gains and losses, based on the present value of future profits at December 31, 2000 and current assumptions as to future events on all policies in force, are expected to be between 8% and 10% in each of the years 2001 through 2005.

     Standard Management used discount rates of 13% and 15% to calculate the present value of future profits of the Savers Life and Midwestern Life acquisitions, respectively. Each is being amortized over 20 years based on the mix of their respective annuity and life business.

     DEFERRED ACQUISITION COSTS. Insurance products generate two types of profit streams: (1) from the excess of investment income earned over that credited to the policyholder, and (2) from the excess of premiums received over costs incurred for policy issuance, administration and mortality. Costs incurred in issuing new policies are deferred and recorded as deferred acquisition costs, which are amortized using present value techniques so that profits are realized in proportion to premium revenue for certain products and estimated gross profits for certain other products. Profits from all of these elements are recognized over the lives of the policies; no profits are recorded at the time the policies are issued.

     Amortization of deferred acquisition costs related to operations was $9.7 million, $4.6 million, and $3.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase in current year amortization expense resulted primarily from increased amortization of deferred acquisition costs as gross profits from business sold in recent years began to emerge. Deferred acquisition costs are generally amortized over the expected lives of the policies, a period of approximately 20 years. Interest is being accumulated at the projected crediting rate on the policies. Deferred acquisition costs are increased for the estimated effect of realizing unrealized investment losses and decreased for the estimated effect of realizing unrealized investment gains. The offset to these amounts is recorded directly to shareholders' equity, net of taxes. Future expected amortization of deferred acquisition costs for the next five years before the effect of net realized and unrealized gains and losses, based on deferred acquisition costs at December 31, 2000 and current assumptions, is as follows (in thousands):

                                             2001      2002      2003      2004      2005
                                            -------   -------   -------   -------   ------
Gross amortization........................  $13,793   $13,387   $12,123   $10,736   $9,451
Interest accumulation.....................    5,854     4,765     3,870     3,180    2,612
                                            -------   -------   -------   -------   ------
Net amortization..........................  $ 7,939   $ 8,622   $ 8,253   $ 7,556   $6,839
                                            =======   =======   =======   =======   ======

     The amounts included in the foregoing table do not include any amortization of deferred acquisition costs resulting from the sale of new products after December 31, 2000. Any changes in future annual amortization of this asset are not expected to have a significant effect on results of operations because the amount of amortization is expected to be proportionate to the profits from the produced policies, net of interest on deferred acquisition costs.

     VARIANCES BETWEEN ACTUAL AND EXPECTED PROFITS. Actual experience on purchased and produced insurance may vary from projections due to differences in renewal premiums collected, investment spreads, mortality costs, persistency, administrative costs and other factors. Variances from original projections, whether positive or negative, are included in net income as they occur. To the extent that these variances indicate that future experience will differ from the estimated profits reflected in the capitalization and amortization of the cost of policies purchased or the cost of policies produced, current and future amortization rates may be adjusted.

     ACCOUNTING FOR ANNUITIES AND UNIVERSAL AND INTEREST-SENSITIVE LIFE PRODUCTS. We primarily account for our annuity, universal and interest-sensitive life policy deposits in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses on the Sale of Investments." Under SFAS No. 97, a benefit reserve is established at the time of policy issuance in an amount equal to the deposits received. Thereafter, the benefit reserve is adjusted for any additional deposits, interest credited and partial or complete withdrawals. Revenues for annuities and universal and interest-sensitive life policies, other than certain non-interest sensitive annuities, consist of policy charges for surrenders and partial withdrawals, mortality and administration, and investment income earned. These revenues do not include the annuity, universal and interest-sensitive life policy deposits. Expenses related to these products include interest credited to policyowner account balances, operating costs for policy administration, amortization of DAC and mortality costs in excess of account balances.

     Costs relating to the acquisition of new business, primarily commissions paid to agents, which vary with and are directly related to the production of new business, are deferred to the extent that such costs are recoverable from future profit margins. At the time of issuance, the acquisition expenses, approximately 13% of initial annuity premium deposits and 55% of premiums from universal and interest-sensitive life products for Standard Management, are capitalized as deferred acquisition costs. In accordance with SFAS No. 97, deferred acquisition costs with interest are amortized over the lives of the policies in a constant relationship to the present value of estimated future gross profits.

     ACCOUNTING FOR UNIT-LINKED ASSURANCE PRODUCTS. Separate account assets and liabilities are maintained primarily for contracts of which the majority represents unit-linked assurance products where benefits on surrender and maturity are not guaranteed. They generally represent funds held in accounts to meet specific investment objectives of policyholders who bear the investment risk. Investment income and investment gains and losses accrue directly to these policyholders. Standard Management earns income from the investment management fee it charges on these unit-linked contracts, which ranges from 0.8% to 1.2% of the value of the underlying separate accounts.

LIQUIDITY AND CAPITAL RESOURCES

  LIQUIDITY OF STANDARD MANAGEMENT (PARENT COMPANY)

     Standard Management is a financial services holding company whose liquidity requirements are met through payments received from its subsidiaries. These payments include (1) interest on surplus debentures, (2) dividends, (3) management fees, and (4) rental income, all of which are subject to restrictions under applicable insurance laws and are used to pay operating expenses and meet debt service obligations. These internal sources of liquidity have been supplemented in the past by external sources such as revolving credit agreements and long-term debt and equity financing in the capital markets.

     GENERAL. On a consolidated basis Standard Management reported net cash provided by operations of $0.4 million, $0.9 million and $2.9 million for the three months ended March 31, 2001 and the years 2000 and 1999, respectively. Although deposits received on Standard Management's interest-sensitive annuities and other financial products are not included in cash flow from operations under GAAP, these funds are available for use by Standard Management. Cash provided by operations plus net deposits received, less net account balances returned to policyholders on interest-sensitive annuities and other financial products, resulted in positive cash flow of $39.4 million for the three months ended March 31, 2001 and $108.2 million and $92.6 million for 2000 and 1999, respectively. Cash generated on a consolidated basis is available to Standard Management only to the extent that it is generated at the Standard Management level or is available through dividends, interest, management fees or other payments from subsidiaries.

     In 1993, Standard Management instituted a program to repurchase its common stock. At March 31, 2001, Standard Management was authorized to repurchase 724,790 additional shares of Standard Management common stock under this program.

     At April 27, 2001, Standard Management had "parent company only" cash and short-term investments of $0.7 million. These funds are available to Standard Management for general corporate purposes. Standard Management's "parent company only" operating expenses, not including interest expense, were $4.5 million and $4.8 million for 2000 and 1999, respectively.

     In 1998, Standard Management issued convertible redeemable preferred stock with a stated value of $6.5 million. Proceeds from that issuance were used to reduce the borrowings under our amended credit agreement. It is anticipated that this preferred stock will be redeemed with a portion of the proceeds from this offering. See "Use of Proceeds."

     Standard Management anticipates the available cash from its existing working capital, plus anticipated 2001 dividends, management fees, rental income and interest payments on its surplus debentures receivable, will be more than adequate to meet its anticipated "parent company only" cash requirements for 2001.

  Surplus Debenture and Notes Payable Interest.

     The following are characteristics of our amended credit agreement at March 31, 2001:

     - outstanding balance of $17.3 million;

     - weighted average interest rate of 9.71%;

     - principal payments: $4.3 million due annually through March 2005;

     - subject to certain restrictions and financial and other covenants; and

     - interest payments required in 2001 based on current balances will be $1.8 million.

     The following are characteristics of our subordinated debt agreement at March 31, 2001:

     - outstanding balance of $11.0 million;

     - interest rate is greater of (1) 10% per annum or (2) six month London Inter-Bank Offered Rate ("LIBOR") plus 1.5%;

     - due October 2007; and

     - interest payments required in 2001 based on current balances will be $1.1 million.

     Standard Management loaned $27.0 million to Standard Life pursuant to unsecured surplus debenture agreements which requires Standard Life to make quarterly interest payments to Standard Management at a variable corporate base rate plus 2% per annum, and annual principal payments of $1.0 million per year beginning in 2007 and concluding in 2033. The interest and principal payments are subject to quarterly approval by the Indiana Department of Insurance, depending upon satisfaction of certain financial tests relating to levels of Standard Life's capital and surplus and general approval of the Commissioner of the Indiana Department of Insurance. Standard Management currently anticipates these quarterly approvals will be granted. Assuming the approvals are granted and the March 31, 2001 interest rate of 10.50% continues, Standard Management will receive interest income of $2.8 million from the surplus debentures in 2001.

     DIVIDENDS. Dividends paid from Standard Life to Standard Management are limited by laws applicable to insurance companies. As an Indiana domiciled insurance company, Standard Life may pay a dividend or distribution from its surplus profits, without the prior approval of the Commissioner of the Indiana Department of Insurance, if the dividend or distribution, together with all other dividends and distributions paid within the preceding 12 months, does not exceed the greater of (1) net gain from operations or (2) 10% of surplus, in each case as shown in its preceding annual statutory financial statements. Standard Life paid a dividend of $1.6 million in the first quarter of 2001 and has the ability to pay an additional $2.8 million in 2001 without regulatory approval.

     MANAGEMENT FEES. Pursuant to a management services agreement, Standard Life paid Standard Management $0.9 million during the first quarter of 2001, $3.6 million during 2000 and $3.4 million during 1999 for certain management services related to the production of business, investment of assets and evaluation of acquisitions. Prior to its merger into Standard Life, Savers Life paid Standard Management $0.8 million during 1998 for certain management services pursuant to a management services agreement. In addition, Dixie Life paid Standard Life $0.3 million in the first quarter of 2001 and $1.2 million and $0.9 million in 2000 and 1999, respectively, for certain management services provided. Both of these agreements provide that they may be modified or terminated by the Indiana and Mississippi Departments of Insurance in the event of the financial hardship of either Standard Life or Dixie Life.

     Pursuant to a management services agreement, Premier Life (Luxembourg) paid Standard Management $0.4 million during the first quarter of 2001, $0.3 million during 2000 and $0.2 million during 1999 for certain management, technical support and administrative services. The agreement provides that it may be modified or terminated by either Standard Management or Premier Life (Luxembourg).

     EQUIPMENT RENTAL FEES. In the first quarter of 2001 and the years 2000 and 1999, Standard Management charged subsidiaries $0.3 million, $1.1 million and $1.0 million, respectively, for the use of equipment owned by Standard Management.

  LIQUIDITY OF INSURANCE OPERATIONS

     U.S. INSURANCE OPERATIONS. The principal liquidity requirements of Standard Life are its contractual obligations to policyholders, dividend, rent, management fee and surplus debenture payments to Standard Management and other operating expenses. The primary source of funding for these obligations has been cash flow from premium income, net investment income, investment sales and maturities and sales of flexible premium deferred annuities and equity indexed products. These sources of liquidity for Standard Life significantly exceed scheduled uses. Liquidity is also affected by unscheduled benefit payments including death benefits and policy withdrawals and surrenders. The amount of withdrawals and surrenders is affected by a variety of factors such as renewal interest crediting rates, interest rates for competing products, general economic conditions, Standard Life's A.M. Best Company rating and events in the industry that affect policyholders' confidence. In April 2001, Standard Life received a rating upgrade from A.M. Best Company to B++, or "Very Good" category. As rationale for the rating upgrade, A.M. Best Company noted Standard

Life's continued business growth, improved operating results during 2000 and increased fee income received from administration.

     The policies and annuities issued by Standard Life contain provisions that allow policyholders to withdraw or surrender their policies under defined circumstances. These policies and annuities generally contain provisions, which apply penalties or otherwise restrict the ability of policyholders to make such withdrawals or surrenders. Standard Life closely monitors the surrender and policy loan activity of its insurance products and manages the composition of its investment portfolios, including liquidity, to manage its cash resources in light of such activity.

     Changes in interest rates may affect the incidence of policy surrenders and other withdrawals. In addition to the potential effect on liquidity, unanticipated withdrawals in a changing interest rate environment could adversely affect earnings if Standard Management were required to sell investments at reduced values to meet liquidity demands. Standard Management manages the asset and liability portfolios in order to minimize the adverse earnings effect of changing market interest rates. Standard Management seeks assets that have duration characteristics similar to the liabilities that they support. Standard Management also prepares cash flow projections and performs cash flow tests under various market interest rate scenarios to assist in evaluating liquidity needs and adequacy. Our U.S. insurance subsidiaries currently expect available liquidity sources and future cash flows to be adequate to meet the demand for funds.

     Statutory surplus is computed according to rules prescribed by the NAIC, as modified by the Indiana Department of Insurance, or the state in which the insurance subsidiaries do business. Statutory accounting rules are different from GAAP and are intended to reflect a more conservative perspective. With respect to new business, statutory accounting practices require that: (1) acquisition costs (primarily commissions and policy issue costs), and (2) reserves for future guaranteed principal payments and interest in excess of statutory rates, be expensed in the year the new business is written. These items cause a reduction in statutory surplus ("surplus strain") in the year written for many insurance products. Standard Management designs its products to minimize such first-year losses, but certain products continue to cause a statutory loss in the year written. For each product, Standard Management controls the amount of net new premiums written to manage the effect of such surplus strain. Standard Management's long-term growth goals contemplate continued growth in its insurance businesses. To achieve these growth goals, Standard Management's U.S. insurance subsidiaries will need to increase statutory surplus. Additional statutory surplus may be secured through various sources such as internally generated statutory earnings, infusions by Standard Management with funds generated through debt or equity offerings or mergers with other life insurance companies. If additional capital is not available from one or more of these sources, Standard Management believes that it could reduce surplus strain through the use of reinsurance or through reduced writing of new business.

     Management believes that the operational cash flow of Standard Life will be sufficient to meet its anticipated needs for 2001. As of March 31, 2001, Standard Life had statutory capital and surplus for regulatory purposes of $40.3 million compared to $43.9 million and $43.7 million at December 31, 2000 and 1999, respectively. As the life insurance and annuity business produced by Standard Life increases, Standard Life expects to continue to satisfy statutory capital and surplus requirements through statutory profits, through the continued reinsurance of a portion of its new business, and through additional capital contributions by Standard Management. Net cash flow from operations on a statutory basis of Standard Life, after payment of benefits and operating expenses, was $37.6 million for the three months ended March 31, 2001 and $95.4 million and $91.4 million for 2000 and 1999, respectively. If the need arises for cash, which is not readily available, additional liquidity could be obtained from the sale of invested assets.

     INTERNATIONAL OPERATIONS. The amount of dividends that may be paid by Standard Management International without regulatory approval is limited to its accumulated earnings. Standard Management International and Premier Life (Luxembourg) were not permitted to pay dividends in 2000 and 1999 due to accumulated losses. Premier Life (Bermuda) paid a dividend of $0.3 million in 2000 and $0.8 million in 1999 to SMI and no dividends in 1998. Standard Management does not anticipate receiving dividends from Standard Management International in 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We seek to invest available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency. Approximately 86% of the total insurance liabilities at December 31, 2000 had surrender penalties or other restrictions, approximately 4% are not subject to surrender penalties and the remainder are not subject to withdrawal or surrender.

     We also seek to maximize the total return on our investments through active investment management. Accordingly, we have determined that the entire portfolio of fixed maturity securities is available to be sold in response to:

     - changes in market interest rates,

     - changes in relative values of individual securities and asset sectors,

     - changes in prepayment risks,

     - changes in credit quality outlook for certain securities,

     - liquidity needs, and

     - other factors.

     Profitability of many or our products is significantly affected by the spreads between interest yields on investments and rates credited on insurance liabilities. Although substantially all credited rates on annuity products may be changed annually (subject to minimum guaranteed rates), changes in competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of December 31, 2000, the average yield, computed on the cost basis of the investment portfolio, was 7.28%, and the average interest rate credited or accruing to total insurance liabilities was 4.90%, excluding guaranteed interest bonuses for the first year of the annuity contract.

     Computer models were used to perform simulations of the cash flows generated from our existing business under various interest rate scenarios. These simulations measured the potential gain or loss in fair value of interest rate-sensitive financial instruments. With such estimates, we seek to closely match the duration of assets to the duration of liabilities. When the estimated duration of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At December 31, 2000, the option adjusted duration of fixed maturity securities and short-term investments were approximately 4.4, and the option adjusted duration of insurance liabilities was approximately 3.9. The "option adjusted duration" compares the change in the value of an asset or liability with a change in interest rates. For instance, the option duration of our fixed maturity securities and short-term investments is approximately 4.4. This means that if interest rates in general increased 1%, the value of our asset portfolio would decrease by approximately 4.4%.

     If interest rates were to increase by 10% from their December 31, 2000 levels, our fixed maturity securities and short-term investments (net of the corresponding changes in the values of cost of policies purchased, cost of policies produced and insurance liabilities) would decline in fair value by approximately $17.1 million.

     The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in the value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because our investments and liabilities are actively managed, actual losses could be less than those estimated above.

     Standard Management International could be exposed to currency fluctuations if currencies within the conventional investment portfolio or certain actuarial reserves are mismatched. The assets and liabilities of this portfolio and the reserves are continually matched by the company and at regular intervals by an independent actuary. In addition, Premier Life (Luxembourg's) stockholder's equity is denominated in Luxembourg francs. Premier Life (Luxembourg) does not hedge its translation risk because its stockholder's equity will remain in Luxembourg francs for the foreseeable future and no significant realized foreign exchange gains or losses are anticipated. At March 31, 2001, there was a $1.3 million unrealized loss from foreign currency translation.

                                   MANAGEMENT

     The executive officers and directors of Standard Management are as follows:

NAME                                         AGE                  POSITION HELD
----                                         ---                  -------------
Ronald D. Hunter...........................  49    Chairman of the Board, Chief Executive
                                                   Officer and President
Raymond J. Ohlson..........................  50    Executive Vice President, Chief Marketing
                                                   Officer and Director
P.B. (Pete) Pheffer........................  50    Executive Vice President, Chief Financial
                                                   Officer and Director
Stephen M. Coons...........................  60    Executive Vice President, General Counsel,
                                                   Secretary and Director
Edward T. Stahl............................  54    Executive Vice President, Chief
                                                   Administrative Officer and Director
Robert A. Borns............................  65    Director
John J. Dillon.............................  41    Director
Jerry E. Francis...........................  51    Director
Martial R. Knieser.........................  58    Director

     RONALD D. HUNTER. Mr. Hunter has been the Chairman of the Board, Chief Executive Officer and President of Standard Management since its formation in June 1989 and the Chairman of the Board and Chief Executive Officer of Standard Life since December 1987. Previously, Mr. Hunter held several management and sales positions in the life insurance industry with a number of companies including Conseco, Inc. (1981-1986) and Aetna Life & Casualty Company (1978-1981).

     RAYMOND J. OHLSON. Mr. Ohlson has served as Executive Vice President and director of Standard Management since December 1993. Since June 1993, Mr. Ohlson has served as President of Standard Life. Since 1991, Mr. Ohlson has served as President and director of Standard Marketing Corporation. Mr. Ohlson entered the life insurance business in 1971 and is a life member of the Million Dollar Round Table. He earned his CLU designation in 1980.

     P.B. (PETE) PHEFFER. Mr. Pheffer has been Executive Vice President, Chief Financial Officer and director of Standard Management since June 1997. Prior to joining Standard Management, Mr. Pheffer was Senior Vice President -- Chief Financial Officer and Treasurer of Jackson National Life Insurance Company from 1994 to 1996 and prior to that was Senior Vice President -- Chief Financial Officer at Kemper Life Insurance Companies from 1992 to 1994. Mr. Pheffer, a CPA, received his MBA from the University of Chicago in 1988.

     STEPHEN M. COONS. Mr. Coons has been a director of Standard Management since August 1989. Mr. Coons has been General Counsel and Executive Vice President of Standard Management since March 1993 and has been Secretary of Standard Management since March 1994. He was of counsel to the law firm of Coons, Maddox & Koeller from March 1993 to December 1995. Prior to March 1993, Mr. Coons was a partner with the law firm of Coons & Saint. He has been practicing law for over 30 years. Mr. Coons served as Indiana Securities Commissioner from 1978 to 1983.

     EDWARD T. STAHL. Mr. Stahl has been an Executive Vice President of Standard Management since its formation, has been a director of Standard Management from July 1989 and was appointed Chief Administrative Officer in November 1998. Mr. Stahl was President and Chief Operations Officer of Standard Life from May 1988 to June 1993. He has been a director of Standard Life since December 1987, and Executive Vice President and Secretary since June 1993. Mr. Stahl has served in various capacities in the insurance industry since 1966. He earned his FLMI designation in 1981, and is a member of several insurance associations.

     ROBERT A. BORNS. Mr. Borns has been a director of the Company since 1996. He has served as Chairman of Borns Management Corporation (real estate owners and managers), Indianapolis, Indiana since 1962 and as Chairman of Correctional Management Company, L.L.C. (privatized correctional facilities), Indianapolis, Indiana since 1996. Mr. Borns serves on numerous boards, including IPALCO Enterprises, Inc., Indianapolis Power & Light Company, Artistic Media Partners, Inc. and Mid-America Capital Resources Corporation. He is also a member of the Board of Trustees of Indianapolis Museum of Art, Indianapolis Symphony Orchestra, Indiana University Foundation and St. Vincent Hospital Advisory Board.

     JOHN J. DILLON. Mr. Dillon has been a director of the Company since March 1998. Mr. Dillon currently serves as a business consultant. From 1997 to 2000, Mr. Dillon was the Chief Administrative Officer with Analytical Surveys, Inc. Prior to that, Mr. Dillon served in various positions for the State of Indiana, including director of the Hoosier Lottery from July 1993 to January 1997 and Insurance Commissioner from July 1989 to July 1991.

     JERRY E. FRANCIS. Mr. Francis has been a director of the Company since March 1998. He is currently President of Savers Marketing Corporation. He was Senior Vice President of Savers Life Insurance Company ("Savers") from 1991 to 1998. He was Director of Operations of Savers from 1982 to 1998 and a director of Savers from 1991 to 1998. Mr. Francis received his MBA from Wake Forest University in 1982.

     MARTIAL R. KNIESER. Dr. Knieser has been a director of the Company since May 1990. He was Director of Laboratories of Community Hospital Indianapolis from 1978 to 1991 and was Medical Director of Stat Laboratory Services from 1989 to 1999. Dr. Knieser also has been Medical Director of Standard Life since December 1987. Dr. Knieser currently serves as Director of Laboratories of St. Vincent Mercy Hospital, Elwood, Indiana.

     There are no family relationships between any director or executive officer and any other director or executive officer.

BOARD OF DIRECTORS

     Standard Management's Board of Directors consists of nine directors and is divided into three classes, each of whom serves a three-year term. Messrs. Borns, Francis and Ohlson serve as Class I directors until the 2002 annual meeting of shareholders. Messrs. Coons, Knieser and Pheffer serve as Class II directors until the 2003 annual meeting of shareholders. Messrs. Dillon, Hunter and Stahl serve as Class III directors until the 2004 annual meeting of shareholders.

     Our Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Incentive Stock Option Committee. The Board of Directors does not have a standing nominating committee, such function being reserved to the Executive Committee.

     The principal function of the Executive Committee is acting for the Board of Directors in the management of business when action is required between Board of Directors meetings. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. Members of the Executive Committee are Messrs. Hunter (Chairman), Coons, Ohlson, Pheffer and Stahl.

     The Audit Committee reviews the results and scope of the audit and other services provided by our independent auditors and recommends the appointment of independent auditors to the Board of Directors. In addition, the committee also monitors the effectiveness of the audit effort and financial reporting and the adequacy of financial and operating controls. Members of the Audit Committee are Messrs. Dillon (Chairman), Borns and Knieser.

     The Compensation Committee approves compensation objectives and policy for all employees and is responsible for developing and making recommendations to the Board of Directors with respect to our executive compensation policies. In addition, the Compensation Committee determines periodically and recommends to the Board of Directors the base cash compensation for our Chief Executive Officer and other executive officers. The committee reports to shareholders on executive compensation items as required by the Securities and Exchange Commission. Members of the Compensation Committee are Messrs. Knieser (Chairman), Borns and Dillon.

     The Incentive Stock Option Committee has responsibility for granting stock options to eligible members of management under, and otherwise administers our Amended and Restated 1992 Stock Option Plan. The entire Board of Directors comprises the members of the Incentive Stock Option Plan Committee.

COMPENSATION OF DIRECTORS

     Each of our non-employee directors receives an annual cash retainer of $10,000. These directors also receive $1,000 per Board of Directors or Board of Directors committee meeting attended in person. All non-employee directors are reimbursed for expenses incurred in connection with their services as directors. Pursuant to the Stock Option Plan, each non-employee director is entitled to receive, on the date of each annual meeting of shareholders, an immediately exercisable option to purchase 500 shares of our common stock at a purchase price equal to the fair market value of common stock on the date of the grant. The Board of Directors may vary, from year to year, the number of shares subject to options to be granted to each non-employee director, provided that such number may not be less than 500. Each option will be exercisable for ten years and may terminate earlier upon termination of directorship. The Stock Option Plan also provides that each non-employee director is entitled to receive an option to purchase 500 shares of common stock upon commencement of service as a director. Our executive officers who are also directors of Standard Management do not receive an annual retainer, meeting fees, shares of common stock or other compensation for service as a director or for service on committees of the Board of Directors.

     The following table sets forth the annual and certain other components of the compensation paid to Mr. Hunter, Chairman, Chief Executive Officer and President of Standard Management, and the four other highest-paid executive officers of Standard Management during fiscal year 2000 (the "Named Executive Officers"), for the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                            COMPENSATION AWARDS
                                               ANNUAL COMPENSATION         ---------------------
                                 FISCAL   -----------------------------    SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS      OTHER            OPTIONS          COMPENSATION(2)
---------------------------      ------   --------   --------   -------    ---------------------   ---------------
Ronald D. Hunter...............   2000    $346,527   $332,476   $48,948(1)             --              $29,845
  Chairman of the Board           1999     337,746    356,968    45,570(1)        180,000               30,892
  CEO and President               1998     332,755    306,221    45,579(1)             --               29,045
Raymond J. Ohlson..............   2000     237,255    166,238        --                --               19,840
  Executive Vice President        1999     231,243    178,484        --            67,500               22,993
  Chief Marketing Officer         1998     227,826    153,111        --                --               21,240
P.B. (Pete) Pheffer............   2000     237,255    166,238        --                --               19,394
  Executive Vice President        1999     231,243    178,484        --           142,500               19,874
  Chief Financial Officer         1998     204,200    153,111        --                --               15,658
Stephen M. Coons...............   2000     208,278    166,238        --                --               16,789
  Executive Vice President        1999     203,000    178,484        --            67,500               13,191
  General Counsel and Secretary   1998     200,000    153,111        --                --               10,897
Edward T. Stahl................   2000     161,415    166,238        --                --               12,800
  Executive Vice President        1999     157,325    178,484        --            67,500               12,400
  Chief Administrative Officer    1998     128,219    153,111        --                --               10,856

---------------

(1) Amounts include imputed interest on an interest-free loan made to Mr. Hunter in 1997. The balance of the loan at December 31, 2000 is $775,000.

(2) Amounts reported for fiscal year 2000 were as follows:

                                                                KEY MAN    DISABILITY
                                                    401K       INSURANCE   INSURANCE     TRAVEL
NAME                                            CONTRIBUTION   PREMIUMS     PREMIUMS    ALLOWANCE
----                                            ------------   ---------   ----------   ---------
Ronald D. Hunter..............................     $6,800       $4,090       $6,955      $12,000
Raymond J. Ohlson.............................      6,800        1,585        5,455        6,000
P.B. (Pete) Pheffer...........................      6,800          930        5,664        6,000
Stephen M. Coons..............................      6,800        2,408        1,581        6,000
Edward T. Stahl...............................      6,800           --           --        6,000

     There were no stock option grants nor were any stock options exercised by the Named Executive Officers during fiscal year 2000. The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held as of the end of fiscal year 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE MONEY
                                                        OPTIONS AT FY-END           OPTIONS AT FY-END($)
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Ronald D. Hunter.................................    628,095        60,000           --             --
Raymond J. Ohlson................................    327,455        22,500           --             --
P.B. (Pete) Pheffer..............................    245,000        47,500           --             --
Stephen M. Coons.................................    242,760        22,500           --             --
Edward T. Stahl..................................    234,570        22,500           --             --

     The following table sets forth certain information concerning the repricing of stock options held by any executive officer during the five completed fiscal years since we became a reporting company under the Exchange Act. We have not issued any SARs.

                            TEN-YEAR OPTION PRICING

                                            NUMBER OF                                                    LENGTH OF
                                            SECURITIES    MARKET PRICE                                ORIGINAL OPTION
                                            UNDERLYING      OF STOCK      EXERCISE PRICE              TERM REMAINING
                                           OPTIONS/SARS    AT TIME OF       AT TIME OF       NEW        AT DATE OF
                                           REPRICED OR    REPRICING OR     REPRICING OR    EXERCISE    REPRICING OR
NAME AND PRINCIPAL POSITION        DATE      AMENDED        AMENDMENT       AMENDMENT       PRICE        AMENDMENT
---------------------------       ------   ------------   -------------   --------------   --------   ---------------
Ronald D. Hunter................  5/1/96     105,000         $4.375           $ 9.41        $7.238       86 months
  Chairman of the Board,                      99,645          4.375             7.62         7.238       91 months
  CEO and President
Raymond J. Ohlson...............  5/1/96      26,250          4.375            12.38         7.238       82 months
  Executive Vice President and                39,375          4.375             9.41         7.238       86 months
  Chief Marketing Officer                     37,380          4.375             7.62         7.238       91 months
Stephen M. Coons................  5/1/96      26,250          4.375             9.41         7.238       86 months
  Executive Vice President,                   24,885          4.375             7.62         7.238       91 months
  General Counsel and Secretary
Edward T. Stahl.................  5/1/96      22,050          4.375             9.41         7.238       86 months
  Executive Vice President and                20,895          4.375             7.62         7.238       91 months
  Chief Administrative Officer

EMPLOYMENT AGREEMENTS

     We have employment agreements with Messrs. Hunter, Ohlson, Pheffer, Coons and Stahl, which provide that, if their employment is terminated due to certain acts, for a period of one year thereafter, each shall not (1) sell or attempt to sell, within Indiana, any type of products marketed by us, (2) sell or attempt to sell any types of products marketed by us to any of our customers or (3) within Indiana, own, be employed by, or be connected in any manner with any business similar to ours. Messrs. Hunter, Ohlson, Pheffer, Coons and Stahl also have agreed that during the employment term and for a period of six months thereafter, each will assign to us or our nominees all of his right, title and interest in and to all technical information that each makes, develops or conceives.

     Mr. Hunter's employment agreement terminates on July 1, 2004. His salary under his employment agreement for 2000 was $346,527 per year and is increased each year by the percent change of the Consumer Price Index or CPI. In addition, Mr. Hunter receives a bonus equal to 3% of our annual gross operating income, but not less than 10% of his annual salary. Following a termination of his employment with us in the event of a change-in-control, Mr. Hunter will also be entitled to receive a lump sum payment equal to the amount determined by multiplying the number of shares of common stock subject to unexercised stock options previously granted by us and held by Mr. Hunter on the date of termination, whether or not these options are then exercisable, and the highest per share fair market value of the common stock on any day during the six-month period ending on the date of termination. Upon payment of such amount, such unexercised stock options will be deemed to be surrendered and canceled. In the event of a change-in-control regarding Standard Management whereby Mr. Hunter's employment is terminated, Mr. Hunter is entitled to a lump sum payment equal to his average annual compensation times 299%.

     Mr. Ohlson's employment agreement terminates on July 1, 2002. His salary under his employment agreement for 2000 was $237,255 per year, and is increased each year by the percent change of the CPI. In addition, Mr. Ohlson receives a bonus equal to 1 1/2 % of our annual gross operating income, but not less than 10% of his annual salary. Following a termination of his employment with us in the event of a change-in-control, Mr. Ohlson will also be entitled to receive a lump sum payment equal to the amount determined by multiplying the number of shares of common stock subject to unexercised stock options previously granted by us and held by Mr. Ohlson on the date of termination, whether or not these options are then exercisable, and the highest per share fair market value of the common stock on any day during the six month period ending on the date of termination. Upon payment of such amount, such unexercised stock options will be deemed to be surrendered and canceled. In the event of a change-in-control regarding Standard Management whereby Mr. Ohlson's employment is terminated, Mr. Ohlson is entitled to a lump sum payment equal to his average annual compensation times 299%.

     Mr. Pheffer's employment agreement terminates on July 1, 2002. His salary under this employment agreement for 2000 was $237,255 and is increased each year by the percent change of the CPI. In addition, Mr. Pheffer receives a bonus equal to 1 1/2 % of our annual gross operating income, but not less than 10% of his annual salary. Following a termination of his employment with us in the event of a change-in-control, Mr. Pheffer will also be entitled to receive a lump sum payment equal to the amount determined by multiplying the number of shares of common stock subject to unexercised stock options previously granted by us and held by Mr. Pheffer on the date of termination, whether or not such options are then exercisable, and the highest per share fair market value of the common stock on any day during the six month period ending on the date of termination. Upon payment of such amount, such unexercised stock options will be deemed to be surrendered and canceled. In the event of a change-in-control regarding Standard Management whereby Mr. Pheffer's employment is terminated, Mr. Pheffer is entitled to a lump sum payment equal to his average annual compensation times 299%.

     Mr. Coons' employment agreement terminates on July 1, 2002. His salary under his employment agreement for 2000 was $208,278 per year, and is increased each year by the percent change of the CPI. In addition, Mr. Coons receives a bonus equal to 1 1/2% of our annual gross operating income, but not less than 10% of his annual salary. Following a termination of his employment with us in the event of a change-in-control, Mr. Coons will also be entitled to receive a lump sum payment equal to the amount determined by multiplying the number of shares of common stock subject to unexercised stock options previously granted by us and held by Mr. Coons on the date of termination, whether or not such options are then exercisable, and the highest per share fair market value of the common stock on any day during the six month period ending on the date of termination. Upon payment of such amount, such unexercised stock options will be deemed to be surrendered and canceled. In the event of a change-in-control regarding Standard Management whereby

Mr. Coons' employment is terminated, Mr. Coons is entitled to a lump sum payment equal to his average annual compensation times 299%.

     Mr. Stahl's employment agreement terminates on July 1, 2002. His salary under this employment agreement for 2000 was $161,415 and is increased each year by the percent change of the CPI. In addition, Mr. Stahl receives a bonus equal to 1 1/2% of our annual gross operating income, but not less than 10% of his annual salary. Following a termination of his employment with us in the event of a change-in-control, Mr. Stahl will also be entitled to receive a lump sum payment equal to the amount determined by multiplying the number of shares of common stock subject to unexercised stock options previously granted by us and held by Mr. Stahl on the date of termination, whether or not such options are then exercisable, and the highest per share fair market value of the common stock on any day during the six month period ending on the date of termination. Upon payment of such amount, such unexercised stock options will be deemed to be surrendered and canceled. In the event of a change-in-control regarding Standard Management whereby Mr. Stahl's employment is terminated, Mr. Stahl is entitled to a lump sum payment equal to his average annual compensation times 299%.

                              CERTAIN TRANSACTIONS

     Our Articles of Incorporation and Bylaws provide for indemnification of our officers and directors to the maximum extent permitted under the Indiana Business Corporation Law. In addition, we have entered into separate indemnification agreements with some of our directors which may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Indiana corporate law.

     On October 28, 1997, we made an interest free loan to Mr. Hunter, our Chairman of the Board, Chief Executive Officer and President, in the amount of $775,000. The loan is repayable within 10 days of Mr. Hunter's voluntary termination or resignation as our Chairman and Chief Executive Officer. In the event of a termination of Mr. Hunter's employment with us following a change in control, the loan is deemed to be forgiven.

     We issued series A convertible redeemable preferred stock during 1998. Certain of our officers and directors purchased an aggregate of 26,000 shares of the series A preferred stock. These purchases were financed by personal loans to the participants from a bank. These loans were collateralized by the series A preferred stock purchased. We guaranteed the loans, but have recourse against the participants if we incur a loss under the guarantee. A total of nine directors and officers of Standard Management and our subsidiaries elected to purchase the series A preferred stock. At December 31, 2000, the bank loans guaranteed by us totaled $2.6 million. At December 31, 2000, the outstanding principal balances of the bank loans to the directors and Named Executive Officers which are guaranteed by us were as follows: Mr. Hunter, $500,000; Mr. Ohlson, $500,000; Mr. Pheffer, $100,000; Mr. Coons, $200,000; Mr. Stahl,
$100,000; Mr. Borns, $500,000; and Mr. Francis, $100,000. As discussed in "Use of Proceeds," $6.5 million of the net proceeds from this offering will be used to redeem the series A preferred stock. Of this amount, an aggregate of $2.6 million will be paid to officers and directors, $2.0 million of which will be used to repay the loans to those individuals described above, and $500,000 in cash will be paid to Martial R. Knieser. After these loans are repaid, our guarantee will be terminated. In addition, the repurchase of the series A preferred stock will terminate the opportunity for holders to convert these shares into shares of common stock, eliminating any dilution that may have resulted.

     Martial R. Knieser, a director, also serves as our medical director. For these services, Dr. Knieser was paid $61,940 in 2000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of May 31, 2001 with respect to ownership of the outstanding common stock of Standard Management by:

     - all persons known to us to own more than 5% of the outstanding shares of the common stock of Standard Management,

     - each director of Standard Management,

     - each Named Executive Officer, and

     - all executive officers and directors of Standard Management as a group.

                                                                 NUMBER OF
NAME                                                          SHARES OWNED(1)   PERCENT(2)
----                                                          ---------------   ----------
Ronald D. Hunter............................................       910,309(3)     11.06%
  10689 North Pennsylvania Avenue
  Indianapolis, Indiana 46280
Raymond J. Ohlson...........................................       417,539         5.26
  10689 North Pennsylvania Avenue
  Indianapolis, Indiana 46280
Martial R. Knieser..........................................       396,978(4)      5.19
  10689 North Pennsylvania Avenue
  Indianapolis, Indiana 46280
Stephen M. Coons............................................       301,439(5)      3.85
Edward T. Stahl.............................................       285,852         3.67
P.B. (Pete) Pheffer.........................................       272,262         3.49
Robert A. Borns.............................................       148,323         1.94
Jerry E. Francis............................................        64,058            *
John J. Dillon..............................................        19,500            *
All directors and executive officers as a group (9
  persons)..................................................     2,816,260        29.33
Dimensional Fund Advisors, Inc..............................       551,585(6)      6.81
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------------

 *  Represents less than one percent.
(1) Except as otherwise noted below, each person named in the table possesses sole voting and sole investment power with respect to all shares of common stock listed in the table as owned by such person. Shares beneficially owned include shares that may be acquired pursuant to the exercise of outstanding options, warrants or convertible securities that are exercisable within 60 days of May 31, 2001 as follows: Mr. Hunter -- 686,918, Dr.
    Knieser -- 102,923, Mr. Ohlson -- 386,278, Mr. Coons -- 266,289, Mr.
    Stahl -- 246,334, Mr. Pheffer -- 256,764, Mr. Borns -- 80,823, Mr.
    Francis -- 19,264, Mr. Dillon -- 11,500, directors and Named Executive Officers as a group -- 2,057,093.
(2) Percentage of total outstanding shares is calculated separately for each person on the basis of the actual number of outstanding shares as of May 31, 2001 and assumes, for purposes of the calculation, that shares issuable upon exercise of options or warrants exercisable and securities convertible within 60 days held by such person, but no other shareholders, had been issued as of the date the calculation was made.
(3) Includes 336 shares beneficially owned by Mr. Hunter's child, as to which Mr. Hunter disclaims beneficial ownership.
(4) Includes 6,153 shares beneficially owned by Dr. Knieser's spouse and children, as to which shares Dr. Knieser disclaims beneficial ownership.

(5) Includes 2,100 shares beneficially owned by Mr. Coons' child, as to which shares Mr. Coons disclaims beneficial ownership.
(6) Information with respect to Dimensional Fund Advisors, Inc. is based solely on a review of statements on Schedule 13G filed by this entity with the Securities and Exchange Commission. We make no representation as to the accuracy or completeness of the information reported.

     There are no arrangements known to us the operation of which may at a subsequent date result in a change in control of Standard Management.

                      DESCRIPTION OF PREFERRED SECURITIES

     Pursuant to the terms of the Amended and Restated Trust Agreement, to be entered into by and among Standard Management, Bankers Trust Company, as property trustee, and Bankers Trust (Delaware), as Delaware trustee, the Trust will issue the preferred securities and the common securities. The Amended and Restated Trust Agreement is referred to in this prospectus as the "Trust Agreement." The preferred securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders of the preferred securities will be entitled to a preference in certain circumstances with respect to distributions (as described below) and amounts payable on redemption or liquidation over the common securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the preferred securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions of terms contained in the Trust Agreement. Wherever particular defined terms of the Trust Agreement are referred to in this prospectus, these defined terms are incorporated herein by reference into this prospectus. Before investing in the preferred securities, you should read the Trust Agreement, which is filed as an exhibit to the registration statement, of which this prospectus is a part.

GENERAL

     The preferred securities will be limited to an aggregate liquidation amount $15 million (which amount may be increased by up to $2.25 million if the underwriters choose to exercise their over-allotment option). See "Underwriting." The preferred securities will rank equal, and payments will be made on the preferred securities on a pro rata basis, with the common securities except as described under "-- Subordination of Common Securities." The debentures will be registered in the name of the Trust and held by the property trustee in trust for the benefit of the holders of the preferred securities and common securities. The Guarantee will be a guarantee on a subordinated basis with respect to the preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the Trust does not have funds on hand available to make these payments. See "Description of Guarantee."

DISTRIBUTIONS

     As used in this prospectus, the term "distributions" mean amounts payable in respect of the common and preferred securities. The preferred securities represent preferred undivided beneficial interests in the assets of the Trust. As a holder of preferred securities, you will receive distributions on each
preferred security in the amount of $       annually, payable quarterly in
arrears on March 31, June 30, September 30 and December 31 of each year, to record holders of the preferred securities at the close of business on the 15th day of March, June, September and December. Each date on which distributions are payable is called a distribution date.

     Distributions on the preferred securities will be cumulative. Distributions
will accumulate from          , 2001. The first distribution date for the
preferred securities will be September 30, 2001. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of the actual number of days elapsed in a partial month in that period. Distributions payable for each full distribution period will be computed by dividing the annual rate by four. If any date on which distributions are payable on the preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day that is a business day, with the same force and effect as if made on the date such payment was originally payable. As used in this prospectus, the term "business day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the State of Indiana or in the City of New York, New York are authorized or required by law or executive order to remain closed, or (c) a day on which the property trustee's Corporate Trust Office or the Delaware trustee's Corporate Trust Office or the debenture trustee's Corporate Trust Office is closed for business.

     So long as no Debenture Event of Default has occurred and is continuing, we have the right under the Indenture to defer the payment of interest on the debentures at any time or from time to time for an extension

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period, provided that no extension period may extend beyond the stated maturity of the debentures. As a consequence of any such deferral, quarterly distributions on the preferred securities by the Trust will be deferred during that extension period. Deferred distributions to which you are entitled will
accumulate additional distributions at the rate of   % per annum, compounded
quarterly from the relevant payment date for such distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in that period. Additional distributions payable for each full distribution period will be computed by dividing the annual rate by four. The term "distributions" as used in this prospectus includes any additional distributions. During any extension period, we may not:

        (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

        (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Standard Management that rank equal in all respects with or junior in interest to the debentures.

     However, during an extension period, we may undertake (1) or (2) above in connection with:

           (a) repurchases, redemptions or other acquisitions of shares of our capital stock related to any employment contract, benefit plan or other similar arrangement, a dividend reinvestment or stockholder stock purchase plan or the issuance of our capital stock or similar security as consideration in an acquisition transaction entered into prior to the applicable extension period,

           (b) an exchange or conversion of any class or series of our capital stock for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock,

           (c) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or

           (d) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.

     Prior to the termination of any extension period, we may further defer the payment of interest. However, the extension period may not exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the debentures. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period. No interest shall be due and payable during an extension period, except at the end of that extension period. We must give the holders of the preferred securities and the Trustees notice of our election of an extension period at least one business day prior to the earlier of:

        (1) the date the distributions on the preferred securities would have been payable but for the election to begin the extension period, or

        (2) the date the property trustee is required to give notice to you of the record date or the date distributions are payable, but in any event not less than one business day prior to the record date.

     The property trustee will give notice of our election to begin a new extension period to you. Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period. See "Description of Debentures -- Option to Extend Interest Payment Period" and "Material Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the debentures.

     The funds of the Trust available for distribution to you will be limited to payments under the debentures in which the Trust will invest the proceeds from the issuance and sale of the preferred securities. See "Description of Debentures." If we do not make payments on the debentures, the Trust will not have funds available to pay distributions or other amounts payable on the preferred securities. The payment of

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distributions and other amounts payable on the preferred securities is guaranteed by Standard Management on a limited basis as set forth in this prospectus under "Description of Guarantee."

REDEMPTION

     We may redeem your preferred securities in whole or in part, upon repayment of the debentures at maturity or their earlier redemption. Upon the repayment or redemption of the debentures, the proceeds from any repayment or redemption will be applied by the property trustee to redeem a like amount of the preferred securities. The property trustee will provide not less than 30 nor more than 60 days' notice of any repayment or redemption. The redemption price paid will be equal to the aggregate liquidation amount of the preferred securities plus accumulated but unpaid distributions on the preferred securities up to the date of redemption and the related amount of the premium, if any, paid by Standard Management upon the concurrent redemption of the debentures. See "Description of Debentures -- Redemption." If less than all of the debentures are to be repaid or redeemed on a redemption date, then the proceeds from that partial repayment or redemption will be allocated to the redemption of the preferred securities and the common securities. The amount of premium, if any, paid by Standard Management upon the redemption of all or any part of the debentures will be allocated to the redemption of the preferred securities and the common securities on a pro rata basis.

     We have the right to redeem the debentures:

        (1) on or after          , 2006, in whole at any time or in part from
     time to time, or

        (2) in whole, but not in part, at any time within 180 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, as defined below. See "-- Liquidation Distribution Upon Dissolution."

     A redemption of the debentures would cause a mandatory redemption of a like amount of the preferred securities and common securities at the redemption price. As used in this prospectus, the term "like amount" means:

        (1) with respect to a redemption of trust securities, trust securities having a liquidation amount equal to that portion of the principal amount of debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the common securities and to the preferred securities based upon the relative liquidation amounts of such classes, and

        (2) with respect to a distribution of debentures to holders of trust securities in connection with a dissolution or liquidation of the Trust, debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such debentures are distributed.

     We have the right to redeem the debentures in whole (but not in part) and cause a mandatory redemption of the common and preferred securities in whole (but not in part) at the redemption price within 180 days following the occurrence of a Tax Event or an Investment Company Event. In the event a Tax Event or an Investment Company Event occurs and we do not redeem the debentures or liquidate the Trust as described below under "-- Liquidation Distribution Upon Dissolution," the preferred securities will remain outstanding and additional distributions may be payable on the debentures.

     "Tax Event" means the receipt by the Trust of an opinion of counsel to Standard Management experienced in these matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that:

        (1) the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the debentures,

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

        (2) interest payable by us on the debentures is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or

        (3) the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel to Standard Management experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the preferred securities.

     If a Tax Event described in paragraphs (1) or (3) of the definition of Tax Event above has occurred and is continuing and the Trust is the holder of all the debentures, we will pay additional sums, if any, on the debentures. The term "additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding preferred securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

REDEMPTION PROCEDURES

     If we choose to redeem the preferred securities, we will redeem your preferred securities at the redemption price with the applicable proceeds from the redemption of the debentures. We will redeem preferred securities and pay the redemption price only to the extent that the Trust has funds on hand available for the payment of the redemption price. See "-- Subordination of Common Securities."

     If the Trust gives a notice of redemption in respect of the preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will, for securities held in book-entry form, deposit irrevocably with The Depository Trust Company, or DTC, funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities. If the preferred securities are not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities upon surrender of their certificates evidencing the preferred securities.

     Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates. If notice of redemption is given and funds are deposited as required, then upon the date of the deposit, all of your rights with respect to your preferred securities so called for redemption will cease. However, you will have the right to receive the redemption price, excluding interest.

     If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a business day. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Standard Management pursuant to the Guarantee as described under "Description of Guarantee," distributions on the preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust for the preferred securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

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     Subject to applicable law, Standard Management or its affiliates may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement, and may resell such securities.

     If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of these classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption. The property trustee will promptly notify the securities registrar for the trust securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of preferred securities to be redeemed at its address appearing on the securities register for the trust securities. Unless we default in payment of the redemption price on the debentures, on and after the redemption date interest will cease to accrue on the debentures or portions thereof (and, unless payment of the redemption price in respect of the preferred securities is withheld or refused and not paid either by the Trust or Standard Management pursuant to the Guarantee, distributions will cease to accumulate on the preferred securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, and the liquidation distribution, as described below in respect of, the preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of the preferred securities and common securities. However, if on any distribution date or redemption date a Debenture Event of Default has occurred and is continuing, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, may be made unless:

        (1) payment in full in cash of all accumulated and unpaid distributions on all the outstanding preferred securities for all distribution periods terminating on or prior to the distribution or redemption date, will have been made or provided for, or

        (2) in the case of payment of the redemption price, the full amount of the redemption price on all the outstanding preferred securities then called for redemption, will have been made or provided for, and

        (3) all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     In the case of any Event of Default, as defined below, resulting from a Debenture Event of Default, we will be deemed to have waived any right to act with respect to any Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to the preferred securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Debentures -- Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf, as the holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

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LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     The amount payable on the preferred securities in the event of any liquidation of the Trust is $10 per preferred security plus accumulated and unpaid distributions, subject to certain exceptions, which may be in the form of a distribution of a like amount in debentures.

     We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the debentures to be distributed to the holders of the preferred securities and common securities in liquidation of the Trust.

     Pursuant to the Trust Agreement, the Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

        (1) certain events of bankruptcy, dissolution or liquidation of Standard Management or the holder of the common securities,

        (2) the distribution of a like amount of the debentures to the holders of the trust securities, if the holders of common securities have given written direction to the property trustee to dissolve the Trust, which direction is optional and wholly within the discretion of the holders of common securities,

        (3) the repayment of all the preferred securities in connection with the redemption of all the trust securities as described under "-- Redemption," or

        (4) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     If dissolution of the Trust occurs as described in paragraphs (1), (2) or
(4) above, the Trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible. The property trustee, after satisfaction of liabilities to creditors of the Trust, will distribute a like amount of the debentures to the holders of trust securities. However, if distribution is not practical or occurs pursuant to paragraph (3) above, you and the other holders of trust securities will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, a liquidation distribution equal to the aggregate liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its preferred securities shall be paid on a pro rata basis. The holders of the common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of the preferred securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the debentures when due, the preferred securities shall have a priority over the common securities. See "-- Subordination of Common Securities."

     After the liquidation date fixed for any distribution of debentures: the preferred securities will no longer be deemed to be outstanding, DTC or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution with respect to preferred securities held by DTC or its nominee, and any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent the debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities until such certificates are presented to the security registrar for the trust securities for transfer or reissuance.

     If we do not redeem the debentures prior to maturity and the Trust is not liquidated and the debentures are not distributed to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures and the distribution of the liquidation distribution to the holders of the preferred securities.

     We can make no assurance as to the market prices for the preferred securities or the debentures that may be distributed in exchange for preferred securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the preferred securities that you may purchase, or the debentures that you may receive on

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dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the preferred securities offered by this prospectus.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement with respect to the preferred securities:

        (1) the occurrence of a Debenture Event of Default (see "Description of Debentures -- Debenture Events of Default"); or

        (2) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days; or

        (3) default by the Trust in the payment of any redemption price of any trust security when it becomes due and payable; or

        (4) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (2) or (3) above), and continuation of that default or breach for a period of 60 days after there has been given to the trustees and Standard Management by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied; or

        (5) the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days.

     Within five business days after the occurrence of any Event of Default actually known to the property trustee, the property trustee will transmit notice of such Event of Default to the holders of trust securities and the administrators, unless such Event of Default has been cured or waived. Standard Management, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the debentures when due, the preferred securities will have a preference over the common securities with respect to payments of any amounts in respect of the preferred securities as described above. See "-- Subordination of Common Securities," "-- Liquidation Distribution Upon Dissolution" and "Description of Debentures -- Debenture Events of Default."

REMOVAL OF TRUSTEES; APPOINTMENT OF SUCCESSORS

     The holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities may remove a trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If a trustee is removed by the holders of the outstanding preferred securities, a successor trustee may be appointed by the holders of at least 25% in liquidation amount of the outstanding preferred securities. If a trustee resigns, Standard Management will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in liquidation amount of the outstanding preferred securities may appoint a successor. If a successor has not been appointed by the holders, any holder of preferred securities or common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50.0 million. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

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MERGER OR CONSOLIDATION OF TRUSTEES

     Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of the trustee, will be the successor of the trustee under the Trust Agreement, provided the entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Trust may, at the request of the holders of the common securities and with the consent of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as:

        (1) such successor entity either (a) expressly assumes all the obligations of the Trust with respect to the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities have the same priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise,

        (2) a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the debentures,

        (3) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities or any successor securities to be downgraded by any nationally recognized statistical rating organization, if then rated,

        (4) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any successor securities in any material respect,

        (5) the successor entity has a purpose substantially identical to that of the Trust,

        (6) prior to any merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in these matters to the effect that (a) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect and (b) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

        (7) Standard Management or any permitted successor or assignee owns all the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the Guarantee.

     Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

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VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided in "-- Removal of Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, you will have no voting rights.

     The Trust Agreement may be amended from time to time by the holders of a majority of the common securities and the property trustee, without your consent:

        (1) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any amendment does not adversely affect in any material respect the interests of any holder of trust securities, or

        (2) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any trust securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of trust securities.

     The Trust Agreement may be amended by the holders of a majority of the common securities, the administrators and the property trustee with:

        (1) the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding preferred securities, and

        (2) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's not being taxable as a corporation for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act.

     However, without the consent of each holder of trust securities affected thereby, the Trust Agreement may not be amended to:

        (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

        (2) restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any debentures are held by the Trust, the property trustee may not:

        (1) direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee with respect to the debentures,

        (2) waive any past default that is waiveable under Section 5.13 of the Indenture,

        (3) exercise any right to rescind or annul a declaration that the debentures shall be due and payable, or

        (4) consent to any amendment, modification or termination of the Indenture or the debentures, where any consent shall be required, without, in each case, obtaining the requisite prior approval of the holders of the outstanding preferred securities.

     The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, before taking any
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of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in these matters to the effect that the Trust will not be taxable as a corporation for United States federal income tax purposes on account of the action.

     Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of preferred securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of preferred securities will be required to redeem and cancel preferred securities in accordance with the Trust Agreement.

     Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Standard Management, the trustees or any affiliate of Standard Management or any trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

     In the Indenture, Standard Management, as borrower, has agreed to pay all debts and other obligations, except with respect to the preferred securities, and all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust, and to pay any and all taxes and all costs and expenses with respect thereto, other than United States withholding taxes, to which the Trust might become subject. The foregoing obligations of Standard Management under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any debts, obligations, costs, expenses and taxes are owed whether or not the creditor has received notice thereof. Any creditor may enforce these obligations directly against Standard Management, and Standard Management has irrevocably waived any right or remedy to require that any creditor take any action against the Trust or any other person before proceeding against Standard Management. Standard Management has also agreed in the Indenture to execute any additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

     The preferred securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Unless and until it is exchangeable in whole or in part for the preferred securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. We expect that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the preferred securities represented by such global security. Ownership of beneficial interests in this global security will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC and on the records of Participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

     So long as DTC, or its nominee, is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the preferred securities in definitive form and
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

will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participant through which the person owns its interest, to exercise any rights of a holder of preferred securities under the Indenture. We understand that, under DTC's existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take that action, and the Participants would authorize beneficial owners owning through the Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the preferred securities are being redeemed, we understand that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

     Distributions on the preferred securities registered in the name of DTC or its nominee will be made to DTC or its nominee, Cede & Co., as the case may be, as the registered owner of the global security representing the preferred securities. None of Standard Management, the trustees, the administrators, any paying agent or any other agent of Standard Management or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Disbursements of distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, Standard Management, the trustees, the paying agent or any other agent of Standard Management, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to us or the trustees. If DTC notifies us that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by us within 90 days after receiving the notice or becoming aware that DTC is no longer so registered, we will issue the preferred securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, we may at any time and in our sole discretion determine not to have the preferred securities represented by one or more global securities and, in such event, will issue preferred securities in definitive form in exchange for all of the global securities representing such preferred securities.

     DTC has advised us and the Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the underwriters), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the preferred securities will be made by the underwriters in immediately available funds.

     Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the preferred securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the preferred securities will therefore be required by DTC to settle in
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

immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the preferred securities.

PAYMENT AND PAYING AGENCY

     Payments on the preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the trust securities. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the administrators) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the preferred securities.

     Registration of transfers of preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only those duties as are specifically set forth in the Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the action.

MISCELLANEOUS

     The administrators and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

     - the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

     - the Trust will not be taxable as a corporation for United States federal income tax purposes; and

     - the debentures will be treated as indebtedness of Standard Management for United States federal income tax purposes.

     In this connection, the property trustee and the holders of common securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the property trustee and the holders of common securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the preferred securities.

     As a holder of preferred securities, you will have no preemptive or similar rights.

     The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

     The Trust Agreement and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

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                           DESCRIPTION OF DEBENTURES

     The debentures are to be issued under the Indenture between Standard Management and Bankers Trust Company, the debenture trustee. This summary of certain terms and provisions of the debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. Whenever particular defined terms of the Indenture are referred to in this prospectus, those defined terms are incorporated by reference in this prospectus. You should read the Indenture which has been filed as an exhibit to the registration statement, of which this prospectus is a part.

GENERAL

     Concurrently with the issuance of the preferred securities, the Trust will invest the proceeds of the issuance, together with the consideration paid by us for the common securities, in the debentures issued by us. The debentures will
bear interest, accruing from           , 2001, at the annual rate of      % of
the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2001, to the person in whose name each debenture is registered at the close of business on the 15th day of March, June, September or December next preceding the interest payment date. It is anticipated that, until the liquidation, if any, of the Trust, each debenture will be registered in the name of the Trust and held by the property trustee in trust for the benefit of the holders of the trust securities.

     The amount of interest payable for any period less than a full interest period will be computed on the basis of the actual days elapsed in a partial month in that period. The amount of interest payable for any full interest period will be computed by dividing the annual rate by four. If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable interest payment date will bear additional interest (to the extent permitted by
law) at an annual rate of      %, compounded quarterly and computed on the basis
of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums (as defined in "-- Additional Sums" below), as applicable.

     The debentures will mature on           , 2031, subject to any adjustment
or shortening of the maturity date (the "stated maturity"). The maturity adjustment represents the right of Standard Management to shorten the maturity
date once at any time to any date not earlier than           , 2006. In the
event Standard Management elects to shorten the stated maturity of the debentures, it will give no less than 90 days' notice to the registered holders of the debentures, the debenture trustee and the Trust. The property trustee must give notice to the holders of the trust securities of the shortening of the stated maturity at least 30 but not more than 60 days before that date.

     The debentures will be unsecured and will rank junior and be subordinate in right of payment to all senior indebtedness of Standard Management. The debentures will not be subject to a sinking fund. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt by Standard Management, including senior indebtedness, whether under the Indenture or any existing or other indenture that we may enter into in the future or otherwise. See "-- Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Debenture Event of Default, as described below, has occurred and is continuing, we have the right at any time during the term of the debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the stated maturity of the debentures. During any extension period we will have the right to make partial payments of interest on any interest payment date.
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

At the end of such extension period, we must pay all interest then accrued and
unpaid, together with interest at the annual rate of      %, compounded
quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four. During an extension period, interest will continue to accrue and holders of debentures, or holders of preferred securities while outstanding, will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any extension period, we may not:

        (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or

        (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Standard Management that rank equal to in all respects with or junior in interest to the debentures.

     However, during an extension period, we may undertake (1) or (2) above in connection with:

           (a) repurchases, redemptions or other acquisitions of shares of our capital stock related to any employment contract, benefit plan or other similar arrangement, a dividend reinvestment or stockholder stock purchase plan or the issuance of our capital stock or similar security as consideration in an acquisition transaction entered into prior to the applicable extension period,

           (b) an exchange or conversion of any class or series our capital stock for any class or series our capital stock or of any class or series our indebtedness for any class or series of our capital stock,

           (c) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or

           (d) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.

     Prior to the termination of any extension period, we may further defer the payment of interest. However, the extension period may not exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the debentures. Upon the termination of any such extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at the end thereof. We must give the trustees notice of its election of such extension period at least one business day prior to the earlier of:

        (1) the date the distributions on the preferred securities would have been payable but for the election to begin the extension period, or

        (2) the date the property trustee is required to give notice to holders of the preferred securities of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date.

     The property trustee will give notice of our election to begin a new extension period to the holders of the preferred securities. There is no limitation on the number of times that we may elect to begin an extension period.

REDEMPTION

     The debentures are redeemable prior to maturity at our option (a) on or
after           , 2006, in whole at any time or in part from time to time, or
(b) in whole, but not in part, at any time within 180 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event at the

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redemption price described below. The proceeds of any such redemption will be used by the Trust to redeem the preferred securities. See "Description of Preferred Securities -- Redemption."

     The redemption price for the debentures is the outstanding principal amount of the debentures plus accrued interest, including any additional interest or any additional sums, to but excluding the date fixed for redemption.

ADDITIONAL SUMS

     We have covenanted in the Indenture that, if and for so long as (a) the Trust is the holder of all of the debentures and (b) the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional sums on the debentures as may be required so that the distributions payable by the Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

     The debentures will initially be registered in the name of the Trust. If the debentures are distributed to holders of preferred securities, it is anticipated that the depositary arrangements for the debentures will be substantially identical to those in effect for the preferred securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days of receipt of notice from DTC to such effect, we will cause the debentures to be issued in definitive form.

     Payments on debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If the debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable, and the debentures will be exchangeable for debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the debenture trustee in New York, New York or at the offices of any paying agent or transfer agent appointed by us, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled to such payments. However, a holder of $1 million or more in aggregate principal amount of debentures may receive any payments of interest, other than interest payable at the stated maturity, by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

     Debentures will be exchangeable for other debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

     Debentures may be presented for exchange as provided above, and may be presented for registration of transfer at the office of the securities registrar appointed under the Indenture or at the office of any transfer agent designated by us for that purpose without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Standard Management will appoint the debenture trustee as securities registrar under the Indenture. We may at any time designate additional transfer agents with respect to the debentures.

     In the event of any redemption, neither Standard Management nor the debenture trustee will be required to:

        (1) issue, register the transfer of or exchange debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, or

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

        (2) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion thereof not to be redeemed.

     Any monies deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal, premium or interest on any debenture and remaining unclaimed for two years after the principal, premium or interest has become due and payable shall, at our request, be repaid to us and the holder of such debenture shall thereafter look, as a general unsecured creditor, only to Standard Management for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS OF STANDARD MANAGEMENT

     If any of the following conditions exist:

        (1) there has occurred any event:

           (a) of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default, and

           (b) that we have not taken reasonable steps to cure,

        (2) if the debentures are held by the Trust, we are in default with respect to its payment of any obligations under the Guarantee, or

        (3) we have given notice of our election of an extension period as provided in the Indenture and have not rescinded that notice, or the extension period, or any extension thereof, is continuing, we have covenanted that we will not:

        (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, or

        (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Standard Management that rank equal in all respects with or junior in interest to the debentures.

     However, we may undertake (1) or (2) above in connection with:

           (a) repurchases, redemptions or other acquisitions of shares of our capital stock related to any employment contract, benefit plan or other similar arrangement, a dividend reinvestment or stockholder stock purchase plan or the issuance of our capital stock or similar security as consideration in an acquisition transaction entered into prior to the applicable extension period or other event referred to below,

           (b) an exchange or conversion of any class or series our capital stock for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock,

           (c) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or

           (d) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.

We have also covenanted in the Indenture:

        (1) to continue to hold, directly or indirectly, 100% of the common securities, provided that certain successors that are permitted pursuant to the Indenture may succeed to our ownership of the common securities,

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        (2) as holder of the common securities, not to voluntarily terminate, windup or liquidate the Trust, other than

           (a) in connection with a distribution of debentures to the holders of the preferred securities in liquidation of the Trust, or

           (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and

        (3) to use our reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF THE INDENTURE

     From time to time, Standard Management and the debenture trustee may, without the consent of any of the holders of the outstanding debentures, amend, waive or supplement the provisions of the Indenture to:

        (1) evidence succession of another corporation or association to Standard Management and the assumption by the person of the obligations of Standard Management under the debentures,

        (2) add further covenants, restrictions or conditions for the protection of holders of the debentures,

        (3) cure ambiguities or correct the debentures in the case of defects or inconsistencies in the provisions thereof, so long as any cure or correction does not adversely affect the interest of the holders of the debentures in any material respect,

        (4) change the terms of the debentures to facilitate the issuance of the debentures in certificated or other definitive form,

        (5) evidence or provide for the appointment of a successor debenture trustee, or

        (6) qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act.

     The Indenture contains provisions permitting Standard Management and the debenture trustee, with the consent of the holders of not less than a majority in principal amount of the debentures, to modify the Indenture in a manner affecting the rights of the holders of the debentures, except that no modification may, without the consent of the holder of each outstanding debenture so affected,

        (1) change the stated maturity of the debentures,

        (2) reduce the principal amount of the debentures,

        (3) reduce the rate of interest on the debentures or any premium payable upon the redemption of the debentures,

        (4) change the place of payment where, or the currency in which, any amount is payable or impair the right to institute suit for the enforcement of any debenture, or

        (5) reduce the percentage of principal amount of debentures, the holders of which are required to consent to any such modification of the Indenture.

     Furthermore, so long as any of the preferred securities remain outstanding, no modification may be made that adversely affects the holders of the preferred securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding preferred securities unless and until the principal or premium, if any, on the debentures and all accrued and unpaid interest on the preferred securities have been paid in full and certain other conditions are satisfied.

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DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the debentures:

        (1) failure to pay any interest on the debentures when due and continuance of such default for a period of 30 days, except any due date deferral in the case of an extension period;

        (2) failure to pay any principal of or premium, if any, on the debentures when due whether at the stated maturity or otherwise;

        (3) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to Standard Management from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding debentures; or

        (4) Standard Management consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to Standard Management or all or substantially all of its property.

     For purposes of the Trust Agreement and this prospectus, each Event of Default under the Indenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred Securities -- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default with regard to the trust securities.

     The holders of at least a majority in aggregate principal amount of outstanding debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the debenture trustee or the holders of debentures fail to make that declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities will have that right.

     However, the holders of a majority in aggregate principal amount of outstanding debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. Should the holders of debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the outstanding preferred securities will have such right.

     The holders of at least a majority in aggregate principal amount of the outstanding debentures affected by a default may, on behalf of the holders of all the debentures, waive any past default, except:

        (1) a default in the payment of principal, premium or interest, except a default that has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee, or

        (2) a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debenture affected. See " -- Modification of Indenture."

     Standard Management is required to file annually with the debenture trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     If a Debenture Event of Default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debentures.

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ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and the event is attributable to the failure of Standard Management to pay any amounts payable in respect of the debentures on the date the amounts are otherwise payable, a registered holder of preferred securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder. We may not amend the Indenture to remove the right of a preferred security holder to bring a direct action without the prior written consent of the holders of all the preferred securities. We will have the right under the Indenture to set-off any payment made to the holder of preferred securities by us in connection with a direct action.

     The holders of the preferred securities are not able to exercise directly any remedies available to the holders of the debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that Standard Management may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person may consolidate with or merge into Standard Management or convey, transfer or lease its properties and assets substantially as an entirety to Standard Management, unless:

        (1) Standard Management consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person,

        (2) the successor person is organized under the laws of the United States or any state or the District of Columbia,

        (3) the successor Person expressly assumes Standard Management's obligations in respect of the debentures;

        (4) immediately after giving effect to the transaction, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and

        (5) certain other conditions as prescribed in the Indenture are satisfied.

     The provisions of the Indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving Standard Management that may adversely affect holders of the debentures.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all debentures not previously delivered to the debenture trustee for cancellation:

        (1) have become due and payable,

        (2) will become due and payable at the stated maturity within one year, and

        (3) Standard Management deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the debenture trustee for cancellation, for the principal, premium and interest to the date of the deposit or to the stated maturity, as the case may be, then the Indenture will cease to be of further effect (except as to Standard Management's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described in the Indenture), and Standard Management will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

     The debentures will be subordinate and junior in right of payment, to the extent set forth in the Indenture, to all senior indebtedness, as defined below, of Standard Management. If we default in the payment of any principal, premium or interest, if any, or any other amount payable on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until the default has been cured or waived or has ceased to exist or all senior indebtedness has been paid, no direct or indirect payment may be made or agreed to be made on the debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the debentures.

     As used in this prospectus, "senior indebtedness" means, whether recourse is to all or a portion of the assets of Standard Management and whether or not contingent:

        (1) every obligation of Standard Management for money borrowed;

        (2) every obligation of Standard Management evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

        (3) every reimbursement obligation of Standard Management with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of Standard Management;

        (4) every obligation of Standard Management issued or assumed as the deferred purchase price of property or services, except trade accounts payable or accrued liabilities arising in the ordinary course of business;

        (5) every capital lease obligation of Standard Management;

        (6) every obligation of Standard Management for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and

        (7) every obligation of the type referred to in paragraphs (1) through
     (6) of another person and all dividends of another person the payment of which, in either case, Standard Management has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     The term "senior indebtedness" does not include:

        (1) any obligations which, by their terms, are expressly stated to rank equal in right of payment with, or to not be superior in right of payment to, the debentures,

        (2) any senior indebtedness of Standard Management which when incurred and without respect to any election under the United States Bankruptcy Code was without recourse to Standard Management,

        (3) any indebtedness of Standard Management to any of its subsidiaries,

        (4) indebtedness to any executive officer or director of Standard Management, or

        (5) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with Standard Management that is a financing entity of Standard Management in connection with the issuance of the financing entity of securities that are similar to the preferred securities.

     In the event of:

        (1) certain events of bankruptcy, dissolution or liquidation of Standard Management or the holder of the common securities,

        (2) any proceeding for the liquidation, dissolution or other winding up of Standard Management, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

        (3) any assignment by Standard Management for the benefit of creditors, or

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

        (4) any other marshalling of the assets of Standard Management,

all senior indebtedness, including any interest thereon accruing after the commencement of any such proceedings, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the debentures.

     After payment in full of all sums owing with respect to senior indebtedness, the holders of the debentures, together with the holders of any obligations of Standard Management ranking on a parity with the debentures, will be entitled to be paid from the remaining assets of Standard Management the amounts at the time due and owing on the debentures and any other parity obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of Standard Management ranking junior to the debentures and any other parity obligations. If any payment or distribution on account of the debentures of any character or any security, whether in cash, securities or other property is received by any holder of any debentures in contravention of any of the terms hereof and before all the senior indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all senior indebtedness in full. By reason of the subordination, in the event of the insolvency of Standard Management, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than the other creditors of Standard Management. The subordination will not prevent the occurrence of any Event of Default in respect of the debentures.

     The Indenture places no limitation on the amount of additional senior indebtedness that may be incurred by Standard Management. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee, other than during the occurrence and continuance of a default by us in performance of our obligations under the Indenture, is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities that might be incurred by such action. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GOVERNING LAW

     The Indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

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

                            DESCRIPTION OF GUARANTEE

     The Guarantee will be executed and delivered by Standard Management concurrently with the issuance of preferred securities by the Trust for the benefit of the holders from time to time of the preferred securities. Bankers Trust Company will act as guarantee trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee. You should read the Guarantee which has been filed as an exhibit to the registration statement, of which this prospectus is a part. The guarantee trustee will hold the Guarantee for the benefit of the holders of the preferred securities.

GENERAL

     Standard Management will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in the Guarantee and described in this prospectus, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the Trust, will be subject to the Guarantee:

        (1) any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the Trust has funds on hand available therefor at such time,

        (2) the redemption price with respect to any preferred securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and

        (3) upon a voluntary or involuntary termination, winding up or liquidation of the Trust (unless the junior subordinated debentures are distributed to holders of the preferred securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the preferred securities on liquidation of the Trust.

     Standard Management's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Standard Management to the holders of the preferred securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee of payment on a subordinated basis of the Trust's obligations under the preferred securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

     If Standard Management does not make payments on the debentures held by the Trust, the Trust will not be able to pay any amounts payable in respect of the preferred securities and will not have funds legally available for that payment. The Guarantee will rank subordinate and junior in right of payment to all senior indebtedness of Standard Management. See "-- Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Standard Management, including senior indebtedness, whether under the Indenture, or any other indenture that Standard Management may enter into in the future or otherwise.

     Standard Management has, through the Guarantee, the Trust Agreement, the debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Trust's obligations under the preferred securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations in respect of the preferred securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of Standard Management and will rank subordinate and junior in right of payment to all senior indebtedness of Standard Management in the same manner as the debentures.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the guarantee trustee for the benefit of the holders of the preferred securities. The Guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or distribution to the holders of the preferred securities of the debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the preferred securities, the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of Standard Management and will inure to the benefit of the holders of the preferred securities then outstanding.

EVENTS OF DEFAULT; RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     An event of default under the Guarantee will occur upon the failure of Standard Management to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days.

     The holders of not less than a majority in aggregate liquidation amount of the outstanding preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the Guarantee.

     Any registered holder of preferred securities may institute a legal proceeding directly against Standard Management to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

     Standard Management, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not it is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by Standard Management in performance of the Guarantee, undertakes to perform only those duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable with respect to the preferred securities upon liquidation of the Trust or upon distribution of the debentures to the holders of the preferred

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

securities in exchange for all of the preferred securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of distributions and other amounts due on the preferred securities, to the extent the Trust has the funds available for payment, are irrevocably guaranteed, on a subordinated basis, by Standard Management to the extent set forth under "Description of Guarantee." Taken together, our obligations under the debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing full, irrevocable and unconditional guarantee of the Trust's obligations in respect of the preferred securities. If and to the extent that we do not make payments on the debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The Guarantee does not cover payment of amounts payable with respect to the preferred securities when the Trust does not have sufficient funds to pay these amounts. In that case, the remedy of a holder of the preferred securities is to institute a legal proceeding directly against Standard Management for enforcement of payment of its obligations under debentures having a principal amount equal to the liquidation amount of the preferred securities held by the holder.

     The obligations of Standard Management under the debentures and the Guarantee are subordinate and junior in right of payment to all senior indebtedness of Standard Management.

SUFFICIENCY OF PAYMENTS

     As long as payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments distributable on the preferred securities, primarily because:

        (1) the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

        (2) the interest rate and interest and other payment dates on the debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

        (3) Standard Management will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations to holders of the trust securities; and

        (4) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Notwithstanding anything to the contrary in the Indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have made, or are concurrently on the date of such payment making, a payment under the Guarantee.

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

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any preferred security may institute a legal proceeding directly against Standard Management to enforce its rights under the Guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity. See "Description of Guarantee."

     A default or event of default under any senior indebtedness of Standard Management would not constitute a default or Event of Default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of, senior indebtedness of Standard Management, the subordination provisions of the Indenture provide that no payments may be made in respect of the debentures until any senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Debentures -- Subordination."

LIMITED PURPOSE OF THE TRUST

     The preferred securities represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds thereof in debentures. A principal difference between the rights of a holder of a preferred security and a holder of a debenture is that a holder of a debenture is entitled to receive from Standard Management payments on debentures held, while a holder of preferred securities is entitled to receive distributions or other amounts distributable with respect to the preferred securities from the Trust or from Standard Management under the Guarantee only if and to the extent the Trust has funds available for the payment of such distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of the Trust, other than any dissolution involving the distribution of the debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     Upon any voluntary or involuntary liquidation or bankruptcy of Standard Management, the Trust, as registered holder of the debentures, would be a subordinated creditor of Standard Management, subordinated and junior in right of payment to all senior indebtedness as set forth in the Indenture. The Trust, however, will be entitled to receive payment in full of all amounts payable with respect to the debentures before any stockholders of Standard Management receive payments or distributions. Since Standard Management is the guarantor under the Guarantee and has agreed under the Indenture to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the trust securities), the positions of a holder of the preferred securities and a holder of the debentures relative to other creditors and to stockholders of Standard Management in the event of liquidation or bankruptcy of Standard Management are expected to be substantially the same.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL




     This section of the prospectus contains a summary of the opinion of Smith, Gambrell & Russell, LLP, special tax counsel to Standard Management and the Trust ("Tax Counsel"), with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities. Tax Counsel's opinion is qualified by the assumptions and limitations set forth in this summary and in its opinion. Unless otherwise stated, this summary and Tax Counsel's opinion deal only with preferred securities held as capital assets by United States holders who purchase the preferred securities in this offering. As used in this prospectus, a "United States holder" means:



     - a citizen or a resident of the United States,



     - a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision of the United States,



     - an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source, or



     - a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.



     This summary and the opinion of Tax Counsel do not apply to special classes of holders such as:



     - banks and thrifts,



     - real estate investment trusts,



     - regulated investment companies,



     - common trust funds,



     - insurance companies,



     - dealers in securities or currencies,



     - tax-exempt investors,



     - persons that have a functional currency other than the United States Dollar or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or



     - persons that will hold the preferred securities as other than a capital asset.



Further, neither the opinion of Tax Counsel nor the summary of that opinion contained in this section of the prospectus includes any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities.



     This summary and the opinion of Tax Counsel are based on:



     - the Internal Revenue Code of 1986 (the "Code"),



     - final and temporary Treasury regulations promulgated under the Code, and



     - published administrative and reported judicial interpretations of the Code,



all as in effect as of the date of this prospectus. Any of the above could change, possibly with retroactive effect. In the past, legislation has been introduced in the United States Congress that, if enacted, would have denied an interest deduction to issuers of instruments, such as the debentures, that were issued after the date such legislation was proposed. We are not aware of any such legislation that is currently pending. However, similar legislation could be enacted into law, possibly with retroactive effect. If the tax laws change in such a way that Standard Management is unable to deduct interest paid on the debentures, Standard Management would be permitted to cause a mandatory redemption of the debentures and therefore cause a redemption of the preferred securities you hold. Alternatively, in the event of such a change in the tax laws, Standard Management could, in its discretion, dissolve the Trust and cause the debentures to be distributed to you and the other holders of preferred securities.



     The opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could adopt different interpretations of the authorities on which the opinion of Tax Counsel and the summary of that opinion contained in this section of the prospectus are based. If the IRS were to


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


challenge the opinions of Tax Counsel summarized here, and a court sustained that challenge, the federal income tax treatment of the ownership and disposition of the preferred securities would differ from the treatment described below.



     WE URGE PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES TO CONSULT THEIR OWN TAX ADVISORS IN ANALYZING THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES, AND THE TAX CONSEQUENCES UNDER ANY FOREIGN JURISDICTION, OF PURCHASING, OWNING OR DISPOSING OF PREFERRED SECURITIES AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.


CLASSIFICATION OF THE DEBENTURES


     Because of the lack of sufficient published legal authority addressing the issue, Tax Counsel is unable to opine whether the debentures held by the Trust will be classified as indebtedness of Standard Management for United States federal income tax purposes.



     Several actions by the IRS have concerned obligations that are similar to the debentures. In 1994, the IRS issued Notice 94-47. In this Notice, the IRS stated that it was concerned with a series of transactions in which instruments had been issued that were "designed to be treated as debt for federal income tax purposes but as equity for regulatory, rating agency, or financial accounting purposes." The Notice further stated that "(u)pon examination, the Service will scrutinize instruments of this type to determine if their purported status as debt for federal income tax purposes is appropriate."



     In 1998, in a case involving Enron Corporation before the United States Tax Court, the IRS initially sought to disallow the deduction for interest expense on obligations that are similar to the debentures. Those obligations were issued in 1993 and 1994 to partnerships which, in turn, issued "monthly income preferred securities" to investors. In a recently filed stipulation in the United States Tax Court, the IRS conceded that Enron was entitled to deduct its interest expense on the obligations. Although the IRS apparently has conceded the interest deductibility issue in the Enron case, the IRS could still challenge the interest deductions of other taxpayers, such as Standard Management, that engage in similar arrangements.



     The IRS also recently issued a Technical Advice Memorandum (TAM 199910046) that addresses whether obligations that are similar to the debentures constituted debt or equity for federal income tax purposes. The IRS concluded that the instruments constituted debt. A Technical Advice Memorandum is not binding on the IRS, but it does provide some indication of the views of the IRS on the issues addressed in the Technical Advice Memorandum.



     Standard Management intends to take the position that the debentures held by the Trust will be classified for all United States federal income tax purposes as indebtedness of Standard Management under current law. By acceptance of a preferred security, each holder covenants to treat the debentures as indebtedness for all United States federal income tax purposes and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures.



     A successful IRS challenge to the classification of the debentures as debt would prevent Standard Management from deducting the interest paid or accrued on the debentures for United States federal income tax purposes. If this happens, it would also permit Standard Management to cause a mandatory redemption of the debentures (which would cause a redemption of the preferred securities) before the stated maturity. The remainder of this discussion assumes that the debentures will be classified for United States federal income tax purposes as indebtedness of Standard Management.


CLASSIFICATION OF THE TRUST


     Tax Counsel has opined that, under current law and assuming full compliance with the terms of the Trust Agreement, Indenture and other relevant documents, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. As a result of that classification, each holder of preferred securities generally will be treated, for United States federal income tax purposes, as owning an undivided beneficial interest in the debentures, and each holder will be required to include in its gross income each item of income or gain with respect to its allocable share of the debentures.


INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT


     Under the terms of the Indenture, Standard Management has the ability to defer interest payments on the debentures, which would cause the Trust to defer payments of distributions to the holders of the preferred securities. Under applicable Treasury regulations, a contingency that stated interest will not be timely paid will cause a debt instrument to be treated as having been issued with original issue discount ("OID"), unless the possibility of the contingency occurring is "remote." No published rulings or other interpretations have been issued by the IRS or the courts which have addressed the meaning of the term "remote" as used in the Treasury regulations with respect to OID. As a result, Tax Counsel is unable to opine on whether the debentures will be issued with OID.



     If Standard Management decides to defer interest payments on the debentures, it will be prohibited from paying dividends on its capital stock and from making other payments on some types of indebtedness, consequences that would potentially have adverse effects on Standard Management's capital structure and its ability to issue new debt and equity securities. Because of the adverse consequences associated with the exercise of its deferral right, Standard Management believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the Treasury regulations. Therefore, Standard Management intends to take the position that the debentures will not be considered to be issued with OID at the time of their original issuance, and accordingly, a holder of preferred securities should include in gross income its allocable share of interest on the debentures in accordance with its own method of tax accounting. However, it is possible that the IRS could disagree with the position Standard Management intends to take. If the possibility of Standard Management exercising its option to defer payments of interest is determined not to be remote, the debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the debentures. A holder of preferred securities would include that OID in such holder's taxable income, over the term of the debentures as it accrues, without regard to the timing of payments under the debentures.



     If Standard Management exercises its option to defer payments of interest, the debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments (and any de minimis OID) on the debentures would thereafter be treated as OID. The OID would accrue, and be includible in the holder's taxable income as it accrues (regardless of whether the holder uses a cash or accrual method of accounting for income tax purposes), over the remaining term of the debentures (including any period of interest deferral), without regard to the timing of payments under the debentures. Because income would be taken into account in the form of OID, distributions of interest on the debentures made subsequent to the deemed reissuance of the debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, a holder of preferred securities will be required to include OID in such holder's gross income in advance of the receipt of cash, and if the holder disposes of a preferred security prior to the record date for payment of distributions on the debentures with respect to that period, such holder will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from the Trust with respect to that OID.



     Because income on the preferred securities will constitute interest or OID, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to that income.



RECEIPT OF DEBENTURES OR CASH UPON DISSOLUTION OF THE TRUST



     Under certain circumstances, as described under "Description of Preferred Securities -- Redemption of Preferred Securities" and "-- Liquidation Distribution Upon Dissolution," the debentures may be distributed to holders of preferred securities upon a dissolution of the Trust. Under current United States federal income tax law, Tax Counsel has opined that, if the Trust remained classified as a grantor trust at the time of the dissolution, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the debentures received in the liquidation equal to such holder's aggregate tax basis in the preferred securities immediately before the liquidation. A holder's holding period in the debentures received upon liquidation of the Trust would include the period for which such holder held the preferred securities.



     If, however, the Trust becomes subject to United States federal income tax with respect to income accrued or received on the debentures, the distribution of the debentures to holders would likely constitute a taxable event to the Trust and to holders of the preferred securities. A holder would recognize gain or loss as if the holder had exchanged its preferred securities for the debentures it received upon liquidation of the Trust. Moreover, a holder's holding period in the debentures would begin on the date such debentures were received.



     Under certain circumstances described in this prospectus, the debentures may be redeemed for cash and the proceeds of a redemption would be distributed to holders in redemption of their preferred securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed preferred securities, and a holder would recognize gain or loss as if the holder had sold such preferred securities for cash. See "Description of Preferred Securities -- Redemption of Preferred Securities" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."


DISPOSITION OF PREFERRED SECURITIES


     Upon a sale, exchange or other disposition of the preferred securities, including a distribution of cash in redemption of a holder's preferred securities upon redemption or repayment of the underlying debentures, but not including any distribution of debentures themselves, a holder will recognize gain or loss equal to the difference between the amount realized on the sale, disposition or exchange of such preferred securities and the holder's adjusted tax basis in the preferred securities. The amount realized will be an amount equal to the cash and the fair market value of other property received, less the amount of accrued and unpaid interest with respect to the holder's pro rata share of the debentures. The holder will be required to include such accrued and unpaid interest in the holder's ordinary income. Assuming that Standard Management does not exercise its option to defer payment of interest on the debentures, a holder's adjusted tax basis in the preferred securities generally will be the holder's initial purchase price. If the debentures are deemed to be issued with OID as a result of Standard Management's deferral of any interest payment or otherwise, a holder's tax basis in the preferred securities generally will be the holder's initial purchase price, increased by OID previously includible in the holder's gross income to the date of disposition and decreased by distributions or other payments received on the preferred securities since and including the date of the first extension period, or the date as of which the debentures otherwise became treated as issued with OID. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the preferred securities have been held for more than one year.



     If Standard Management exercises its option to defer payment of interest on the debentures, the preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. If this happens, a holder that disposes of its preferred securities between record dates for payments of distributions on the preferred securities will be required to include in income, as ordinary income, accrued but unpaid interest on the debentures through the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.


BACKUP WITHHOLDING AND INFORMATION REPORTING


     Generally, income on the preferred securities will be reported to holders on Forms 1099, which should be mailed to holders of preferred securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability provided the required information is provided to the IRS.


     WE URGE HOLDERS OF PREFERRED SECURITIES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.


                          CERTAIN ERISA CONSIDERATIONS

     Standard Management and certain affiliates of Standard Management may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Code with respect to certain employee benefit plans and individual retirement accounts ("Plans") that are subject to ERISA and/or Section 4975 of the Code. The purchase of the preferred securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA and/or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which Standard Management, or any affiliate of Standard Management is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any Plan proposing to acquire any preferred securities should consult with its counsel.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement dated
          , 2001, among Standard Management, the Trust and the underwriters named in the underwriting agreement, for whom Advest, Inc. and Ferris, Baker Watts, Incorporated are acting as representatives, the Trust has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the Trust, the following aggregate liquidation amount of preferred securities at the public offering price:

                                                              LIQUIDATION AMOUNT OF
UNDERWRITER:                                                  PREFERRED SECURITIES:
------------                                                  ---------------------
Advest, Inc.................................................
Ferris, Baker Watts, Incorporated...........................
                                                                   -----------
          Total.............................................       $15,000,000
                                                                   ===========

     We expect the preferred securities will be ready for delivery in book-entry
form only through DTC on or about           , 2001.

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the preferred securities offered hereby if any of the preferred securities are purchased.

     We have been advised by the representatives that the underwriters propose to offer the preferred securities to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price
less a concession not in excess of $0.     per preferred security. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $0.     per preferred security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the underwriters.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional $2,250,000 aggregate liquidation amount of the preferred securities at the public offering price. To the extent that the underwriters exercise this option, we will be obligated, pursuant to the option, to sell these preferred securities to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the preferred securities offered by this prospectus. If purchased, the underwriters will offer the additional preferred securities on the same terms as those on which the $15,000,000 aggregate liquidation amount of the preferred securities are being offered. We have further agreed not to otherwise sell any securities substantially similar to the preferred securities during the 180 day period following the completion of the sale of the preferred securities.

     In connection with the offering of the preferred securities, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the preferred securities. These transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more preferred securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the underwriters may exercise the over-allotment option described above or may purchase preferred securities in the open market following completion of the initial offering of the preferred securities. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the preferred securities. The underwriters also may reclaim any selling concessions allowed to an underwriter or dealer if the underwriters repurchase shares distributed by that underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the preferred securities at a level above that which might otherwise prevail in the open market. Neither Standard Management nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. The underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     In view of the fact that the proceeds from the sale of the preferred securities will be used to purchase the debentures issued by us, the underwriting agreement provides that we will pay as compensation for the underwriter's arranging the investment therein of these proceeds. The following table shows the amounts we will pay the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option:

                                                                      PAID BY US
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per security................................................    $              $
          Total.............................................

     Because the National Association of Securities Dealers, Inc. is expected to view the preferred securities as interests in a direct participation program, the offering of the preferred securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     We have filed an application to have the preferred securities approved for listing on the Nasdaq National Market. However, we cannot guarantee that an active trading market for the preferred securities will develop or continue or that the market price of the preferred securities will not decline below the price to the public set forth on the cover page of this prospectus. If this application is approved, trading in the preferred securities is expected to commence within a 30-day period after the initial delivery of the preferred securities.

     Standard Management and the Trust have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the underwriters may in the future perform various services for us, including investment banking services, for which they may receive customary fees for such services.

                                 TRANSFER AGENT

     Bankers Trust Company, New York, will act as registrar and transfer agent for the preferred securities.

                                 LEGAL MATTERS

     The validity of the debentures and the Guarantee will be passed upon by Stephen M. Coons, General Counsel to Standard Management. As of May 31, 2001, Mr. Coons beneficially owned 301,439 shares of Standard Management. Smith, Gambrell & Russell, LLP, Atlanta, Georgia will pass upon certain matters on behalf of Standard Management and the Trust as well as certain matters relating to United States federal income tax consequences of the offering. Richards, Layton & Finger, Wilmington, Delaware will pass upon the validity of the preferred securities and certain other matters relating to Delaware law as special counsel for the Trust. Certain legal matters will be passed upon for the underwriters by Arnold & Porter, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements including schedules incorporated by reference of Standard Management at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing and incorporated by reference elsewhere herein which, as to the years 2000 and 1999, are based in part on the reports of KPMG LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-1 filed by Standard Management and the Trust with the SEC relating to the preferred securities registered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by Standard Management and the Trust with the SEC. The registration statement, the exhibits and schedules provide additional information about the Company, the Trust and the preferred securities. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying, upon payment of a fee set by the SEC, at the public reference rooms of the SEC in Washington, D.C. (450 Fifth Street, N.W., 20549), New York, New York (Seven World Trade Center, Suite 1300, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661). The SEC may be contacted at 1-800-732-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet through the SEC's EDGAR database at the SEC's web site at http://www.sec.gov.

     There are not separate financial statements of the Trust in the prospectus because:

     - the Trust is a subsidiary of Standard Management and Standard Management files consolidated financial information under the Securities Exchange Act of 1934.

     - the Trust does not have any independent operations other than issuing the preferred and common securities and purchasing our debentures.

     - the Trust's only material assets will be our debentures when issued.

     - our combined obligations under the debentures, the guarantee, the trust agreement and the indenture have the effect of providing a full and unconditional guarantee of the Trust's obligation under its preferred securities. See "Description of Debentures," "Description of Preferred Securities," "Description of Guarantee" and "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of March 31, 2001 (unaudited)
  and December 31, 2000 and 1999............................   F-4
Consolidated Statements of Income for the Three Months Ended
  March 31, 2001 and 2000 (unaudited) and the Years Ended
  December 31, 2000, 1999 and 1998..........................   F-5
Consolidated Statements of Shareholders' Equity for the
  Three Months Ended March 31, 2001 (unaudited) and the
  Years Ended December 31, 2000, 1999 and 1998..............   F-6
Consolidated Statements of Cash Flows for Three Months Ended
  March 31, 2001 and 2000 (unaudited) and the Years Ended
  December 31, 2000, 1999 and 1998..........................   F-8
Notes to Consolidated Financial Statements..................   F-9
FINANCIAL STATEMENT SCHEDULES
The following consolidated financial statement schedules are included in this report and should be read in conjunction
  with the Audited Consolidated Financial Statements
Schedule II -- Condensed Financial Information of Registrant
  (Parent Company) for the Years Ended December 31, 2000,
  1999 and 1998.............................................  F-31
Schedule IV -- Reinsurance for the Years Ended December 31,
  2000, 1999 and 1998.......................................  F-35
Schedules not listed above have been omitted because they
  are not applicable or are not required, or because the
  required information is included in the Consolidated
  Financial Statements or related Notes

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Standard Management Corporation

     We have audited the accompanying consolidated balance sheets of Standard Management Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedules listed in the Index at
Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the consolidated balance sheets at September 30, 2000 and 1999 or the consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended September 30, 2000 of Standard Management International S.A. and subsidiaries, a wholly owned subsidiary group, which financial statements reflect assets totaling approximately 37% and 29% of the Company's consolidated assets at December 31, 2000 and 1999 and revenues totaling approximately 11%, 6% and 8% of consolidated revenues for each of the three years in the period ended December 31, 2000. Those financial statements, which as explained in Note 1, are included in the Company's consolidated balance sheets at December 31, 2000 and 1999, and the Company's consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the data included for Standard Management International S.A., is based solely on the report of other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Standard Management Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Indianapolis, Indiana
February 9, 2001

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Standard Management International, S.A.

     We have audited the consolidated balance sheets of Standard Management International S.A. and its subsidiaries as at September 30, 2000 and 1999 and the related consolidated statements of operations, shareholder's equity and comprehensive income, and cash flows for each of the years in the three year period ended September 30, 2000 (none of which aforementioned financial statements are separately presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material aspects, the consolidated financial position of Standard Management International S.A. and its subsidiaries as at September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended September 30, 2000 in conformity with generally accepted accounting principles in the United States of America.

Luxembourg City, Luxembourg

/s/ KPMG Audit
January 15, 2001

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                             MARCH 31,    -----------------------
                                                               2001          2000         1999
                                                            -----------   ----------   ----------
                                                            (UNAUDITED)
                                       ASSETS
Investments:
  Securities available for sale:
     Fixed maturity securities, at fair value (amortized
       cost: $756,417 in 2001, $742,597 in 2000 and
       $646,284 in 1999)..................................  $  744,846    $  718,912   $  606,907
     Equity securities, at fair value (cost: $538 in 2001
       and 2000 and $565 in 1999).........................         383           362          378
  Mortgage loans on real estate...........................       4,399         4,778        8,131
  Policy loans............................................      14,293        14,280       14,033
  Real estate.............................................      10,884         8,847        3,233
  Other invested assets...................................         776           776          845
  Short-term investments..................................      29,992        12,489       14,976
                                                            ----------    ----------   ----------
          Total investments...............................     805,573       760,444      648,503
Cash......................................................       5,504         1,840        3,659
Accrued investment income.................................      11,537        12,298       11,105
Amounts due and recoverable from reinsurers...............      42,055        43,158       58,230
Deferred acquisition costs................................      97,498        91,855       67,811
Present value of future profits...........................      24,064        26,343       30,688
Goodwill..................................................       5,363         5,430        5,636
Other assets..............................................       7,327         8,650        5,372
Assets held in separate accounts..........................     496,025       520,439      319,973
                                                            ----------    ----------   ----------
          Total assets....................................  $1,494,946    $1,470,457   $1,150,977
                                                            ==========    ==========   ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Insurance policy liabilities............................  $  878,660    $  837,345   $  727,189
  Accounts payable and accrued expenses...................       6,978         7,347        9,076
  Notes payable...........................................      28,300        31,500       34,500
  Deferred federal income taxes...........................       7,473         4,397          349
  Liabilities related to separate accounts................     496,025       520,439      319,973
                                                            ----------    ----------   ----------
          Total liabilities...............................  $1,417,436    $1,401,028   $1,091,087
                                                            ----------    ----------   ----------
Series A convertible redeemable preferred stock, par value
  $100 per share..........................................       6,530         6,530        6,530
Shareholders' equity:
  Preferred stock, no par value...........................          --            --           --
  Common stock, no par value..............................      63,113        63,019       62,152
  Treasury stock, at cost.................................      (7,589)       (7,589)      (6,802)
  Accumulated other comprehensive income (loss)...........      (5,894)      (12,008)     (16,706)
  Retained earnings.......................................      21,350        19,477       14,716
                                                            ----------    ----------   ----------
          Total shareholders' equity......................      70,980        62,899       53,360
                                                            ----------    ----------   ----------
          Total liabilities and shareholders' equity......  $1,494,946    $1,470,457   $1,150,977
                                                            ==========    ==========   ==========

          See accompanying notes to consolidated financial statements.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,         YEAR ENDED DECEMBER 31,
                                                             -----------------   ---------------------------
                                                              2001      2000      2000      1999      1998
                                                             -------   -------   -------   -------   -------
                                                                (UNAUDITED)
Revenues:
  Premium income...........................................  $ 2,770   $ 3,178   $15,470   $13,090   $14,479
  Net investment income, excluding call options............   13,714    11,995    50,776    43,612    33,589
  Call option gains (losses)...............................   (2,577)     (108)   (7,603)    1,209       632
  Net realized investment gains (losses)...................       72      (336)   (4,492)       78       353
  Policy income............................................    1,909     1,907     8,204     6,826     6,529
  Negative goodwill amortization...........................       --        --        --        --     1,388
  Separate account fees....................................    1,500     1,227     7,728     3,941     2,884
  Fee and other income.....................................    1,684     1,338     5,980     4,207     3,421
                                                             -------   -------   -------   -------   -------
         Total revenues....................................   19,072    19,201    76,063    72,963    63,275
                                                             -------   -------   -------   -------   -------
Benefits and expenses:
  Benefits and claims......................................    2,380     4,055    20,080    14,376    13,270
  Interest credited to interest-sensitive annuities and
    other financial products...............................    5,501     6,333    21,080    25,728    19,775
  Amortization.............................................    1,895     2,210     9,436     7,471     5,413
  Other operating expenses.................................    5,891     3,862    15,646    14,605    15,551
  Interest expense and financing costs.....................      816       864     3,417     3,385     2,955
                                                             -------   -------   -------   -------   -------
         Total benefits and expenses.......................   16,483    17,324    69,659    65,565    56,964
                                                             -------   -------   -------   -------   -------
Income before federal income taxes, extraordinary loss and
  preferred stock dividends................................    2,589     1,877     6,404     7,398     6,311
Federal income tax expense.................................      589       512       778     2,126     1,630
                                                             -------   -------   -------   -------   -------
Income before extraordinary loss and preferred stock
  dividends................................................    2,000     1,365     5,626     5,272     4,681
Extraordinary loss, net tax benefits of $185...............       --        --       359        --        --
                                                             -------   -------   -------   -------   -------
Net income.................................................    2,000     1,365     5,267     5,272     4,681
Preferred stock dividends..................................      127       127       506       506       180
                                                             -------   -------   -------   -------   -------
Earnings available to common shareholders..................  $ 1,873   $ 1,238   $ 4,761   $ 4,766   $ 4,501
                                                             =======   =======   =======   =======   =======
Earnings per share -- basic:
  Income before extraordinary loss and preferred stock
    dividends..............................................  $   .27   $   .18   $   .73   $   .69   $   .68
  Extraordinary loss.......................................       --        --       .05        --        --
                                                             -------   -------   -------   -------   -------
  Net income...............................................      .27       .18       .68       .69       .68
  Preferred stock dividends................................      .02       .02       .06       .07       .03
                                                             -------   -------   -------   -------   -------
  Earnings available to common shareholders................  $   .25   $   .16   $   .62   $   .62   $   .65
                                                             =======   =======   =======   =======   =======
Earnings per common share -- diluted:
  Income before extraordinary loss and preferred stock
    dividends..............................................  $   .24   $   .17   $   .70   $   .65   $   .62
  Extraordinary loss.......................................       --        --       .04        --        --
                                                             -------   -------   -------   -------   -------
  Net income...............................................      .24       .17       .66       .65       .62
  Preferred stock dividends................................       --       .01       .05       .05       .02
                                                             -------   -------   -------   -------   -------
  Earnings available to common shareholders................  $   .24   $   .16   $   .61   $   .60   $   .60
                                                             =======   =======   =======   =======   =======

          See accompanying notes to consolidated financial statements.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                ACCUMULATED
                                                                                   OTHER
                                                          COMMON    TREASURY   COMPREHENSIVE   RETAINED
                                                TOTAL      STOCK     STOCK     INCOME (LOSS)   EARNINGS
                                               --------   -------   --------   -------------   --------
Balance at January 1, 1998...................  $ 43,313   $40,646   $(4,572)     $  1,698      $ 5,541
Comprehensive income:
  Net income.................................     4,681                                          4,681
  Other comprehensive income (loss):
     Change in unrealized gain (loss) on
       securities, net tax benefits of
       $251..................................      (488)                             (488)
     Change in foreign currency
       translation...........................       477                               477
                                               --------
          Other comprehensive loss...........       (11)
                                               --------
          Comprehensive income...............     4,670
Issuance of common stock for Savers Life
  acquisition................................    15,024    15,024
Issuance of common stock for Midwestern Life
  acquisition................................     4,614     4,614
Issuance of common stock warrants............        64        64
Issuance of common stock in connection with
  exercise of stock warrants.................       233       234                                   (1)
Treasury stock acquired......................    (1,702)             (1,702)
Conversion of preferred stock into common
  stock......................................         4         4
Reissuance of treasury stock in connection
  with exercise of stock options.............         2                  54                        (52)
Preferred stock dividends....................      (180)                                          (180)
                                               --------   -------   -------      --------      -------
Balance at December 31, 1998.................  $ 66,042   $60,586   $(6,220)     $  1,687      $ 9,989
Comprehensive income (loss):
  Net income.................................     5,272                                          5,272
  Other comprehensive income (loss):
     Change in unrealized gain (loss) on
       securities, net tax benefits of
       $8,961................................   (17,527)                          (17,527)
     Change in foreign currency
       translation...........................      (866)                             (866)
                                               --------
       Other comprehensive loss..............   (18,393)
                                               --------
          Comprehensive loss.................   (13,121)
Issuance of common stock warrants............     1,566     1,566
Treasury stock acquired......................      (582)               (582)
Exercise of stock options....................       (39)                                           (39)
Preferred stock dividends....................      (506)                                          (506)
                                               --------   -------   -------      --------      -------
Balance at December 31, 1999.................  $ 53,360   $62,152   $(6,802)     $(16,706)     $14,716

                         (continued on following page)

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                                                ACCUMULATED
                                                                                   OTHER
                                                          COMMON    TREASURY   COMPREHENSIVE   RETAINED
                                                 TOTAL     STOCK     STOCK     INCOME (LOSS)   EARNINGS
                                                -------   -------   --------   -------------   --------
Balance December 31, 1999 (carried forward
  from prior page)
Comprehensive income:.........................  $53,360   $62,152   $(6,802)     $(16,706)     $14,716
  Net income..................................    5,267                                          5,267
  Other comprehensive income:
     Change in unrealized gain (loss) on
       securities, net taxes of $3,219........    6,204                             6,204
     Change in foreign currency translation...   (1,506)                           (1,506)
                                                -------
          Other comprehensive income..........    4,698
                                                -------
          Comprehensive income................    9,965
Issuance of common stock warrants.............      867       867
Treasury stock acquired.......................     (787)               (787)
Preferred stock dividends.....................     (506)                                          (506)
                                                -------   -------   -------      --------      -------
Balance at December 31, 2000..................  $62,899   $63,019   $(7,589)     $(12,008)     $19,477
Comprehensive income:
  Net income (unaudited)......................    2,000                                          2,000
  Other comprehensive income:
     Change in unrealized gain (loss) on
       securities, net taxes of $2,505
       (unaudited)............................    5,001                             5,001
     Change in foreign currency translation
       (unaudited)............................    1,113                             1,113
                                                -------
          Other comprehensive income
            (unaudited).......................    6,114
                                                -------
          Comprehensive income (unaudited)....    8,114
  Issuance of common stock and warrants
     (unaudited)..............................       94        94
  Preferred stock dividends (unaudited).......     (127)                                          (127)
                                                -------   -------   -------      --------      -------
Balance at March 31, 2001 (unaudited).........  $70,980   $63,113   $(7,589)     $ (5,894)     $21,350
                                                =======   =======   =======      ========      =======

          See accompanying notes to consolidated financial statements.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                     THREE MONTHS ENDED
                                                         MARCH 31,              YEAR ENDED DECEMBER 31,
                                                    --------------------   ---------------------------------
                                                      2001        2000       2000        1999        1998
                                                    ---------   --------   ---------   ---------   ---------
                                                        (UNAUDITED)
Operating activities:
  Net income......................................  $   2,000   $  1,365   $   5,267   $   5,272   $   4,681
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization of deferred acquisition costs....      1,263      1,427       6,419       4,580       2,658
    Deferral of acquisition costs.................     (9,821)    (7,155)    (35,138)    (27,818)    (13,542)
    Deferred federal income taxes.................        481       (352)        829       2,005         957
    Depreciation and amortization.................        816        880       3,671       3,889       1,209
    Insurance policy liabilities..................      4,920      5,279      16,337      14,530       6,400
    Net realized investment (gains) losses........        (73)       336       4,492         (78)       (353)
    Accrued investment income.....................        761        453      (1,194)     (1,541)     (1,451)
    Other.........................................         49       (185)        252       2,014        (352)
                                                    ---------   --------   ---------   ---------   ---------
         Net cash provided by operating
           activities.............................        396      2,048         935       2,853         207
Investing activities:
  Fixed maturity securities available for sale:
    Purchases.....................................   (129,298)   (30,354)   (290,117)   (236,969)   (261,744)
    Sales.........................................    110,391     16,608     180,402     116,511     162,503
    Maturities, calls and redemptions.............      6,113      2,425       7,466      19,006      32,570
  Short-term investments, net.....................    (17,556)    (7,050)      2,487      (3,350)     44,460
  Other investments, net..........................     (2,142)    (1,787)     (6,872)      2,270         320
  Purchase of Savers Life Insurance Company, less
    cash acquired of $518.........................         --         --          --          --     (18,039)
  Purchase of Midwestern National Life Insurance
    Company of Ohio, less cash acquired of
    $1,026........................................         --         --          --          --     (13,104)
                                                    ---------   --------   ---------   ---------   ---------
         Net cash used by investing activities....    (32,492)   (20,158)   (106,634)   (102,532)    (53,034)
                                                    ---------   --------   ---------   ---------   ---------
Financing activities:
  Borrowings, net of debt issuance costs of $206
    in 1998.......................................         --         --      11,000         300      11,794
  Repayments on notes payable.....................     (3,200)    (2,900)    (14,000)       (800)     (3,141)
  Premiums received on interest-sensitive
    annuities and other financial products
    credited to policyholder account balances, net
    of premiums ceded.............................     63,909     40,815     196,489     165,750      81,858
  Return of policyholder account balances on
    interest-sensitive annuities and other
    financial products............................    (24,916)   (17,460)    (89,183)    (75,981)    (52,934)
  Issuance of Series A redeemable preferred
    stock.........................................         --         --          --          --       6,389
  Proceeds from common and treasury stock sales...         --         --          --          --         234
  Issuance of common stock and warrants...........         94         --         867       1,566      19,935
  Purchase of common stock for treasury...........         --         --        (787)       (582)     (1,702)
  Dividends on preferred stock....................       (127)      (127)       (506)       (506)       (180)
                                                    ---------   --------   ---------   ---------   ---------
         Net cash provided by financing
           activities.............................     35,760     20,328     103,880      89,747      62,253
                                                    ---------   --------   ---------   ---------   ---------
Net increase (decrease) in cash...................      3,664      2,218      (1,819)     (9,932)      9,426
Cash at beginning of year.........................      1,840      3,659       3,659      13,591       4,165
                                                    ---------   --------   ---------   ---------   ---------
Cash at end of year...............................  $   5,504   $  5,877   $   1,840   $   3,659   $  13,591
                                                    =========   ========   =========   =========   =========

          See accompanying notes to consolidated financial statements.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization

     Standard Management Corporation ("Standard Management") is an international financial services holding company, which directly and through its subsidiaries
i) acquires and manages in force life insurance and annuity business, ii) issues and distributes life insurance and annuity products, and iii) offers unit-linked assurance products through its international subsidiaries.

     Standard Management's active subsidiaries at March 31, 2001 include: (i) Standard Life Insurance Company of Indiana ("Standard Life") and its subsidiary, Dixie National Life Insurance Company ("Dixie Life"), (ii) Standard Management International, S.A. and its subsidiaries ("SMI"), Premier Life (Luxembourg) S.A. ("Premier Life (Luxembourg)") and Premier Life (Bermuda) Ltd. ("Premier Life (Bermuda)"), (iii) Standard Marketing Corporation ("Standard Marketing") and
(iv) Savers Marketing Corporation ("Savers Marketing").

     Basis of Presentation

     The accompanying consolidated financial statements of Standard Management and its subsidiaries (the "Company" or "SMC") have been prepared in conformity with accounting principles generally accepted in the United States ("GAAP") and include the accounts of the Company since acquisition or organization. All significant intercompany balances and transactions have been eliminated. The financial information as of March 31, 2001 and for the three-month periods ended March 31, 2001 and 2000 is unaudited. In the opinion of management, these unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods presented. Interim operating results are not necessarily indicative of operating results for the entire year.

     The fiscal year end for SMI is September 30. To facilitate reporting on the consolidated level, the fiscal year end for SMI was not changed and the consolidated balance sheets and statements of operations for SMI at September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000, are included in the Company's consolidated balance sheets at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000.

     Use of Estimates

     The nature of the Company's insurance businesses requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts disclosed in this report.

     Investments

     The Company classifies its fixed maturity and equity securities as available for sale and, accordingly, such securities are carried at fair value. Fixed maturity securities include bonds and redeemable preferred stocks. Changes in fair values of securities available for sale, after adjustment for deferred acquisition costs, present value of future profits and deferred income taxes, are reported as unrealized gains or losses directly in shareholders' equity and, accordingly, have no effect on net income. The deferred acquisition costs and present value of future profits adjustments to the unrealized gains or losses represent valuation adjustments or reinstatements of these assets that would have been required as a charge or credit to operations had such unrealized amounts been realized.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     The cost of fixed maturity securities is adjusted for amortization of premiums and discounts. The amortization is provided on a constant effective yield method over the life of the securities and is included in net investment income.

     Mortgage-backed and other collateralized securities, classified as fixed maturity securities in the consolidated balance sheets, are comprised principally of obligations backed by an agency of the United States ("U.S.") government (although generally not by the full faith and credit of the U.S. government). The Company has reduced the risk normally associated with these investments by primarily investing in highly rated securities and in those that provide more predictable prepayment patterns. The income from these securities is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the income recognized is adjusted currently to match that which would have been recorded had the effective yield been applied since the acquisition of the security. This adjustment is included in net investment income.

     Mortgage loans on real estate and policy loans are carried at unpaid principal balances and are generally collateralized. Real estate investments, which the Company has the intent to hold for the production of income, are carried at cost, less accumulated depreciation. Short-term investments are carried at amortized cost, which approximates fair value.

     Net Realized Investment Gains or Losses

     Net realized investment gains and losses are calculated using the specific identification method and included in the consolidated statements of income. If the values of investments decline below their amortized cost and this decline is considered to be other than temporary, the amortized cost of these investments is reduced to net realizable value and the reduction is recorded as a realized loss.

     Future Policy Benefits

     Liabilities for future policy benefits for deferred annuities and universal life policies are equal to full account value that accrues to the policyholder (cumulative premiums less certain charges, plus interest credited) with rates ranging from 3.0% to 12.5% in 2000 and 3.0% to 12.3% in 1999.

     Future policy benefits for traditional life insurance contracts are computed using the net level premium method on the basis of assumed investment yields, mortality and withdrawals, which were appropriate at the time the policies were issued. Assumed investment yields are based on interest rates ranging from 6.2% to 7.5%. Mortality is based upon various actuarial tables, principally the 1965-1970 or the 1975-1980 Select and Ultimate Table. Withdrawals are based upon Company experience and vary by issue age, type of coverage, and duration.

     Recognition of Insurance Policy Revenue and Related Benefits and Expenses

     Revenue for interest-sensitive annuity contracts consists of policy charges for surrenders and investment income earned. Premiums received for these annuity contracts are reflected as premium deposits and are not recorded as revenues. Expenses related to these annuities include interest credited to policyholder account balances. Revenue for universal life insurance policies consists of policy charges for the cost of insurance, policy administration charges, surrender charges and investment income earned during the period. Expenses related to universal life policies include interest credited to policyholder account balances and death benefits incurred in excess of policyholder account balances.

     Traditional life insurance and immediate annuity premiums are recognized as premium revenue when due over the premium paying period of the policies. Benefits are charged to expense in the period when claims

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

are incurred and are associated with related premiums through changes in reserves for future policy benefits which results in the recognition of profit over the premium paying period of the policies.

     Reinsurance

     Premiums, annuity policy charges, benefits and claims, interest credited and amortization expense are reported net of reinsurance ceded and are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

     Separate Accounts

     The majority of the balance represents i) unit-linked business, where benefits on surrender and maturity are not guaranteed, and ii) investment contracts, which pay fixed benefits to the policyholder and have minimal mortality risk. Separate accounts generally represent funds maintained in accounts to meet specific investment objectives of policyholders who bear the investment risk. The Company records the related liabilities at amounts equal to the underlying assets. Investment income and investment gains and losses accrue directly to such policyholders. The assets of each account are segregated and are not subject to claims that arise out of any other business of the Company. Deposits, net investment income and realized gains and losses on separate accounts assets are not reflected in the consolidated statements of income.

     Foreign Currency Translation

     The Company's foreign subsidiaries' balance sheets and statements of operations are translated at the year end exchange rates and average exchange rates for the year, respectively. The resulting unrealized gain or loss adjustment from the translation to U.S. dollars is recorded in the foreign currency translation adjustment as a separate component of accumulated other comprehensive income. Foreign exchange gains or losses relating to policyholders' funds in separate accounts are allocated to the relevant separate account.

     Income Taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

     Standard Life and Dixie Life filed a consolidated return for 1999 and plan to file a consolidated return for 2000. SMC and other U.S. non-insurance subsidiaries are taxed as regular corporations and file a consolidated return. SMC and its U.S. non-insurance subsidiaries were eligible to consolidate with Standard Life for income tax purposes beginning in 1996, but do not currently plan to do so.

     SMI is incorporated as a holding company in the Grand Duchy of Luxembourg and, accordingly, is not currently subject to taxation on income or capital gains. SMI is subject to an annual capital tax, which is calculated on the nominal value of the statutory shareholder's equity at an annual rate of .20%. Premier Life (Luxembourg) is a normal commercial taxable company and is subject to income tax at regular corporate rates (statutory corporate rate of 37.45%), and annual capital taxes amounting to approximately 0.5% of its net equity. Premier Life (Bermuda) is exempt from taxation on income until March 2016 pursuant to a decree from the Minister of Finance in Bermuda. To the extent that such income is taxable under U.S. law, such income will be included in SMC's consolidated return.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Deferred Acquisition Costs

     Costs relating to the production of new business (primarily commissions and certain costs of marketing, policy issuance and underwriting) are deferred and included in the deferred acquisition cost asset to the extent that such costs are recoverable from future related policy revenues. For interest-sensitive annuities and other financial products, deferred acquisition costs, with interest, are amortized over the lives of the policies and products in a constant relationship to the present value of estimated future gross profits, discounted using the interest rate credited to the policy. Traditional life insurance deferred acquisition costs are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

     The Company reviews the recoverability of the carrying value of the deferred acquisition costs each year. For interest-sensitive annuities and other financial products, the Company considers estimated future gross profits in determining whether the carrying value is appropriate; for other insurance products, the Company considers estimated future premiums. In all cases, the Company considers expected mortality, interest earned and crediting rates, persistency and expenses. Amortization is adjusted retrospectively for interest-sensitive annuities and other financial products when estimates of future gross profits to be realized are revised.

     Present Value of Future Profits

     Present value of future profits are recorded in connection with acquisitions of insurance companies or a block of policies. The initial value is based on the actuarially determined present value of the projected future gross profits from the in-force business acquired. In selecting the interest rate to calculate the discounted present value of the projected future gross profits, the Company uses the risk rate of return believed to best reflect the characteristics of the purchased policies, taking into account the relative risks of such policies, the cost of funds to acquire the business and other factors. The value of in force insurance purchased is amortized on a constant yield basis over its estimated life from the date of acquisition in proportion to the emergence of profits or the expected premium pattern over a period of approximately 20 years.

     For acquisitions the Company made on or before November 19, 1992, the Company amortizes the asset with interest at the same discount rate used to determine the present value of future profits at the date of purchase. For acquisitions after November 19, 1992, the Company amortizes the asset using the interest rate credited to the underlying policies.

     Goodwill

     The excess of the cost to acquire purchased companies over the fair value of net assets acquired ("goodwill") is being amortized on a straight-line basis over periods that generally correspond with the benefits expected to be derived from the acquisitions, usually 20 to 40 years. Accumulated amortization was $1.2 million and $.9 million at December 31, 2000 and 1999, respectively. The Company continually monitors the goodwill based on estimates of future earnings. If it determines that goodwill has been impaired, the carrying value is reduced with a corresponding charge to expense.

     Negative Goodwill

     The excess of the net assets acquired over the cost to acquire purchased companies ("negative goodwill"), after reducing the basis in property and equipment and other noncurrent assets to zero, was amortized into earnings on a straight-line basis over a five year period. Negative goodwill was fully amortized at December 31, 1998.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Stock Options

     The Company recognizes compensation expense for its stock option plan using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date, or other measurement date, over the amount an employee must pay to acquire the stock. Under the Company's stock option plans, no expense is recognized since the exercise price equals or exceeds the market price at the measurement date.

     Reclassifications

     Certain amounts in the 2000, 1999 and 1998 consolidated financial statements and notes have been reclassified to conform with the 2001 presentation. These reclassifications had no effect on previously reported shareholders' equity or net income in the periods presented.

     Recently Issued Professional Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Standard"). The Standard requires companies to record derivatives on the new balance sheet as assets and or liabilities measured at fair value. The Company adopted the Standard on January 1, 2001. Adoption of the Standard will be recorded as a cumulative effect of a change in accounting principle and will not result in restatement of previously issued financial statements. The adoption of the Standard is expected to have an immaterial impact to net income. Additionally, its application may increase the volatility of other income and expense.

2. ACQUISITIONS

     On March 12, 1998, SMC acquired Savers Life Insurance Company ("Savers Life"). Each of the 1.8 million shares of Savers Life Common Stock outstanding was converted into 1.2 shares of SMC Common Stock plus $1.50. Each holder of Savers Life Common Stock could elect to receive the $1.50 per share portion of the merger consideration in the form of additional shares of SMC Common Stock. SMC issued approximately 2.2 million shares with a value of approximately $14.9 million and paid $2.2 million in cash and $1.5 million in acquisition costs for an aggregate purchase price of $18.6 million to acquire Savers Life.

     On October 30, 1998, SMC acquired Midwestern National Life Insurance Company of Ohio ("Midwestern Life"). SMC issued .7 million shares of its common stock valued at $4.6 million, increased its bank debt by $6.0 million on restructured terms, and paid $2.9 million in cash and $.6 million of acquisition costs for an aggregate purchase price of $14.1 million to acquire Midwestern Life.

     The acquisitions of Savers Life and Midwestern Life were accounted for using the purchase method of accounting and accordingly, SMC's consolidated financial statements include the results of operations of the acquired companies from the effective dates of their respective acquisitions. Under purchase accounting, SMC allocated the total purchase price of the assets and liabilities acquired, based on a determination of their fair values and recorded the excess of acquisition cost over net assets acquired as goodwill, which will be amortized on a straight line basis over 30 years and 20 years for Savers Life and Midwestern Life, respectively. SMC merged Savers Life and Midwestern Life into Standard Life effective December 31, 1998, with Standard Life as the surviving entity.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

3. INVESTMENTS

     The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale are as follows (in thousands):

                                                              DECEMBER 31, 2000
                                                ----------------------------------------------
                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Securities available for sale:
  Fixed maturity securities:
     United States Treasury securities and
       obligations of United States government
       agencies...............................  $ 18,098      $  140      $     9     $ 18,229
     Obligations of states and political
       subdivisions...........................     2,116          59           --        2,175
     Foreign government securities............     3,348          17          162        3,203
     Utilities................................    26,603          75        1,093       25,585
     Corporate bonds..........................   484,012       3,832       25,689      462,155
     Mortgaged-backed securities..............   202,890       1,905        2,405      202,390
     Redeemable preferred stock...............     5,530          --          355        5,175
                                                --------      ------      -------     --------
          Total fixed maturity securities.....   742,597       6,028       29,713      718,912
  Equity securities...........................       538           4          180          362
                                                --------      ------      -------     --------
          Total securities available for
            sale..............................  $743,135      $6,032      $29,893     $719,274
                                                ========      ======      =======     ========

                                                              DECEMBER 31, 1999
                                                ----------------------------------------------
                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Securities available for sale:
  Fixed maturity securities:
     United States Treasury securities and
       obligations of United States government
       agencies...............................  $ 20,455       $  7       $   517     $ 19,945
     Obligations of states and political
       subdivisions...........................     3,997         50            87        3,960
     Foreign government securities............     3,489         50           274        3,265
     Utilities................................    29,068         --         2,284       26,784
     Corporate bonds..........................   479,332        308        32,658      446,982
     Mortgaged-backed securities..............   104,413         70         3,629      100,854
     Redeemable preferred stock...............     5,530         --           413        5,117
                                                --------       ----       -------     --------
          Total fixed maturity securities.....   646,284        485        39,862      606,907
  Equity securities...........................       565          6           193          378
                                                --------       ----       -------     --------
          Total securities available for
            sale..............................  $646,849       $491       $40,055     $607,285
                                                ========       ====       =======     ========

     The estimated fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services, or by discounting expected future cash flows using a current market rate applicable to the coupon rate, credit rating, and maturity of the investments.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000 by contractual maturity are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties and because most mortgage-backed securities provide for periodic payments throughout their lives.

                                                              AMORTIZED     FAIR
                                                                COST       VALUE
                                                              ---------   --------
Due in one year.............................................  $ 13,321    $ 13,329
Due after one year through five years.......................   143,580     141,957
Due after five years through ten years......................   200,824     193,120
Due after ten years.........................................   176,452     162,941
                                                              --------    --------
     Subtotal...............................................   534,177     511,347
Redeemable preferred stock..................................     5,530       5,175
Mortgage-backed securities..................................   202,890     202,390
                                                              --------    --------
     Total fixed maturity securities........................  $742,597    $718,912
                                                              ========    ========

     The Company maintains a highly-diversified investment portfolio with limited concentration of financial instruments in any given region, industry or economic characteristic. At December 31, 2000, the Company held no investments in any entity in excess of 10% of shareholders' equity other than asset-backed securities and investments issued or guaranteed by the U.S. government or a U.S. government agency, all of which were classified as fixed maturity securities available for sale.

     Net investment income was attributable to the following (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             2000      1999      1998
                                                            -------   -------   -------
Fixed maturity securities.................................  $48,623   $39,625   $29,852
Common stocks.............................................       --        17        46
Mortgage loans on real estate.............................      930       947       679
Policy loans..............................................      925       960       654
Real estate...............................................       30        33       135
Short-term investments and other..........................      847     2,602     2,932
                                                            -------   -------   -------
  Gross investment income.................................   51,355    44,184    34,298
Less: investment expenses.................................      579       572       709
                                                            -------   -------   -------
  Net investment income...................................  $50,776   $43,612   $33,587
                                                            =======   =======   =======

     Net realized investment gains (losses) were attributable to the following (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             2000      1999      1998
                                                            -------   -------   -------
Fixed maturity securities available for sale:
  Gross realized gains....................................  $ 1,545   $ 2,000   $ 2,570
  Gross realized losses...................................   (1,854)   (1,415)     (964)
  Other than temporary decline in fair value..............   (3,048)      (15)   (1,110)
                                                            -------   -------   -------
     Net..................................................   (3,357)      570       496
  Real estate.............................................       --         9        --
  Other losses............................................   (1,135)     (501)     (143)
                                                            -------   -------   -------
     Net realized investment gains (losses)...............  $(4,492)  $    78   $   353
                                                            =======   =======   =======

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Life insurance companies are required to maintain certain amounts of assets with state or other regulatory authorities. At December 31, 2000, fixed maturity securities of $7.9 million and cash and short-term investments of $.5 million were held on deposit by various state regulatory authorities in compliance with statutory regulations. Additionally, fixed maturity securities of $.7 million, short-term investments of $5.9 million and account assets of SMI were held by a custodian bank approved by the Luxembourg regulatory authorities to comply with local insurance laws.

     Comprehensive income excludes reclassification adjustments for net realized investment gains (losses) after income taxes (benefits) of ($2.2) million, $.4 million and $.3 million in 2000, 1999 and 1998, respectively. The income tax rate used for comprehensive income is 34%.

4. DEFERRED ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS

     The activity related to the deferred acquisition costs is summarized as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             2000      1999      1998
                                                            -------   -------   -------
Balance, beginning of year................................  $67,811   $32,946   $21,435
  Additions...............................................   35,138    27,817    14,200
  Amortization............................................   (6,419)   (4,580)   (3,316)
  Adjustment relating to net unrealized (gain) loss on
     securities available for sale........................   (4,675)   11,628       627
                                                            -------   -------   -------
Balance, end of year......................................  $91,855   $67,811   $32,946
                                                            =======   =======   =======

     The activity related to the present value of future profits is summarized as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             2000      1999      1998
                                                            -------   -------   -------
Balance, beginning of year................................  $30,688   $28,793   $20,537
  Amounts and adjustments related to acquisitions and
     disposals............................................       --      (949)   10,401
  Interest accreted on unamortized balance................    3,472     3,890     4,223
  Amortization............................................   (6,226)   (6,517)   (6,088)
  Adjustments relating to net unrealized (gain) loss on
     securities available for sale........................   (1,591)    5,471      (280)
                                                            -------   -------   -------
Balance, end of year......................................  $26,343   $30,688   $28,793
                                                            =======   =======   =======

     The percentages of future expected net amortization of the beginning balance of the present value of future profits, before the effect of net unrealized gains and losses, are expected to be between 8% and 10% in each of the years 2001 through 2005. Future net amortization is based on the present value of future profits at December 31, 2000 and current assumptions as to future events on all policies in force.

     The discount rate used to calculate the present value of future profits reflected in the Company's consolidated balance sheets at December 31, 2000, ranged from 7.5% to 18%. The Company used discount rates of 13% and 15% to calculate the present value of future profits of the Savers Life and Midwestern Life acquisitions, respectively.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

5. NOTES PAYABLE

     Notes payable were as follows (in thousands):

                                                                            DECEMBER 31,
                                                 INTEREST     MARCH 31,   -----------------
                                                   RATE         2001       2000      1999
                                                 --------     ---------   -------   -------
Borrowings under revolving credit agreements...    9.86%(1)    $17,300    $20,500   $24,500
Senior subordinated notes......................   10.00%        11,000     11,000    10,000
                                                               -------    -------   -------
                                                               $28,300    $31,500   $34,500
                                                               =======    =======   =======

---------------

(1) Current weighted average rate at December 31, 2000. Current weighted average rate at March 31, 2001 was 9.71% (unaudited).

     Borrowings Under Revolving Credit Agreements

     Standard Management has outstanding borrowings at December 31, 2000 pursuant to the Amended Credit Agreement that provides for it to borrow up to $26.0 million in the form of a seven-year reducing revolving loan arrangement. Standard Management has agreed to pay a non-use fee of .50% per annum on the unused portion of the commitment. Borrowings under the Amended Credit Agreement may be used for contributions to surplus of insurance subsidiaries, acquisition financing and repurchases of Common Stock. The debt is secured by a Pledge Agreement of all of the issued and outstanding shares of Common Stock of Standard Life and Standard Marketing. Interest on the borrowings under the Amended Credit Agreement is determined, at the option of SMC, to be: (i) a fluctuating rate of interest to the corporate base rate announced by the bank periodically, plus 1% per annum, or (ii) a rate at London Inter-Bank Offered Rate ("LIBOR") plus 3.25%. The repayment schedule includes $3.2 million (paid March 2001) and $4.3 million each year thereafter to March 2005. Indebtedness incurred under the Amended Credit Agreement is subject to certain restrictions and covenants including, among other things, certain minimum financial ratios, minimum consolidated equity requirements for SMC, positive net income, minimum statutory surplus requirements for the Company's insurance subsidiaries and certain limitations on acquisitions, additional indebtedness, investments, mergers, consolidations and sales of assets.

     SMI has an unused line of credit of $1.5 million, with no borrowings in connection with this line of credit in 2000 or 1999.

     Senior Subordinated Note

     On October 31, 2000, the Company issued a Senior Subordinated Note due October 31, 2007 in the principal amount of $11 million. The note bears interest equal to the higher of i) a fixed rate of 10% per annum; or ii) six month LIBOR plus 150 basis points. Interest payments are payable in cash semi-annually on April 30 and October 31 of each year. The note may be prepaid in whole or in part at the option of SMC commencing on November 1, 2001 at a redemption price equal to 105% of the principal amount (plus accrued interest) and declining to 100% of the principal amount (plus accrued interest) on November 1, 2005. The note may be prepaid beginning November 1, 2001 at a redemption price equal to 100% of the principal amount (plus accrued interest) under certain limited circumstances. The note is subject to certain restrictions and covenants substantially similar to those in the Amended Credit Agreement. The holder also received a warrant to purchase 220,000 shares of the Company's common stock at a purchase price of $4.00 per share for a period of seven years.

     The proceeds of the Senior Subordinated Note were used to repay the Senior Subordinated Convertible Notes of $10 million at a redemption price of 105% of the principal balance plus accrued interest. The

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

extraordinary loss of $.4 million, net of tax, in 2000 reflects the early extinguishment of the Senior Subordinated Convertible Notes. These notes were convertible at any time at the option of the note holders into SMC common stock at the rate of $5.747 per share or a total of 1,740,038 shares.

     Interest Paid

     Cash paid for interest was $3.6 million, $3.4 million, and $2.7 million in 2000, 1999 and 1998, respectively.

6. INCOME TAXES

     The components of the federal income tax expense, applicable to pre-tax income before extraordinary loss, were as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              2000     1999      1998
                                                              -----   -------   -------
Current taxes...............................................  $ --    $  151    $  673
Deferred taxes..............................................   778     1,975       957
                                                              ----    ------    ------
                                                              $778    $2,126    $1,630
                                                              ====    ======    ======

     The effective tax rate on pre-tax income is lower than the statutory corporate federal income tax rate as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               2000      1999     1998
                                                              -------   ------   ------
Federal income tax expense at statutory rates (34%).........  $ 2,177   $2,515   $2,146
Operating income in SMC consolidated return offset by NOL
  carryforwards.............................................   (1,152)    (219)     (83)
Amortization of negative goodwill...........................       --       --     (472)
Other items, net............................................     (247)    (170)      39
                                                              -------   ------   ------
  Federal income tax expense................................  $   778   $2,126   $1,630
                                                              =======   ======   ======
Effective tax rate..........................................       12%      29%      26%
                                                              =======   ======   ======

     The Company recovered $.3 million, $.4 million and $1.7 million in federal income taxes in 2000, 1999 and 1998, respectively, and paid federal income taxes of $.1 million and $.7 million in 1999 and 1998, respectively.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax return purposes. Significant temporary differences included in the Company's deferred tax assets (liabilities) are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Deferred income tax assets:
  Future policy benefits....................................  $ 18,898   $ 15,867
  Unrealized loss on securities available for sale..........    10,220     12,037
  Capital and net operating loss carryforwards..............     3,042      5,659
  Other-net.................................................     1,298      1,435
                                                              --------   --------
     Gross deferred tax assets..............................    33,458     34,998
  Valuation allowance for deferred tax assets...............    (5,653)    (7,858)
                                                              --------   --------
     Deferred income tax assets, net of valuation
       allowance............................................    27,805     27,140
Deferred income tax liabilities:
  Present value of future profits...........................    (8,956)   (10,435)
  Deferred policy acquisition costs.........................   (23,246)   (17,054)
                                                              --------   --------
     Total deferred income tax liabilities..................   (32,202)   (27,489)
                                                              --------   --------
  Net deferred income tax liabilities.......................  $ (4,397)  $   (349)
                                                              ========   ========

     The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets, which are unlikely to be realized. The valuation allowance for deferred tax assets includes $1.6 million at December 31, 2000 with respect to deferred tax assets and net tax operating loss carry forwards of acquired companies.

     As of December 31, 2000, Standard Management and its noninsurance subsidiaries had consolidated net operating loss carryforwards of approximately $6.3 million for tax return purposes, which expire from 2007 through 2018. These carryforwards will only be available to reduce the taxable income of Standard Management. At December 31, 2000, the Standard Life consolidated return had net operating loss carryforwards of approximately $2.2 million which expire in 2010, 2012 and 2019. These carryforwards will only be available to reduce the taxable income of the Standard Life consolidated return. At December 31, 2000, Premier Life (Luxembourg) had accumulated corporate income tax loss carryforwards of approximately $.4 million, all of which may be carried forward indefinitely.

7. SHAREHOLDERS' EQUITY

     Redeemable Preferred Stock

     Shareholders have authorized 1,000,000 shares of Preferred Stock. Other terms, including preferences, voting and conversion rights, may be established by the Board of Directors.

     The Company has authorized 130,000 shares of preferred stock as Series A convertible redeemable preferred stock ("Series A preferred stock"). The Company issued 65,300 shares with a stated value of $6.5 million ($100 per share). The following, among other things, are characteristics of the Series A preferred stock:

     - The holders are entitled to cumulative annual dividends of $7.75 per share (payable quarterly).

     - Conversion into 11.765 shares of SMC common stock per share of Series A preferred stock.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     - Redeemable on July 1, 2003.

     - Redemption by the Company may occur at 105% of stated value beginning July 1, 1999 and decreasing 1% per year to 100% at July 1, 2003.

     - There are no voting rights attached to these shares.

     Common Stock

     The Company repurchased 240,000, 92,124, and 308,465 shares of Common Stock for $.8 million, $.6 million, and $1.7 million in 2000, 1999 and 1998, respectively under its stock repurchase program. At December 31, 2000, the Company was authorized to purchase an additional 724,790 shares under this program.

     The following table represents outstanding warrants to purchase Common Stock as of December 31, 2000:

                                                                      EXERCISE    WARRANTS
ISSUE DATE                                          EXPIRATION DATE    PRICE     OUTSTANDING
----------                                          ---------------   --------   -----------
November 1995.....................................   November 2002     4.5238       31,500
July 1996.........................................       July 2003     4.3750       30,000
April 1997........................................      April 2004     5.1250       12,000
June 1998.........................................       June 2001     7.5000       25,000
August 1998.......................................     August 2005     7.1250       20,000
October 1998......................................    October 2001     8.0000       75,000
January 1999......................................    January 2002     6.6250       89,750
January 2000......................................    January 2003     4.8750      166,500
October 2000......................................    October 2003     4.0000       15,000
October 2000......................................    October 2007     4.0000      220,000
                                                                                   -------
                                                                                   684,750
                                                                                   =======

     Changes in Shares of Common Stock and Treasury Stock

     The following table represents changes in the number of common and treasury shares as of December 31:

                                                        2000         1999         1998
                                                     ----------   ----------   ----------
Common Stock (Authorized -- 20,000,000 shares):
  Balance, beginning of year.......................   9,038,134    8,802,313    5,752,499
     Issuance of common stock......................          --      235,821    3,049,814
                                                     ----------   ----------   ----------
  Balance, end of year.............................   9,038,134    9,038,134    8,802,313
                                                     ==========   ==========   ==========
Treasury Stock:
  Balance, beginning of year.......................  (1,252,978)  (1,160,854)    (876,009)
     Treasury stock acquired.......................    (240,000)     (92,124)    (308,465)
     Reissuance of treasury stock in connection
       with exercise of stock options..............          --           --       23,620
                                                     ----------   ----------   ----------
  Balance, end of year.............................  (1,492,978)  (1,252,978)  (1,160,854)
                                                     ==========   ==========   ==========

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Unrealized Gain (Loss) on Securities

     The components of the balance sheet caption "Unrealized gain (loss) on securities available for sale" in shareholders' equity are summarized as follows (in thousands):

                                                                          DECEMBER 31,
                                                          MARCH 31,    -------------------
                                                            2001         2000       1999
                                                         -----------   --------   --------
                                                         (UNAUDITED)
Fair value of securities available for sale............    $745,229    $719,274   $607,285
Amortized cost of securities available for sale........     756,955     743,135    646,849
                                                           --------    --------   --------
  Gross unrealized gain (loss) on securities available
     for sale..........................................     (11,726)    (23,861)   (39,564)
Adjustments for:
  Deferred acquisition costs...........................       2,937       5,852     10,527
  Present value of future profits......................       1,676       3,389      4,982
  Deferred federal income taxes........................       2,472       4,977      8,196
                                                           --------    --------   --------
     Net unrealized gain (loss) on securities available
       for sale........................................    $ (4,641)   $ (9,643)  $(15,859)
                                                           ========    ========   ========

8. STOCK OPTION PLAN

     SMC has a non-qualified Stock Option Plan (the "Plan") under which 2,500,000 shares of Common Stock are reserved for grants of stock options to employees and directors. The purchase price per share specified in any Plan option must be at least equal to the fair market value of common stock at the grant date. Options generally become exercisable over a three-year period and have a term of 10 years. The Plan is administered by the Board of Directors and officers of SMC. The terms of the options, including the number of shares and the exercise price, are subject to the sole discretion of the Board of Directors. A total of 75,820 shares are available for future issuance for the Plan as of December 31, 2000.

     The provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", allows companies to either expense the estimated fair value of stock options or to continue their current practice and disclose the pro forma effects on net income and earnings per share had the fair value of the options been expensed. The Company has elected to continue its practice of recognizing compensation expense for its Plan using the intrinsic value based method of accounting and to provide the required pro forma information. Had compensation cost for the Plan been determined based on the fair value at the grant date for awards under the Plan consistent with the provisions of SFAS No. 123, the Company's pro forma net income and pro forma earnings per share would have been the following (in thousands, except per share amounts):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Net income..................................................  $4,328   $3,640   $3,094
Earnings per share..........................................     .49      .41      .43
Earnings per share, assuming dilution.......................     .49      .41      .43

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-valuation model with the following weighted-average assumptions:

                                                               2000     1999     1998
                                                              -------  -------  -------
Risk-free interest rates....................................   6.2%     5.6%     5.6%
Volatility factors..........................................    .57      .59      .55
Weighted average expected life..............................  7 years  7 years  7 years

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     The Black-Scholes option-valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options. Because SFAS No. 123 is effective only for awards granted after January 1, 1995, the pro forma disclosures provided may not be representative of the effects on reported net income for future years.

     A summary of the Company's stock option activity and related information for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                  2000                     1999                     1998
                         ----------------------   ----------------------   ----------------------
                                      WEIGHTED-                WEIGHTED-                WEIGHTED-
                                       AVERAGE                  AVERAGE                  AVERAGE
                                      EXERCISE                 EXERCISE                 EXERCISE
                           SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                         ----------   ---------   ----------   ---------   ----------   ---------
Options outstanding,
  beginning of year....   2,411,882     $6.10      1,891,287     $6.15      1,916,820     $6.08
Exercised..............        (525)     4.17        (19,163)     4.45        (97,988)     5.23
Granted................       7,500      4.58        633,300      6.15         79,950      6.94
Expired or forfeited...     (20,599)     5.98        (93,542)     7.91         (7,495)     6.75
                         ----------               ----------               ----------
Options outstanding,
  end of year..........   2,398,258      6.09      2,411,882      6.10      1,891,287      6.15
                         ==========               ==========               ==========
Options exercisable,
  end of year..........   2,190,658                1,973,799                1,664,153
                         ==========               ==========               ==========
Weighted-average fair
  value of options
  granted during the
  year.................  $     2.93               $     3.94               $     4.42
                         ==========               ==========               ==========

     Information with respect to stock options outstanding at December 31, 2000 is as follows:

                                                OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                       --------------------------------------   -----------------------
                                                      WEIGHTED-
                                                       AVERAGE      WEIGHTED-                 WEIGHTED-
RANGE OF                                              REMAINING      AVERAGE                   AVERAGE
EXERCISE                                 NUMBER      CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
 PRICES                                OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
--------                               -----------   ------------   ---------   -----------   ---------
 $3-5................................     338,025         5           $4.43        334,025      $4.43
  5-7................................   1,587,850         7            6.07      1,384,250       6.06
  7-9................................     454,533         5            7.28        454,533       7.28
  9-11...............................      17,850         3            9.43         17,850       9.43
                                        ---------                                ---------
                                        2,398,258                                2,190,658
                                        =========                                =========

9. REINSURANCE

     The Company's insurance subsidiaries have entered into reinsurance agreements with non-affiliated companies to limit the net loss arising from large risks, maintain their exposure to loss within capital resources, and provide additional capacity for future growth. The maximum amount of life insurance retained on any one life ranges from $30,000 to $150,000. Amounts of standard risk in excess of that limit are reinsured.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Reinsurance premiums ceded to other insurers were $4.8 million, $23.3 million and $17.0 million in 2000, 1999 and 1998, respectively. Reinsurance ceded has reduced benefits and claims incurred by $6.3 million, $2.7 million and $10.5 million in 2000, 1999 and 1998, respectively. A contingent liability exists to the extent any of the reinsuring companies are unable to meet their obligations under the reinsurance agreements. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers. Based on its periodic reviews of these companies, the Company believes the assuming companies are able to honor all contractual commitments under the reinsurance agreements.

     At December 31, 2000 the Company's largest annuity reinsurer, which is rated "A+" (Superior) by A.M. Best, represented $22.7 million, or 56.6% of total reinsurance recoverable.

     On July 1, 1998, Savers Life's Medicare supplement business was sold to Oxford Life Insurance Company ("Oxford Life") through a quota share reinsurance agreement. Under the terms of the reinsurance agreement, Standard Life administered the Medicare supplement business through October 1, 1999 and received administration fee income. Effective December 31, 1998, Standard Life replaced Savers Life as a party to this reinsurance agreement and became responsible for the administration of the Medicare supplement business. Effective December 1, 1999, the assumption of the business was effected by Oxford Life.

10. RELATED PARTY TRANSACTIONS

     On October 28, 1997, SMC made an interest-free loan to an officer and director of SMC. The principal balance of the loan was $775,000 at December 31, 2000 and 1999, respectively. Repayment is due within 10 days of the officer's voluntary termination or resignation as an officer of SMC. In the event of a termination of the officer's employment with SMC following a change in control, the loan is deemed to be forgiven.

     Certain officers and directors have purchased 31,000 shares, or $3.1 million of the Series A preferred stock as described in Note 7. These shares were purchased in connection with a loan agreement of $2.6 million, which the Company guaranteed.

11. COMMITMENTS AND CONTINGENCIES

     Lease Commitments

     The Company rents office and storage space under noncancellable operating leases. The Company incurred rent expense for operating leases of $1.0 million, $1.1 million, and $1.0 million in 2000, 1999 and 1998, respectively. Pursuant to the terms of a lease agreement effective June 1, 1991, Standard Life has agreed to lease office space for a ten-year period. After the initial ten-year lease period, Standard Life may continue to lease the premises on a month-to-month basis at a rental of 125% of the prevailing market rate for the leased premises in effect at that time.

     Future required minimum rental payments, by year and in the aggregate, under operating leases as of December 31, 2000, are as follows (in thousands):

2001........................................................  $  729
2002........................................................     227
2003........................................................     196
2004........................................................     101
2005........................................................     101
                                                              ------
Total minimum lease payments................................  $1,354
                                                              ======

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     Employment Agreements

     Certain officers are employed pursuant to executive employment agreements that create certain liabilities in the event of the termination of the covered executives following a change in control of the Company. The commitment under these agreements is approximately three times their current annual salaries. Additionally, following termination from the Company due to a change in control, each executive is entitled to receive a lump sum payment equal to all unexercised stock options granted multiplied by the highest per share fair market value during the six month period ending on the date of termination. There were unexercised options outstanding to these executives to buy 1,852,880 shares at December 31, 2000.

     Real Estate

     Real estate at December 31, 2000 includes $5.6 million for construction in progress of the Company's new home office.

12. LITIGATION

     An officer and director of SMC resigned effective April 15, 1997. On June 19, 1997, this former officer commenced an action in the Superior Court of Marion County, Indiana against SMC claiming that his employment agreement contained a provision that would entitle him to receive certain benefits following a termination of his employment with SMC under certain circumstances. This former officer has asserted to SMC that he is entitled to a lump sum termination payment of $1.7 million and liquidated damages not exceeding $3.3 million by virtue of his voluntarily leaving SMC's employment. SMC disputes those claims. SMC filed its Answer and Counterclaim on September 11, 1997. SMC's investigation since the action was filed revealed a basis for the termination of employment of the former officer for cause relative to after-acquired evidence. On October 14, 1997, the Board of Directors of SMC terminated the former officer for cause effective March 15, 1997. Such termination was argued by SMC as a complete defense to all claims asserted by the former officer. On January 12, 2001, the trial court ruled on motions for summary judgment filed by both SMC and the former officer. The court ruled that the officer was entitled to a severance benefit in the amount of $.4 million plus interest thereon calculated as of July 15, 1997. The court dismissed all of the former officer's other claims, including his request for additional damages up to $3.3 million. On February 12, 2001, the former officer filed a notice of appeal of the trial court's ruling as to the dismissal of all additional damages, and the former officer is in the process of perfecting the appeal. Currently, SMC plans to cross-appeal the $.4 million in damages awarded, as well as aggressively pursue its counterclaim which is still pending in the trial court. Management believes that the conclusion of such litigation will not have a material adverse effect on SMC's consolidated financial position.

     In addition, the Company is involved in various legal proceedings in the normal course of business. In most cases, such proceedings involve claims under insurance policies or other contracts of the Company. The outcomes of these legal proceedings are not expected to have a material adverse effect on the consolidated financial position, liquidity or future results of operations of the Company based on the Company's current understanding of the relevant facts and law.

13. STATUTORY ACCOUNTING INFORMATION OF SUBSIDIARIES

     The Company's U.S. life insurance subsidiaries maintain their records in conformity with statutory accounting practices prescribed or permitted by state insurance regulatory authorities. Statutory accounting practices differ in certain respects from GAAP. In consolidation, adjustments have been made to conform the Company's domestic subsidiaries' accounts with GAAP.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

     The Company's U.S. life insurance subsidiaries had consolidated statutory capital and surplus of $43.9 million and $43.7 million at December 31, 2000 and 1999, respectively. Consolidated net income of the Company's life insurance subsidiaries on a statutory basis, after elimination of subsidiaries' intercompany accounts was $1.5 million, $.9 million, and $1.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. Minimum statutory capital and surplus required by the Indiana Insurance Code was $.5 million as of December 31, 2000.

     State insurance regulatory authorities impose minimum risk-based capital requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of risk-based capital ("RBC") specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of investment and insurance risks. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. At December 31, 2000, the RBC Ratios of Standard Life and Dixie Life were both at least two times greater than the levels at which company action is required.

     The statutory capital and surplus for Premier Life (Luxembourg) was $6.5 million and $6.9 million at fiscal years ended 2000 and 1999, respectively, and minimum capital and surplus under local insurance regulations was $2.2 million and $2.6 million at fiscal years ended 2000 and 1999, respectively. The statutory capital and surplus for Premier Life (Bermuda) was $3.8 million and $2.2 million at fiscal years ended 2000 and 1999, respectively, and minimum capital and surplus under local insurance regulations was $.3 million at fiscal years ended 2000 and 1999. SMI dividends are limited to its accumulated earnings without regulatory approval. SMI and Premier Life (Luxembourg) were not permitted to pay dividends under Luxembourg law in 2000 and 1999 due to accumulated losses.

     The National Association of Insurance Commissioners ("NAIC") has codified statutory accounting practices ("Codification") to be implemented January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Management believes that the impact of codification will not be material to the Company's statutory-basis financial statements.

     SMC loaned $27.0 million to Standard Life pursuant to an Unsecured Surplus Debenture Agreement ("Surplus Debenture") which requires Standard Life to make quarterly interest payments to SMC at a variable corporate base rate plus 2% per annum, and annual principal payments of $1.0 million per year beginning in 2007 and concluding in 2033. As required by state regulatory authorities, the balance of the surplus debenture at December 31, 2000 and 1999 of $27.0 million is classified as a part of capital and surplus of Standard Life. The interest and principal payments are subject to quarterly approval by the IDOI depending upon satisfaction of certain financial tests relating to levels of Standard Life's capital and surplus and general approval of the Commissioner of the IDOI.

     SMC's ability to pay operating expenses and meet debt service obligations is partially dependent upon the amount of dividends received from Standard Life. Standard Life's ability to pay cash dividends to SMC is, in turn, restricted by law or subject to approval by the insurance regulatory authorities of Indiana. Dividends are permitted based on, among other things, the level of the preceding year statutory surplus and net income. In 2000, Standard Life paid dividends of $2.0 million to SMC. During 2001, Standard Life can pay dividends of $4.4 million without regulatory approval; Standard Life must notify the Indiana regulatory authorities of the intent to pay dividends at least ten days prior to payment.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

14. OPERATIONS BY BUSINESS SEGMENT

     The Company's reportable segments are as follows:

     DOMESTIC OPERATIONS includes revenues earned and expenses incurred from United States operations and includes deposits and/or income from annuity products (primarily flexible premium deferred annuities ("FPDA's"), equity indexed products, universal life products and traditional life products). The profitability for this segment primarily depends on the investment spread earned (annuities and universal life), the persistency of the in-force business, claim experience and expense management.

     INTERNATIONAL OPERATIONS includes revenues earned and expenses incurred from abroad, primarily Europe, and includes fees collected on deposits from unit-linked assurance products. The profitability for this segment primarily depends on the amount of separate account assets under management, the management fee charged on those assets and expense management.

     The accounting policies of the segments are the same as described in Note 1 (Summary of Significant Accounting Policies). The following segment presentation contains the same operating data and results the Company uses to evaluate the performance of the business and provides reconciliations to consolidated totals (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                      ----------------------------------
                                                         2000         1999        1998
                                                      ----------   ----------   --------
Revenues:
  Domestic..........................................  $   67,796   $   68,477   $ 58,055
  International.....................................       8,267        4,486      5,220
                                                      ----------   ----------   --------
          Consolidated Revenues.....................  $   76,063   $   72,963   $ 63,275
                                                      ==========   ==========   ========
Net Investment Income:
  Domestic..........................................  $   42,675   $   44,376   $ 33,721
  International.....................................         498          445        500
                                                      ----------   ----------   --------
          Consolidated Net Investment Income........  $   43,173   $   44,821   $ 34,221
                                                      ==========   ==========   ========
Interest Credited to Interest Sensitive Annuities
  and Other Financial Products (All Domestic).......  $   21,080   $   25,728   $ 19,775
                                                      ==========   ==========   ========
Pre-tax Income:
  Domestic..........................................  $    3,276   $    6,132   $  4,053
  International.....................................       3,128        1,266      2,258
                                                      ----------   ----------   --------
          Consolidated Pre-tax Income...............  $    6,404   $    7,398   $  6,311
                                                      ==========   ==========   ========
Assets:
  Domestic..........................................  $  921,727   $  811,653   $750,683
  International.....................................     548,730      339,324    205,467
                                                      ----------   ----------   --------
          Consolidated Assets.......................  $1,470,457   $1,150,977   $956,150
                                                      ==========   ==========   ========


     Revenues by product have not been disclosed because it is impracticable for the Company to provide this information. Although premiums and deposits collected by product are available on a statutory basis, it is impracticable to disclose revenues by product on a GAAP basis because the Company does not allocate certain components of revenues such as net investment income, net realized investment gains (losses) and fee and other income to its products.

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

15. DERIVATIVE FINANCIAL INSTRUMENTS

     Standard Life offers equity-indexed annuity products that provide a base rate of return with a higher potential return linked to the performance of a broad-based equity index. The Company buys Standard & Poor's 500 Index Call Options and Dow Jones Industrial Average Call Options (collectively known as "the options") in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 and Dow Jones Indexes to which the product's return is linked. The cost of the options is included in the pricing of the equity-indexed annuity products. The changes in the value of the options are reflected in net investment income and fluctuate in relation to changes in interest credited to policyholder account balances for these annuities. Premiums paid to purchase these instruments are deferred and amortized over their term.

     Total revenues includes ($7.6) million, $1.2 million and $.6 million in 2000, 1999 and 1998, respectively, related to changes in the fair value of the options. Such investment income (loss) was substantially offset by amounts credited to policyholder account balances. The fair value of the options was $1.9 million, $5.3 million and $1.8 million at December 31, 2000, 1999 and 1998, respectively. The notional amounts at December 31, 2000 and 1999 were $123.4 million and $69.2 million, respectively.

     If the counterparties of the aforementioned financial instruments do not meet their obligations, the Company may have to recognize a loss. The Company limits its exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At December 31, 2000, all of the counterparties were rated "A" or higher by Standard & Poor's.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following discussion outlines the methods and assumptions used by the Company in estimating its fair value disclosures for its financial instrument assets and liabilities. Because fair values for all balance sheet items are not required to be disclosed pursuant to SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", the aggregate fair value amounts presented herein do not necessarily represent the underlying value of the Company; likewise, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.

     Fixed maturity securities: Fair values for fixed maturity securities are based on quoted market prices from broker-dealers, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services, or, in the case of private placements, are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit rating and maturity of the investments.

     Equity securities: The fair values for equity securities are based on the quoted market prices.

     Derivative securities: The fair values for derivative securities are based on internal methods developed by our investment advisor.

     Mortgage loans and policy loans: The estimated fair values for mortgage loans and policy loans are estimated using discounted cash flow analyses and interest rates currently being offered for similar loans to borrowers with similar credit ratings.

     Assets and liabilities held in separate accounts: Fair values for the assets held in separate accounts are determined from broker-dealers or valuations supplied by internationally recognized statistical rating organizations. The separate account liability represents the Company's obligations to policyholders and approximates fair value.

     Insurance liabilities for investment contracts: Fair values for the Company's liabilities under investment-type insurance contracts are estimated using discounted cash flow calculations, based on interest rates

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

currently being offered for similar contracts with maturities consistent with those remaining contracts being valued. The estimated fair value of the liabilities for investment contracts was approximately equal to its carrying value at December 31, 2000 and 1999. This is due to i) credited rates on the vast majority of account balances approximating current rates paid on similar investments and ii) rates not generally being guaranteed beyond one year.

     Insurance liabilities for non-investment contracts: Fair value disclosures for the Company's reserves for insurance contracts other than investment-type contracts are not required and have not been determined by the Company. However, the Company closely monitors the level of its insurance liabilities and the fair value of reserves under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk.

     Notes payable: The Company believes the fair value of its variable rate long-term debt was equal to its carrying value at December 31, 2000 and 1999. The Company pays a variable rate of interest on the debt, which reflects the change in market conditions. The fair value of the subordinated convertible debt is based on quoted market prices for the amount of shares convertible.

     The carrying amount of all other financial instruments approximates their fair values.

     The fair value of the Company's financial instruments is shown below using a summarized version of the Company's assets and liabilities at December 31, 2000 and 1999 (in thousands). Refer to Note 3 for additional information relating to the fair value of investments.

                                                                      DECEMBER 31,
                                                        -----------------------------------------
                                                               2000                  1999
                                                        -------------------   -------------------
                                                          FAIR     CARRYING     FAIR     CARRYING
                                                         VALUE      AMOUNT     VALUE      AMOUNT
                                                        --------   --------   --------   --------
Assets:
  Investments:
     Securities available for sale:
       Fixed maturity securities......................  $718,912   $718,912   $606,907   $606,907
       Equity securities..............................       362        362        378        378
     Mortgage loans on real estate....................     4,931      4,778      8,392      8,131
     Policy loans.....................................    13,591     14,280     13,357     14,033
     Other invested assets............................       776        776        845        845
     Short-term investments...........................    12,489     12,489     14,976     14,976
  Cash................................................     1,840      1,840      3,659      3,659
  Assets held in separate accounts....................   520,439    520,439    319,973    319,973
Liabilities:
  Insurance liabilities for investment contracts......   695,475    695,475    595,388    595,388
  Notes payable.......................................    31,500     31,500     34,500     34,500
  Liabilities related to separate accounts............   520,439    520,439    319,973    319,973

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

17. EARNINGS PER SHARE

     A reconciliation of income and shares used to calculate basic and diluted earnings per share is as follows (dollars in thousands):

                                 THREE MONTHS ENDED
                                      MARCH 31,                YEAR ENDED DECEMBER 31,
                               -----------------------   ------------------------------------
                                  2001         2000         2000         1999         1998
                               ----------   ----------   ----------   ----------   ----------
                                     (UNAUDITED)
Income:
  Net income.................  $    2,000   $    1,365   $    5,267   $    5,272   $    4,681
  Preferred stock
     dividends...............        (127)        (127)        (506)        (506)        (180)
                               ----------   ----------   ----------   ----------   ----------
  Income available to common
     shareholders for basic
     earnings per share......       1,873        1,238        4,761        4,766        4,501
  Effect of dilutive
     securities:
     Preferred stock
       dividends.............          --          250           --           --          180
     Interest on subordinated
       convertible debt......         127           --          833        1,000        1,000
                               ----------   ----------   ----------   ----------   ----------
  Income available to common
     shareholders for diluted
     earnings per share......  $    2,000   $    1,488   $    5,594   $    5,766   $    5,681
                               ==========   ==========   ==========   ==========   ==========

Shares:
  Weighted average shares
     outstanding for basic
     earnings per share......   7,545,156    7,785,156    7,727,344    7,583,086    6,846,335
  Effect of dilutive
     securities:
     Stock options...........       7,701       22,393        6,081      136,656      263,636
     Stock warrants..........      34,936        1,970          492       93,951      211,989
     Subordinated convertible
       debt..................          --    1,740,038    1,450,032    1,740,038    1,740,038
     Series A convertible
       preferred stock.......     768,235           --           --           --      301,765
                               ----------   ----------   ----------   ----------   ----------
     Dilutive potential
       common shares.........     810,872    1,764,401    1,456,605    1,970,645    2,517,428
                               ----------   ----------   ----------   ----------   ----------
  Weighted average shares
     outstanding for diluted
     earnings per share......   8,356,028    9,549,557    9,183,949    9,553,731    9,363,763
                               ==========   ==========   ==========   ==========   ==========

                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

                DECEMBER 31, 2000 AND MARCH 31, 2001 (UNAUDITED)

18. QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS)

     Earnings per common and common equivalent share for each quarter are computed independently of earnings per share for the year. Due to the transactions affecting the weighted average number of shares outstanding in each quarter and due to the uneven distribution of earnings during the year, the sum of the quarterly earnings per share may not equal the earnings per share for the year.

                                                                        2000 QUARTERS
                                                            -------------------------------------
                                                             FIRST    SECOND     THIRD    FOURTH
                                                            -------   -------   -------   -------
Total revenues............................................  $19,201   $17,617   $20,528   $18,717
                                                            =======   =======   =======   =======
Components of net income:
  Operating income........................................  $ 1,628   $ 1,523   $ 1,976   $ 2,206
  Net realized investment losses..........................     (263)     (515)     (220)     (709)
                                                            -------   -------   -------   -------
  Income before extraordinary loss........................    1,365     1,008     1,756     1,497
  Extraordinary loss......................................       --        --        --       359
                                                            -------   -------   -------   -------
  Net Income..............................................  $ 1,365   $ 1,008   $ 1,756   $ 1,138
                                                            =======   =======   =======   =======
Net income per common share...............................  $   .18   $   .13   $   .23   $   .14
                                                            =======   =======   =======   =======
Net income per common share, assuming dilution............  $   .17   $   .13   $   .20   $   .16
                                                            =======   =======   =======   =======

                                                                        1999 QUARTERS
                                                            -------------------------------------
                                                             FIRST    SECOND     THIRD    FOURTH
                                                            -------   -------   -------   -------
Total revenues............................................  $16,941   $17,341   $16,770   $21,911
                                                            =======   =======   =======   =======
Components of net income:
  Operating income........................................  $ 1,275   $ 1,397   $ 1,468   $ 1,081
  Net realized investment gains (losses)..................       22         4      (164)      189
                                                            -------   -------   -------   -------
  Net income..............................................  $ 1,297   $ 1,401   $ 1,304   $ 1,270
                                                            =======   =======   =======   =======
Net income per common share...............................  $   .17   $   .19   $   .17   $   .17
                                                            =======   =======   =======   =======
Net income per common share, assuming dilution............  $   .16   $   .17   $   .16   $   .16
                                                            =======   =======   =======   =======

     Reporting the results of insurance operations on a quarterly basis requires the use of numerous estimates throughout the year, primarily in the computation of reserves, amortization of deferred policy acquisition costs and present value of future profits, and the effective rate for income taxes. It is the Company's practice to review estimates at the end of each quarter and, if necessary, make appropriate adjustments, with the effect of such adjustments being reported in current operations. Only at year-end is the Company able to assess the accuracy of its previous quarterly estimates. The Company's fourth quarter results include the effect of the difference between previous estimates and actual year-end results. Therefore, the results of an interim period may not be indicative of the results of the entire year.

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                        STANDARD MANAGEMENT CORPORATION
                                (PARENT COMPANY)

                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                     ASSETS
Investments:
  Investment in subsidiaries................................  $ 71,728   $ 64,120
  Surplus debenture due from Standard Life..................    27,000     27,000
  Fixed maturity securities, at fair value (amortized cost:
     $900 in 2000 and 1999).................................       775        775
  Equity securities available for sale, at fair value (cost:
     $35 in 2000 and $20 in 1999)...........................         8         35
  Real estate...............................................       123        124
  Notes receivable from officers and directors..............       776        845
                                                              --------   --------
          Total investments.................................   100,410     92,899
Cash........................................................       305        641
Property and equipment, less depreciation of $1,518 in 2000
  and $1,033 in 1999........................................     1,148      1,097
Note receivable from affiliate..............................     2,858      2,858
Amounts receivable from subsidiaries........................     3,868      2,654
Other assets................................................         9      1,390
                                                              --------   --------
          Total assets......................................  $108,598   $101,539
                                                              ========   ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable.............................................  $ 31,500   $ 34,500
  Note payable to affiliate.................................     2,858      2,858
  Amounts due to subsidiaries...............................     2,414      2,134
  Other liabilities.........................................     2,397      2,157
                                                              --------   --------
          Total liabilities.................................    39,169     41,649
                                                              --------   --------
Class A convertible redeemable preferred stock, par value
  $100 per share............................................     6,530      6,530
Shareholders' Equity:
  Preferred stock, no par value.............................        --         --
  Common stock and additional paid-in capital, no par
     value..................................................    63,019     62,152
  Treasury stock, at cost...................................    (7,589)    (6,802)
  Accumulated other comprehensive income (loss):
     Unrealized gain (loss) on securities of subsidiaries...    (9,640)   (15,844)
     Foreign currency translation adjustment of
      subsidiaries..........................................    (2,368)      (862)
  Retained earnings.........................................    19,477     14,716
                                                              --------   --------
          Total shareholders' equity........................    62,899     53,360
                                                              --------   --------
          Total liabilities and shareholders' equity........  $108,598   $101,539
                                                              ========   ========

           See accompanying notes to condensed financial statements.

                        STANDARD MANAGEMENT CORPORATION
                                (PARENT COMPANY)

                         CONDENSED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               2000      1999     1998
                                                              -------   ------   ------
Revenues:
  Net investment loss.......................................  $   (31)  $  (23)  $  (26)
  Interest income from subsidiaries.........................    3,209    2,837    1,709
  Net realized investment losses............................     (820)    (250)    (100)
  Other income..............................................      440      149      118
  Rental income from subsidiaries...........................    1,100    1,040      995
  Management fees from subsidiaries.........................    3,850    3,575    2,850
                                                              -------   ------   ------
          Total revenues....................................    7,748    7,328    5,546
Expenses:
  Other operating expenses..................................    4,487    4,763    3,134
  Interest expense and financing costs......................    3,416    3,380    2,850
  Interest expense on note payable to affiliate.............      179      142      160
                                                              -------   ------   ------
          Total expenses....................................    8,082    8,285    6,144
                                                              -------   ------   ------
Loss before federal income taxes, equity in earnings of
  consolidated subsidiaries, extraordinary loss and
  preferred stock dividends.................................     (334)    (957)    (598)
Federal income tax expense (benefit)........................   (1,145)    (417)      30
                                                              -------   ------   ------
Income (loss) before equity in earnings of consolidated
  subsidiaries, extraordinary loss and preferred stock
  dividends.................................................      811     (540)    (628)
Equity in earnings of consolidated subsidiaries.............    4,815    5,812    5,309
                                                              -------   ------   ------
Income before extraordinary loss and preferred stock
  dividends.................................................    5,626    5,272    4,681
Extraordinary loss..........................................      359       --       --
                                                              -------   ------   ------
Net income..................................................    5,267    5,272    4,681
Preferred stock dividends...................................      506      506      180
                                                              -------   ------   ------
Earnings available to common shareholders...................  $ 4,761   $4,766   $4,501
                                                              =======   ======   ======

           See accompanying notes to condensed financial statements.

                        STANDARD MANAGEMENT CORPORATION
                                (PARENT COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2000      1999       1998
                                                              --------   -------   --------
OPERATING ACTIVITIES:
Net income..................................................  $  5,267   $ 5,272   $  4,681
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Depreciation and amortization.............................       650       645        536
  Equity in earnings of subsidiaries........................    (4,815)   (5,812)    (5,309)
  Accrued interest payable..................................      (440)     (203)       197
  Dividends.................................................     2,500        --         --
  Other.....................................................       351       733       (608)
                                                              --------   -------   --------
          Net cash provided (used) by operating
            activities......................................     3,513       635       (503)
INVESTING ACTIVITIES:
Investments, net............................................        98       (46)    (1,685)
Purchase of property and equipment, net.....................    (1,004)     (866)      (385)
Purchase of Savers Life, less cash acquired of $518.........        --        --    (18,039)
Purchase of Midwestern Life, less cash acquired of $1,026...        --        --    (13,104)
                                                              --------   -------   --------
          Net cash used by investing activities.............      (906)     (912)   (33,213)
FINANCING ACTIVITIES:
Borrowings, net of debt issuance costs of $206 in 1998......    11,000       300     11,794
Repayments on notes payable.................................   (14,000)     (800)    (3,141)
Issuance of convertible preferred stock, net of issuance
  costs of $141 in 1998.....................................        --        --      6,389
Proceeds from common and treasury stock sales...............        --        --        234
Issuance of common stock and warrants.......................       867     1,566     19,935
Purchase of common stock for treasury.......................      (304)     (582)    (1,702)
Dividends on preferred stock................................      (506)     (506)      (180)
                                                              --------   -------   --------
          Net cash provided (used) by financing
            activities......................................    (2,943)      (22)    33,329
                                                              --------   -------   --------
Net decrease in cash........................................      (336)     (299)      (387)
Cash at beginning of year...................................       641       940      1,327
                                                              --------   -------   --------
Cash at end of year.........................................  $    305   $   641   $    940
                                                              ========   =======   ========

           See accompanying notes to condensed financial statements.

                        STANDARD MANAGEMENT CORPORATION
                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. BASIS OF PRESENTATION

     For purposes of these condensed financial statements, Standard Management Corporation ("SMC") carries its investments in subsidiaries at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. Net income of its subsidiaries is included in income using the equity method. These condensed financial statements should be read in conjunction with SMC's consolidated financial statements included elsewhere in this document.

2. DIVIDENDS FROM SUBSIDIARIES

     SMC received $2.5 million of dividends from subsidiaries in 2000 and zero in 1999 and 1998, respectively.

                           SCHEDULE IV -- REINSURANCE

                        STANDARD MANAGEMENT CORPORATION

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                              PERCENTAGE
                                                        CEDED TO     ASSUMED                  OF AMOUNT
                                            GROSS        OTHER      FROM OTHER      NET        ASSUMED
                                            AMOUNT     COMPANIES    COMPANIES      AMOUNT       TO NET
                                          ----------   ----------   ----------   ----------   ----------
YEAR ENDED DECEMBER 31, 2000:
Life insurance in force.................  $1,739,302   $  787,590    $ 90,854    $1,042,566      8.71%
                                          ==========   ==========    ========    ==========      ====
Premiums:
  Life insurance and annuities..........  $   17,630   $    4,783    $    937    $   13,784
  Accident and health insurance.........         128           12          --           116
     Supplementary contract and other
       funds on deposit.................       1,570           --          --         1,570
                                          ----------   ----------    --------    ----------
          Total premiums................  $   19,328   $    4,795    $    937    $   15,470
                                          ==========   ==========    ========    ==========
YEAR ENDED DECEMBER 31, 1999:
Life insurance in force.................  $2,079,568   $  837,155    $125,120    $1,367,533      9.15%
                                          ==========   ==========    ========    ==========      ====
Premiums:
  Life insurance and annuities..........  $   16,489   $    4,908    $    904    $   12,485
  Accident and health insurance.........      18,710       18,365          --           345
  Supplementary contract and other funds
     on deposit.........................         260           --          --           260
                                          ----------   ----------    --------    ----------
          Total premiums................  $   35,459   $   23,273    $    904    $   13,090
                                          ==========   ==========    ========    ==========
YEAR ENDED DECEMBER 31, 1998:
Life insurance in force.................  $2,388,428   $1,117,393    $132,129    $1,403,164      9.42%
                                          ==========   ==========    ========    ==========      ====
Premiums:
  Life insurance and annuities..........  $   12,169   $    4,705    $    991    $    8,455
  Accident and health insurance.........      18,333       12,341          --         5,992
  Supplementary contract and other funds
     on deposit.........................          32           --          --            32
                                          ----------   ----------    --------    ----------
          Total premiums................  $   30,534   $   17,046    $    991    $   14,479
                                          ==========   ==========    ========    ==========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         1,500,000 PREFERRED SECURITIES

                           (STANDARD MANAGEMENT LOGO)

                              SMAN CAPITAL TRUST I

                                % PREFERRED SECURITIES
                            (LIQUIDATION AMOUNT $10
                            PER PREFERRED SECURITY)

                                 GUARANTEED BY

                        STANDARD MANAGEMENT CORPORATION

                           -------------------------

                                   PROSPECTUS
                           -------------------------

ADVEST, INC.                                                 FERRIS, BAKER WATTS
                                                                Incorporated

                                          , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of issuance and distribution in connection with the offering are as set forth in the following table and will be paid by Standard Management Corporation:


Securities and Exchange Commission registration fee.........  $  4,312.50
National Association of Securities Dealers, Inc. filing
  fee.......................................................     2,225.00
Listing fee.................................................    35,000.00
Blue Sky fees and expenses..................................     2,500.00
Printing and engraving expenses.............................    50,000.00
Legal fees and expenses.....................................   150,000.00
Accounting fees and expenses................................   100,000.00
Trustees' fees and expenses.................................    19,275.00
Miscellaneous...............................................    36,687.50
                                                              -----------
          Total.............................................  $400,000.00
                                                              ===========


     All amounts other than the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Indiana Business Corporation Law permits an Indiana corporation to indemnify its directors and officers from liability for their conduct if such conduct was made in good faith with the reasonable belief that such conduct was in the corporation's best interest. If the individual was not acting in his or her official capacity with the corporation, then indemnification is permitted for good faith conduct made with the reasonable belief that such conduct was at least not opposed to the best interest of the corporation. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer, who is wholly successful in the defense of any proceeding to which the director or officer is a party by virtue of being a director or officer of the corporation, against reasonable expenses incurred in connection with the proceeding. Indemnification can be made in advance of the final disposition of a proceeding if certain procedural requirements are met. An Indiana corporation is permitted to purchase and maintain insurance on behalf of directors and officers against liability asserted against them in that capacity or arising from an individual's status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Indiana Business Corporation Law. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation or by-laws.

     The articles of incorporation of Standard Management provide for the indemnification of directors and officers against reasonable expenses actually incurred, except in relation to any action in which it is finally adjudged that the director or officer is liable for willful misconduct or recklessness in the performance of corporate duties. In addition, indemnification is permitted for amounts paid by directors or officers upon judgement and the reasonable costs of settlement of any such action, if a majority of a disinterested committee of our board determines that such payment or settlement is in our interest and that the director or officer to be reimbursed did not engage in any act constituting willful misconduct or recklessness in the performance of corporate duties.

     Our bylaws provide for indemnification of directors and officers to the fullest extent available under then applicable law.

     We have entered into separate indemnification agreements with some of our directors that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors, to the maximum extent permitted under the Indiana Business Corporation Law.

Standard Life has entered into separate indemnification agreements with each of its directors and each of the directors of Standard Management, which agreements require Standard Life, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Indiana law.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
  1.1*     --  Form of Underwriting Agreement.
  2.1      --  Amended and Restated Agreement and Plan of Merger dated as of December 9, 1997 among Standard Management, Standard
               Acquisition Corporation and Savers Life (incorporated by
               reference to Standard Management's Registration Statement on
               Form S-4 (Registration No. 333-43023)).
  2.2      --  Stock Purchase Agreement dated as of June 4, 1998 by and among Standard Management and MC Equities, Inc.
               (incorporated by reference to Standard Management's Form 8-K
               (Registration No. 0-20882)).
  2.3      --  First Amendment to Stock Purchase Agreement dated as of July
               1, 1998 by and among Standard Management and MC Equities,
               Inc. (incorporated by reference to Standard Management's
               Form 8-K (Registration No. 0-20882)).
  2.4      --  Second Amendment to Stock Purchase Agreement dated as of
               July 23, 1998 by and among Standard Management and MC
               Equities, Inc. (incorporated by reference to Standard
               Management's Form 8-K (Registration No. 0-20882)).
  2.5      --  Third Amendment to Stock Purchase Agreement dated as of
               October 8, 1998 by and among Standard Management and MC
               Equities, Inc. (incorporated by reference to Standard
               Management's Form 8-K (Registration No. 0-20882)).
  3.1      --  Amended and Restated Articles of Incorporation, as amended
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1996).
  3.2      --  Amended and Restated Bylaws of Standard Management as
               amended (incorporated by reference to Standard Management's
               Registration Statement on Form S-1 (Registration No.
               33-53370) as filed with the Commission on January 27, 1993 and to Exhibit 3 of Standard Management's Quarterly Report
               on Form 10-Q (File No. 0-20882) for the quarter ended
               September 30, 1994).
  4.1*     --  Certificate of Trust of SMAN Capital Trust I.
  4.2*     --  Trust Agreement of SMAN Capital Trust I.
  4.3*     --  Form of Amended and Restated Trust Agreement of SMAN Capital
               Trust I among Standard Management, Bankers Trust Company and
               Bankers Trust (Delaware).
  4.4*     --  Form of Preferred Securities Certificates (included as
               Exhibit D to Exhibit 4.3 above).
  4.5*     --  Form of Junior Subordinated Indenture between Standard
               Management and Bankers Trust Company.
  4.6*     --  Form of Junior Subordinated Debenture (included in Article
               II of Exhibit 4.5 above).
  4.7*     --  Form of Preferred Securities Guarantee Agreement between
               Standard Management and Bankers Trust Company.
  4.8      --  Form of Senior Note Agreement Warrant (incorporated by reference to Standard Management's Registration Statement on
               Form S-1 (Registration No. 33-53370)).
  4.9      --  Form of Fleet National Bank Warrant (incorporated by
               reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1997).
  4.10     --  Form of President's Club Warrant (incorporated by reference to Standard Management's Annual Report on Form 10-K (File
               No. 0-20882) for the year ended December 31, 1995).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
  5.1*     --  Opinion of Stephen M. Coons, Esq. regarding legality of securities being registered.
  5.2*     --  Opinion of Richards, Layton & Finger, P.A. (Delaware
               counsel).
  8.1      --  Opinion of Smith, Gambrell & Russell, LLP regarding tax matters.
 10.1      --  Third Amended and Restated Employment Contract by and
               between Standard Management and Ronald D. Hunter, dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.2      --  Third Amended and Restated Employment Contract by and
               between Standard Management and Edward T. Stahl, dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.3      --  Third Amended and Restated Employment contract by and
               between Standard Management and Raymond J. Ohlson, dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.4      --  Second Amended and Restated Employment Contract by and
               between Standard Management and Stephen M. Coons dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.5      --  Indemnification Agreement between Standard Management and
               Stephen M. Coons and Coons & Saint, dated August 1, 1991
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-1 (Registration No.
               33-53370) as filed with the Commission on January 27, 1993).
 10.6      --  Standard Management Corporation Amended and Restated 1992
               Stock Option Plan (incorporated by reference to the
               Company's Registration Statement on Form S-4 (Registration
               No. 333-35447) as filed with the Commission on September 11,
               1997.
 10.7      --  Lease by and between Standard Life and WRC Properties, Inc., dated February 27, 1991 (incorporated by reference to
               Standard Management's Registration Statement on Form S-1
               (Registration No. 33-53370) as filed with the Commission on
               January 27, 1993).
 10.8      --  Management Service Agreement between Standard Life and
               Standard Management dated August 1, 1992, as amended on
               January 1, 1997 and as further amended on January 1, 1999
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1998).
 10.9      --  Agreement for Assumption Reinsurance between the National
               Organization Of Life and Health Insurance Guaranty
               Associations and Standard Life, concerning, The Midwest Life
               Insurance Company In Liquidation effective June 1, 1992
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-1 (Registration No.
               33-53370) as filed with the Commission on January 27, 1993).
 10.10     --  Reinsurance Agreement between Standard Life and Swiss Re
               Life and Health effective May 1, 1975 (incorporated by
               reference to Standard Management's Registration Statement on
               Form S-1 (Registration No. 33-53370) as filed with the
               Commission on January 27, 1993).
 10.11     --  Reinsurance Agreement between Firstmark Standard Life
               Insurance Company and Swiss Re Life and Health effective
               February 1, 1984 (incorporated by reference to Standard
               Management's Registration Statement on Form S-1
               (Registration No. 33-53370) as filed with the Commission on
               January 27, 1993).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.12     --  Reinsurance Contract between First International and
               Standard Life dated July 10, 1992 (incorporated by reference to Standard Management's Registration Statement on Form S-1
               (Registration No. 33-53370) as filed with the Commission on
               January 27, 1993).
 10.13     --  Amended Reinsurance Agreement between Standard Life and
               Winterthur Life Re Insurance Company effective January 1,
               1995 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1996).
 10.14     --  Management Service Agreement between Premier Life
               (Luxembourg) and Standard Management dated September 30,
               1994 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1994).
 10.15     --  Assignment of Management Contract dated October 2, 1995 of
               Management Contract dated January 1, 1987 between DNC and
               Dixie Life to Standard Life (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1996).
 10.16     --  Automatic Indemnity Reinsurance Agreement between First
               International and The Guardian Insurance & Annuity Company,
               Inc. dated and effective January 1, 1996 (incorporated by
               reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1996).
 10.17     --  Indemnity Retrocession Agreement between The Guardian
               Insurance & Annuity Company, Inc. and Standard Life dated
               and effective January 1, 1996 (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1996).
 10.18     --  Automatic Indemnity Reinsurance Agreement between The
               Guardian Insurance & Annuity Company, Inc. and Standard Life
               dated and effective January 1, 1996 (incorporated by
               reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1996).
 10.19     --  Administrative Services Agreement between First
               International and Standard Life dated and effective March
               18, 1996 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1996).
 10.20     --  Amended and Restated Revolving Line of Credit Agreement
               dated as of November 8, 1996 between Standard Management and
               Fleet National Bank (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1996).
 10.21     --  Amendment No. 1 to Amended and Restated Revolving Line of
               Credit Agreement dated as of March 10, 1998 between Standard
               Management and Fleet National Bank (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1996).
 10.22     --  Surplus Debenture dated as of November 8, 1996 by and
               between Standard Management and Standard Life in the amount of $13,000,000 (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1996).
 10.23     --  Portfolio Indemnify Reinsurance Agreement between Dixie Life and Cologne Life Reinsurance Company dated and effective
               December 31, 1997 (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1996).
 10.24     --  Coinsurance Agreement effective as of July 1, 1997 by and between Savers Life and World Insurance Company
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-4 (Registration No.
               333-35447)).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.25     --  Amendment I to the Guardian Indemnity Retrocession Agreement
               effective as of January 1, 1996 by and between The Guardian
               Insurance and Annuity Company and Standard Life
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-4 (Registration No.
               333-35447)).
 10.26     --  Promissory Note from Ronald D. Hunter to Standard Management in the amount of $775,500 executed October 28, 1997
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended September 30, 1997).
 10.27     --  Reinsurance Agreement between Standard Life and Life
               Reassurance Corporation of America effective September 1,
               1997 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1997).
 10.28     --  Reinsurance Agreement between Standard Life and Business
               Men's Assurance Company of America effective September 1,
               1997 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1997).
 10.29     --  Indemnity Reinsurance Agreement between Standard Life and the Mercantile and General Life Reassurance Company of
               America dated March 30, 1998 and effective June 1, 1997
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended June 30, 1998).
 10.30     --  Certificate of Designations for Series A Convertible
               Redeemable Preferred Stock (incorporated by reference to
               Standard Management's Quarterly Report on Form 10-Q (File
               No. 0-20882) for the quarter ended June 30, 1998).
 10.31     --  Quota Share Reinsurance Agreement between Savers Life and the Oxford Life Insurance Company dated September 24, 1998 and effective July 1, 1998 (incorporated by reference to
               Standard Management's Quarterly Report on Form 10-Q (File
               No. 0-20882) for the quarter ended September 30, 1998).
 10.32     --  Addendum No. 5 to Reinsurance Agreement between Standard
               Life Insurance Company of Indiana and Winterthur Life Re
               Insurance Company dated August 20, 1998 and effective
               October 1, 1998 (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1998).
 10.33     --  Employment Agreement between Robert B. Neal and Standard
               Management Corporation dated October 2, 1998 and effective
               October 2, 1998 (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1998).
 10.34     --  Articles of Merger of Savers Life into Standard Life
               effective as of December 31, 1998 and approved by the
               Indiana Department of Insurance December 29, 1998
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1998).
 10.35     --  Plan and Agreement of Merger of Savers Life into Standard
               Life effective as of December 31, 1998 dated October 30,
               1998 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1998).
 10.36     --  Articles of Merger of Midwestern Life into Standard Life effective as of December 31, 1998 and approved by the
               Indiana Department of Insurance December 29, 1998
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1998).
 10.37     --  Plan and Agreement of Merger of Midwestern Life into
               Standard Life effective as of December 31, 1998 dated
               October 30, 1998 (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.38     --  Amended and Restated Note Agreement dated as of September
               23, 1998 between Standard Management and Fleet National Bank in the amount of $26,000,000 (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1998).
 10.39     --  Amendment No. 2 to Amended and Restated Revolving Line of
               Credit Agreement dated as of September 23, 1998 between
               Standard Management and Fleet National Bank (incorporated by reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1998).
 10.40     --  Amended and Restated Registration Rights Agreement dated as of August 19, 1998 between Standard Management and Fleet
               National Bank (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.41     --  Amended and Restated Pledge Agreement dated as of September
               23, 1998, between Standard Management and Fleet National
               Bank (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1998).
 10.42     --  Warrant to purchase common stock of Standard Management dated August 19, 1998 entitling Fleet National Bank to
               purchase 20,000 shares (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1998).
 10.43     --  Guaranty dated October 1, 1998 made by Standard Management in favor of Fleet National Bank (incorporated by reference to Standard Management's Annual Report on Form 10-K (File
               No. 0-20882) for the year ended December 31, 1998).
 10.44     --  Surplus debenture dated as of December 31, 1998 by and between Standard Management and Standard Life in the amount of $8.0 million (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.45     --  Surplus debenture dated as of December 31, 1998 by and between Standard Management and Standard Life in the amount of $6.0 million (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.46     --  Employment Agreement between Standard Management Corporation and P.B. (Pete) Pheffer dated and effective July 1, 1999
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended September 30, 1999).
 10.47     --  Note Agreement dated October 31, 2000 by and between
               Standard Management and Zurich Capital Markets, Inc. in the
               amount of $11.0 million (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 2000).
 10.48     --  Investment Advisory Agreement dated December 1, 2000 by and between Standard Life and Scudder Kemper Investments, Inc.
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 2000).
 10.49     --  Letter Agreement serving as Amendment No. 3 to Amended and
               Restated Line of Credit Agreement dated October 3, 2000 by and between Standard Management and Fleet National Bank
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended March 31, 2001).
 12.1      --  Table of figures used for computation of ratio of earnings to fixed charges.
 21.1      --  Subsidiaries of the Registrant (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 2000).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 23.1      --  Consent of Ernst & Young LLP.
 23.2      --  Consent of KPMG Audit.
 23.3*     --  Consent of Stephen M. Coons, Esq. (contained in his opinion at Exhibit 5.1).
 23.4*     --  Consent of Richards, Layton & Finger, P.A. Delaware counsel
               (contained in their opinion at Exhibit 5.2).
 23.5      --  Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 8.1).
 24.1*     --  Powers of Attorney (included on the signature page to this
               Registration Statement).
 25.1      --  Form of Eligibility on Form T-1 under Trust Indenture Act of
               1939, as amended of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Trust Agreement and
               the Preferred Securities Guarantee Agreement.


---------------


 *  Previously filed.


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on July 19, 2001.


                                          STANDARD MANAGEMENT CORPORATION

                                          By:     /s/ RONALD D. HUNTER
                                            ------------------------------------
                                                      Ronald D. Hunter
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                           Officer
                                               (principal executive officer)

                                          By:    /s/ P.B. (PETE) PHEFFER
                                            ------------------------------------
                                                    P.B. (Pete) Pheffer
                                             Executive Vice President and Chief
                                                     Financial Officer
                                               (principal financial officer)

                                          By:   /s/ GERALD R. HOCHGESANG
                                            ------------------------------------
                                                    Gerald R. Hochgesang
                                            Senior Vice President -- Finance and
                                                          Treasurer
                                               (principal accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated:


                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

                         *                           Chairman of the Board, President    July 19, 2001
---------------------------------------------------    and Chief Executive Officer
                 Ronald D. Hunter

                         *                           Executive Vice President, Chief     July 19, 2001
---------------------------------------------------    Financial Officer and Director
                P.B. (Pete) Pheffer

                         *                                        Director               July 19, 2001
---------------------------------------------------
                 Raymond J. Ohlson

                         *                                        Director               July 19, 2001
---------------------------------------------------
                  Edward T. Stahl

               /s/ STEPHEN M. COONS                               Director               July 19, 2001
---------------------------------------------------
                 Stephen M. Coons

                         *                                        Director               July 19, 2001
---------------------------------------------------
                Martial R. Knieser

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----


                         *                                        Director               July 19, 2001
---------------------------------------------------
                  Robert A. Borns

                         *                                        Director               July 19, 2001
---------------------------------------------------
                  John J. Dillon

                         *                                        Director               July 19, 2001
---------------------------------------------------
                 Jerry E. Francis

             *By /s/ STEPHEN M. COONS
  ----------------------------------------------
                 Attorney-in-fact


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on July 19, 2001.


                                          SMAN CAPITAL TRUST I

                                          By:     /s/ Ronald D. Hunter
                                            ------------------------------------
                                                      Ronald D. Hunter
                                                       Administrator

                                          By:     /s/ Stephen M. Coons
                                            ------------------------------------
                                                      Stephen M. Coons
                                                       Administrator

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
  1.1*     --  Form of Underwriting Agreement.
  2.1      --  Amended and Restated Agreement and Plan of Merger dated as of December 9, 1997 among Standard Management, Standard
               Acquisition Corporation and Savers Life (incorporated by
               reference to Standard Management's Registration Statement on
               Form S-4 (Registration No. 333-43023)).
  2.2      --  Stock Purchase Agreement dated as of June 4, 1998 by and among Standard Management and MC Equities, Inc.
               (incorporated by reference to Standard Management's Form 8-K
               (Registration No. 0-20882)).
  2.3      --  First Amendment to Stock Purchase Agreement dated as of July
               1, 1998 by and among Standard Management and MC Equities,
               Inc. (incorporated by reference to Standard Management's
               Form 8-K (Registration No. 0-20882)).
  2.4      --  Second Amendment to Stock Purchase Agreement dated as of
               July 23, 1998 by and among Standard Management and MC
               Equities, Inc. (incorporated by reference to Standard
               Management's Form 8-K (Registration No. 0-20882)).
  2.5      --  Third Amendment to Stock Purchase Agreement dated as of
               October 8, 1998 by and among Standard Management and MC
               Equities, Inc. (incorporated by reference to Standard
               Management's Form 8-K (Registration No. 0-20882)).
  3.1      --  Amended and Restated Articles of Incorporation, as amended
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1996).
  3.2      --  Amended and Restated Bylaws of Standard Management as
               amended (incorporated by reference to Standard Management's
               Registration Statement on Form S-1 (Registration No.
               33-53370) as filed with the Commission on January 27, 1993 and to Exhibit 3 of Standard Management's Quarterly Report
               on Form 10-Q (File No. 0-20882) for the quarter ended
               September 30, 1994).
  4.1*     --  Certificate of Trust of SMAN Capital Trust I.
  4.2*     --  Trust Agreement of SMAN Capital Trust I.
  4.3*     --  Form of Amended and Restated Trust Agreement of SMAN Capital
               Trust I among Standard Management, Bankers Trust Company and
               Bankers Trust (Delaware).
  4.4*     --  Form of Preferred Securities Certificates (included as
               Exhibit D to Exhibit 4.3 above).
  4.5*     --  Form of Junior Subordinated Indenture between Standard
               Management and Bankers Trust Company.
  4.6*     --  Form of Junior Subordinated Debenture (included in Article
               II of Exhibit 4.5 above).
  4.7*     --  Form of Preferred Securities Guarantee Agreement between
               Standard Management and Bankers Trust Company.
  4.8      --  Form of Senior Note Agreement Warrant (incorporated by reference to Standard Management's Registration Statement on
               Form S-1 (Registration No. 33-53370)).
  4.9      --  Form of Fleet National Bank Warrant (incorporated by
               reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1997).
  4.10     --  Form of President's Club Warrant (incorporated by reference to Standard Management's Annual Report on Form 10-K (File
               No. 0-20882) for the year ended December 31, 1995).
  5.1*     --  Opinion of Stephen M. Coons, Esq. regarding legality of securities being registered.
  5.2*     --  Opinion of Richards, Layton & Finger, P.A. (Delaware
               counsel).
  8.1      --  Opinion of Smith, Gambrell & Russell, LLP regarding tax matters.

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.1      --  Third Amended and Restated Employment Contract by and
               between Standard Management and Ronald D. Hunter, dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.2      --  Third Amended and Restated Employment Contract by and
               between Standard Management and Edward T. Stahl, dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.3      --  Third Amended and Restated Employment contract by and
               between Standard Management and Raymond J. Ohlson, dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.4      --  Second Amended and Restated Employment Contract by and
               between Standard Management and Stephen M. Coons dated and effective, as amended, July 1, 1999 (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1999).
 10.5      --  Indemnification Agreement between Standard Management and
               Stephen M. Coons and Coons & Saint, dated August 1, 1991
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-1 (Registration No.
               33-53370) as filed with the Commission on January 27, 1993).
 10.6      --  Standard Management Corporation Amended and Restated 1992
               Stock Option Plan (incorporated by reference to the
               Company's Registration Statement on Form S-4 (Registration
               No. 333-35447) as filed with the Commission on September 11,
               1997.
 10.7      --  Lease by and between Standard Life and WRC Properties, Inc., dated February 27, 1991 (incorporated by reference to
               Standard Management's Registration Statement on Form S-1
               (Registration No. 33-53370) as filed with the Commission on
               January 27, 1993).
 10.8      --  Management Service Agreement between Standard Life and
               Standard Management dated August 1, 1992, as amended on
               January 1, 1997 and as further amended on January 1, 1999
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1998).
 10.9      --  Agreement for Assumption Reinsurance between the National
               Organization Of Life and Health Insurance Guaranty
               Associations and Standard Life, concerning, The Midwest Life
               Insurance Company In Liquidation effective June 1, 1992
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-1 (Registration No.
               33-53370) as filed with the Commission on January 27, 1993).
 10.10     --  Reinsurance Agreement between Standard Life and Swiss Re
               Life and Health effective May 1, 1975 (incorporated by
               reference to Standard Management's Registration Statement on
               Form S-1 (Registration No. 33-53370) as filed with the
               Commission on January 27, 1993).
 10.11     --  Reinsurance Agreement between Firstmark Standard Life
               Insurance Company and Swiss Re Life and Health effective
               February 1, 1984 (incorporated by reference to Standard
               Management's Registration Statement on Form S-1
               (Registration No. 33-53370) as filed with the Commission on
               January 27, 1993).
 10.12     --  Reinsurance Contract between First International and
               Standard Life dated July 10, 1992 (incorporated by reference to Standard Management's Registration Statement on Form S-1
               (Registration No. 33-53370) as filed with the Commission on
               January 27, 1993).
 10.13     --  Amended Reinsurance Agreement between Standard Life and
               Winterthur Life Re Insurance Company effective January 1,
               1995 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1996).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.14     --  Management Service Agreement between Premier Life
               (Luxembourg) and Standard Management dated September 30,
               1994 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1994).
 10.15     --  Assignment of Management Contract dated October 2, 1995 of
               Management Contract dated January 1, 1987 between DNC and
               Dixie Life to Standard Life (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1996).
 10.16     --  Automatic Indemnity Reinsurance Agreement between First
               International and The Guardian Insurance & Annuity Company,
               Inc. dated and effective January 1, 1996 (incorporated by
               reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1996).
 10.17     --  Indemnity Retrocession Agreement between The Guardian
               Insurance & Annuity Company, Inc. and Standard Life dated
               and effective January 1, 1996 (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1996).
 10.18     --  Automatic Indemnity Reinsurance Agreement between The
               Guardian Insurance & Annuity Company, Inc. and Standard Life
               dated and effective January 1, 1996 (incorporated by
               reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1996).
 10.19     --  Administrative Services Agreement between First
               International and Standard Life dated and effective March
               18, 1996 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1996).
 10.20     --  Amended and Restated Revolving Line of Credit Agreement
               dated as of November 8, 1996 between Standard Management and
               Fleet National Bank (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1996).
 10.21     --  Amendment No. 1 to Amended and Restated Revolving Line of
               Credit Agreement dated as of March 10, 1998 between Standard
               Management and Fleet National Bank (incorporated by
               reference to Standard Management's Quarterly Report on Form
               10-Q (File No. 0-20882) for the quarter ended September 30,
               1996).
 10.22     --  Surplus Debenture dated as of November 8, 1996 by and
               between Standard Management and Standard Life in the amount of $13,000,000 (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1996).
 10.23     --  Portfolio Indemnify Reinsurance Agreement between Dixie Life and Cologne Life Reinsurance Company dated and effective
               December 31, 1997 (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1996).
 10.24     --  Coinsurance Agreement effective as of July 1, 1997 by and between Savers Life and World Insurance Company
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-4 (Registration No.
               333-35447)).
 10.25     --  Amendment I to the Guardian Indemnity Retrocession Agreement
               effective as of January 1, 1996 by and between The Guardian
               Insurance and Annuity Company and Standard Life
               (incorporated by reference to Standard Management's
               Registration Statement on Form S-4 (Registration No.
               333-35447)).
 10.26     --  Promissory Note from Ronald D. Hunter to Standard Management in the amount of $775,500 executed October 28, 1997
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended September 30, 1997).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.27     --  Reinsurance Agreement between Standard Life and Life
               Reassurance Corporation of America effective September 1,
               1997 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1997).
 10.28     --  Reinsurance Agreement between Standard Life and Business
               Men's Assurance Company of America effective September 1,
               1997 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1997).
 10.29     --  Indemnity Reinsurance Agreement between Standard Life and the Mercantile and General Life Reassurance Company of
               America dated March 30, 1998 and effective June 1, 1997
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended June 30, 1998).
 10.30     --  Certificate of Designations for Series A Convertible
               Redeemable Preferred Stock (incorporated by reference to
               Standard Management's Quarterly Report on Form 10-Q (File
               No. 0-20882) for the quarter ended June 30, 1998).
 10.31     --  Quota Share Reinsurance Agreement between Savers Life and the Oxford Life Insurance Company dated September 24, 1998 and effective July 1, 1998 (incorporated by reference to
               Standard Management's Quarterly Report on Form 10-Q (File
               No. 0-20882) for the quarter ended September 30, 1998).
 10.32     --  Addendum No. 5 to Reinsurance Agreement between Standard
               Life Insurance Company of Indiana and Winterthur Life Re
               Insurance Company dated August 20, 1998 and effective
               October 1, 1998 (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1998).
 10.33     --  Employment Agreement between Robert B. Neal and Standard
               Management Corporation dated October 2, 1998 and effective
               October 2, 1998 (incorporated by reference to Standard
               Management's Quarterly Report on Form 10-Q (File No.
               0-20882) for the quarter ended September 30, 1998).
 10.34     --  Articles of Merger of Savers Life into Standard Life
               effective as of December 31, 1998 and approved by the
               Indiana Department of Insurance December 29, 1998
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1998).
 10.35     --  Plan and Agreement of Merger of Savers Life into Standard
               Life effective as of December 31, 1998 dated October 30,
               1998 (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1998).
 10.36     --  Articles of Merger of Midwestern Life into Standard Life effective as of December 31, 1998 and approved by the
               Indiana Department of Insurance December 29, 1998
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 1998).
 10.37     --  Plan and Agreement of Merger of Midwestern Life into
               Standard Life effective as of December 31, 1998 dated
               October 30, 1998 (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.38     --  Amended and Restated Note Agreement dated as of September
               23, 1998 between Standard Management and Fleet National Bank in the amount of $26,000,000 (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1998).
 10.39     --  Amendment No. 2 to Amended and Restated Revolving Line of
               Credit Agreement dated as of September 23, 1998 between
               Standard Management and Fleet National Bank (incorporated by reference to Standard Management's Annual Report on Form
               10-K (File No. 0-20882) for the year ended December 31,
               1998).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.40     --  Amended and Restated Registration Rights Agreement dated as of August 19, 1998 between Standard Management and Fleet
               National Bank (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.41     --  Amended and Restated Pledge Agreement dated as of September
               23, 1998, between Standard Management and Fleet National
               Bank (incorporated by reference to Standard Management's
               Annual Report on Form 10-K (File No. 0-20882) for the year ended December 31, 1998).
 10.42     --  Warrant to purchase common stock of Standard Management dated August 19, 1998 entitling Fleet National Bank to
               purchase 20,000 shares (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 1998).
 10.43     --  Guaranty dated October 1, 1998 made by Standard Management in favor of Fleet National Bank (incorporated by reference to Standard Management's Annual Report on Form 10-K (File
               No. 0-20882) for the year ended December 31, 1998).
 10.44     --  Surplus debenture dated as of December 31, 1998 by and between Standard Management and Standard Life in the amount of $8.0 million (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.45     --  Surplus debenture dated as of December 31, 1998 by and between Standard Management and Standard Life in the amount of $6.0 million (incorporated by reference to Standard
               Management's Annual Report on Form 10-K (File No. 0-20882)
               for the year ended December 31, 1998).
 10.46     --  Employment Agreement between Standard Management Corporation and P.B. (Pete) Pheffer dated and effective July 1, 1999
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended September 30, 1999).
 10.47     --  Note Agreement dated October 31, 2000 by and between
               Standard Management and Zurich Capital Markets, Inc. in the
               amount of $11.0 million (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 2000).
 10.48     --  Investment Advisory Agreement dated December 1, 2000 by and between Standard Life and Scudder Kemper Investments, Inc.
               (incorporated by reference to Standard Management's Annual
               Report on Form 10-K (File No. 0-20882) for the year ended
               December 31, 2000).
 10.49     --  Letter Agreement serving as Amendment No. 3 to Amended and
               Restated Line of Credit Agreement dated October 3, 2000 by and between Standard Management and Fleet National Bank
               (incorporated by reference to Standard Management's
               Quarterly Report on Form 10-Q (File No. 0-20882) for the
               quarter ended March 31, 2001).
 12.1      --  Table of figures used for computation of ratio of earnings to fixed charges.
 21.1      --  Subsidiaries of the Registrant (incorporated by reference to
               Standard Management's Annual Report on Form 10-K (File No.
               0-20882) for the year ended December 31, 2000).
 23.1      --  Consent of Ernst & Young LLP.
 23.2      --  Consent of KPMG Audit.
 23.3*     --  Consent of Stephen M. Coons, Esq. (contained in his opinion at Exhibit 5.1).
 23.4*     --  Consent of Richards, Layton & Finger, P.A. (Delaware
               counsel) (contained in their opinion at Exhibit 5.2).
 23.5      --  Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 8.1).
 24.1*     --  Powers of Attorney (included on the signature page to this
               Registration Statement).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBIT
-------                           ----------------------
 25.1      --  Form of Eligibility on Form T-1 under Trust Indenture Act of
               1939, as amended of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Trust Agreement and
               the Preferred Securities Guarantee Agreement.


---------------


 * Previously filed.